Form 10KSB40, Exhibit 13
period 1997-12-31
BIG LAKE FINANCIAL CORP
filed 1998-03-30
CIK 789561

                                                                    EXHIBIT 13.1
















                         BIG LAKE FINANCIAL CORPORATION
                                AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997

                                TABLE OF CONTENTS



                                                                                      PAGE
                                                                                      ----
INDEPENDENT AUDITORS' REPORT ...................................................         1


FINANCIAL STATEMENTS

         Consolidated Balance Sheets as of December 31, 1997 and 1996 ..........         2

         Consolidated Statements of Operations
              for the Three Years Ended December 31, 1997 ......................         3

         Consolidated Statements of Changes in Stockholders' Equity
              for the Three Years Ended December 31, 1997 ......................         4

         Consolidated Statements of Cash Flows
              for the Three Years Ended December 31, 1997 ......................         5

         Notes to Consolidated Financial Statements ............................      6-25

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Big Lake Financial Corporation and Subsidiaries
Okeechobee, Florida

We have audited the consolidated balance sheets of Big Lake Financial Corporation and Subsidiaries (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Big Lake Financial Corporation and Subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




STEVENS, THOMAS, SCHEMER & SPARKS, P.A.
January 29, 1998

                BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                                             December 31,
                                                                                    ----------------------------
                                                                                       1997               1996
                                                                                    ---------           --------
                                                                           (Dollars In Thousands, Except Per Share Data)
                                                    ASSETS
Cash and cash equivalents:
       Cash and due from banks                                                      $   6,492           $  3,410
       Federal funds sold                                                               3,296                992
                                                                                    ---------           --------
                                                                                        9,788              4,402
Securities available-for-sale                                                          21,958             15,214
Securities to be held-to-maturity (estimated fair value
     of $823 for 1997 and 1996)                                                           801                801
Loans                                                                                  73,972             36,262
Facilities                                                                              2,626              1,450
Accrued interest receivable                                                               813                440
Deferred income taxes                                                                     424                  3
Other assets                                                                            1,410                946
                                                                                    ---------           --------

            Total assets                                                            $ 111,792           $ 59,518
                                                                                    =========           ========

                                                 LIABILITIES
Deposits:
       Non-interest bearing demand deposits                                         $  19,793           $ 10,083
       Demand deposits                                                                 13,807              6,860
       Money market accounts                                                            6,891              4,297
       Savings accounts                                                                11,301              6,492
       Time, $100,000 and over                                                          6,252              3,902
       Other time deposits                                                             43,288             22,611
                                                                                    ---------           --------

            Total deposits                                                            101,332             54,245

Accounts payable and accrued liabilities                                                1,037                419
                                                                                    ---------           --------

            Total liabilities                                                         102,369             54,664
                                                                                    ---------           --------

Commitments and contingencies                                                              --                  -
                                                                                    ---------           --------

                                             STOCKHOLDERS' EQUITY

Common stock, $.01 par value, authorized 1,000,000 shares,
     issued 475,223 shares in 1997 and 313,435 shares in 1996                               5                  3
Additional paid-in capital                                                              6,855              3,070
Retained earnings                                                                       2,569              1,911
Treasury stock (4,724 shares, at cost)                                                     --                (59)
Net unrealized holding losses on securities                                                (6)               (71)
                                                                                    ---------           --------

            Total stockholders' equity                                                  9,423              4,854
                                                                                    ---------           --------

            Total liabilities and stockholders' equity                              $ 111,792           $ 59,518
                                                                                    =========           ========

          See Accompanying Notes to Consolidated Financial Statements.

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                       Year Ended December 31,
                                                                 ----------------------------------
                                                                   1997         1996         1995
                                                                 --------     --------     --------
                                                            (Dollars In Thousands, Except Per Share Data)

INTEREST INCOME
     Interest and fees on loans                                  $  4,332     $  3,087     $  2,521
     Interest and dividend income from investment securities          981        1,042          464
     Income on Federal funds sold                                     177          100          210
     Interest on deposits with other banks                              1           --           --
                                                                 --------     --------     --------

        Total interest income                                       5,491        4,229        3,195
                                                                 --------     --------     --------

INTEREST EXPENSE
     Interest on deposits                                           2,203        1,721        1,210
     Other                                                              1           15           --
                                                                 --------     --------     --------

        Total interest expense                                      2,204        1,736        1,210
                                                                 --------     --------     --------
        Net interest income                                         3,287        2,493        1,985
                                                                 --------     --------     --------

PROVISION FOR LOAN LOSSES                                             280          132           70
                                                                 --------     --------     --------

        Net interest income after provision for loan losses         3,007        2,361        1,915
                                                                 --------     --------     --------

OTHER INCOME
     Service charges on deposit accounts                              718          549          441
     Other fees for customer service and other income                  96           40           77
                                                                 --------     --------     --------
        Total other income                                            814          589          518
                                                                 --------     --------     --------
OTHER EXPENSES
     Salaries and employee benefits                                 1,375        1,063          789
     Occupancy expense                                                166          136          107
     Furniture and equipment expense                                  201          142          161
     Miscellaneous expenses                                         1,105          771          517
                                                                 --------     --------     --------
        Total other expenses                                        2,847        2,112        1,574
                                                                 --------     --------     --------

INCOME BEFORE INCOME TAXES                                            974          838          859

INCOME TAXES                                                          316          287          308
                                                                 --------     --------     --------

NET INCOME                                                       $    658     $    551     $    551
                                                                 ========     ========     ========

AVERAGE SHARES OUTSTANDING                                        336,463      308,711      308,711
                                                                 ========     ========     ========

PER SHARE INFORMATION
     Income per share                                            $   1.96     $   1.79     $   1.78
                                                                 ========     ========     ========

          See Accompanying Notes to Consolidated Financial Statements.

                BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY



                                                                                                         Net
                                                                                                      Unrealized        Holding
                                          Common Stock        Additional                                 Gains           Total
                                      -------------------      Paid-in      Retained     Treasury     (Losses) on    Stockholders'
                                       Shares      Amount      Capital      Earnings      Stock       Securities        Equity
                                      --------     ------     ----------    --------     --------     -----------    ------------
                                                                            (Dollars In Thousands)

Balance, December 31, 1994            $298,808     $    3     $    2,925    $    958     $    (59)    $       (83)   $      3,744

    Stock dividend declared              7,227         --             71         (71)          --              --              --
    Cash paid in lieu of
       fractional shares                    --         --             --          (2)          --              --              (2)
    Net income                              --         --             --         551           --              --             551
    Net change in net unrealized
       holding gains on securities          --         --             --          --           --              93              93
                                      --------     ------     ----------    --------     --------     -----------    ------------

Balance, December 31, 1995             306,035          3          2,996       1,436          (59)             10           4,386

    Stock dividend declared              7,400         --             74         (74)          --              --              --
    Cash paid in lieu of
       fractional shares                    --         --             --          (2)          --              --              (2)
    Net income                              --         --             --         551           --              --             551
    Net change in net unrealized
       holding losses on securities         --         --             --          --           --             (81)            (81)
                                      --------     ------     ----------    --------     --------     -----------    ------------

Balance, December 31, 1996             313,435          3          3,070       1,911          (59)            (71)          4,854

    Stock issued to acquire
       CNB Financial Corporation       166,512          2          3,785          --           --               2           3,789
    Treasury stock cancelled            (4,724)        --             --          --           59              --              59
    Net income                              --         --             --         658           --              --             658
    Net change in net unrealized
       holding gains on securities          --         --             --          --           --              63              63
                                      --------     ------     ----------    --------     --------     -----------    ------------

Balance, December 31, 1997             475,223     $    5     $    6,855    $  2,569     $     --     $        (6)   $      9,423
                                       =======     ======     ==========    ========     ========     ===========    ============

          See Accompanying Notes to Consolidated Financial Statements.

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       Year Ended December 31,
                                                                 ------------------------------------
                                                                   1997          1996          1995
                                                                 --------      --------      --------
                                                            (Dollars In Thousands, Except Per Share Data)
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                   $    658      $    551      $    551
    Adjustments to reconcile net income to net cash
       provided by (used in) operating activities:
        Provision for loan losses                                     280           132            70
        Depreciation and amortization                                 225           190           117
        Deferred income tax                                           (30)           (2)          (27)
        Gain (loss) on sale of other real estate                       --             8           (18)
        Net premium amortization and discount accretion               (13)           --            14
        (Increase) decrease in assets:
           Accrued interest receivable                                (51)         (111)          (89)
           Other assets                                                (3)          (90)           (8)
        Increase (decrease) in liabilities:
           Accounts payable and accrued liabilities                   268          (237)          484
                                                                 --------      --------      --------

               Net cash provided by operating activities            1,334           441         1,094
                                                                 --------      --------      --------

CASH FLOWS FROM INVESTING ACTIVITIES
    Securities available-for-sale:
        Purchases                                                  (3,729)      (12,235)       (8,256)
        Proceeds from maturities                                    3,249         8,012         2,975
    Proceeds from sale of other real estate                            34           143           130
    Increase in loans                                              (6,756)       (7,732)       (4,152)
    Purchases of facilities                                          (544)         (142)         (361)
    Increase in other real estate                                      --           (55)         (200)
    Premium paid on acquisition of Lake Placid Branch                  --            --          (784)
                                                                 --------      --------      --------

               Net cash used in investing activities               (7,746)      (12,009)      (10,648)
                                                                 --------      --------      --------

CASH FLOWS FROM FINANCING ACTIVITIES
    Increase (decrease) in deposits:
        Non-interest bearing                                        3,059         2,740         3,828
        Interest bearing                                            1,377           712        13,666
        Cash paid in lieu of fractional shares                         --            (2)           (2)
                                                                 --------      --------      --------

               Net cash provided by financing activities            4,436         3,450        17,492
                                                                 --------      --------      --------

NET INCREASE (DECREASE) IN CASH
    AND CASH EQUIVALENTS                                           (1,976)       (8,118)        7,938

CASH AND CASH EQUIVALENTS,
   BEGINNING OF PERIOD                                             11,764        12,520         4,582
                                                                 --------      --------      --------

CASH AND CASH EQUIVALENTS, END OF PERIOD                         $  9,788      $  4,402      $ 12,520
                                                                 ========      ========      ========


SUPPLEMENTAL DISCLOSURES OF
   CASH FLOW INFORMATION
    Cash received during the year for interest and dividends     $  5,426      $  4,118      $  3,120
                                                                 ========      ========      ========
    Cash paid during the year for interest                       $  1,986      $  1,792      $    911
                                                                 ========      ========      ========
    Cash paid during the year for income taxes                   $    234      $    528      $    169
                                                                 ========      ========      ========
    Net unrealized holding gains (losses) on securities          $    109      $   (130)     $    148
                                                                 ========      ========      ========
    Cash and cash equivalents acquired in the acquisition
        of CNB Financial Corporation's common stock              $  5,386      $     --      $     --
                                                                 ========      ========      ========

          See Accompanying Notes to Consolidated Financial Statements.

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

General:
The consolidated financial statements include the accounts and transactions of Big Lake Financial Corporation (the "Company") and its wholly-owned subsidiaries, Big Lake National Bank and Clewiston National Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

Big Lake National Bank ("BLNB"), which opened in July, 1986, is a national banking association with its main office at 1409 South Parrott Avenue, Okeechobee, Florida. In addition, BLNB has one branch located in Okeechobee, Florida, which opened in November, 1992. On December 15, 1995, BLNB purchased certain assets and assumed deposit liabilities and related accrued interest of the Lake Placid Branch of First America Bank - Florida, FSB. At December 31, 1997, BLNB's primary trade area encompassed Okeechobee and Highlands Counties. The majority of BLNB's loans are currently to customers located in Okeechobee County.

Clewiston National Bank ("CNB") is a national banking association with its main office at 300 S. Berner Road, Clewiston, Florida. In addition, CNB has one branch each located in Clewiston, LaBelle, and Moore Haven, Florida. At December 31, 1997, CNB's primary trade area encompassed Hendry and Glades Counties. The majority of CNB's loans are currently to customers located in these counties.

BLNB and CNB (collectively referred to as the "Banks") and the Company are subject to regulations issued by certain regulatory agencies and undergo periodic examinations by those agencies.

Basis of Financial Statement Presentation:
The accounting and reporting policies of the Company conform with generally accepted accounting principles and with general practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the fair value of financial instruments, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans ("Other Real Estate Owned"). In connection with the determination of the allowances for credit losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, including independent appraisals for significant properties, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance based on their judgments about information available to them at the time of their examination.

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

Investments:
Statement of Financial Accounting Standards No. 115 ("FAS No. 115"), Accounting for Certain Investments in Debt and Equity Securities, sets the standard for classification of and accounting for investments in equity securities that have readily determinable fair values, and all investments in debt securities which are to be classified as held-to-maturity securities, available-for-sale securities, or trading securities.

Debt securities that an enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity.

The Banks classify their investments at the purchase date in accordance with the above-described guidelines. Premiums or discounts on securities at the date of purchase are being amortized or accreted, respectively, over the estimated life of the security using a method which approximates the level yield method. Gains and losses realized on the disposition of securities are based on the specific identification method and are reflected in other income.

Loans:
Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees and unearned discounts. Unearned discounts on installment loans are recognized as income over the term of the loans using a method that approximates the interest method. Nonrefundable loan fees and certain direct loan origination costs are deferred and the net amount is recognized into income over the life of the loans as a yield adjustment.

Interest income on loans is accounted for on the accrual basis. Generally, the Company's policy is to discontinue the accrual of interest on loans delinquent over ninety days unless fully secured and in the process of collection. The accrued and unpaid interest is reversed from current income and thereafter interest is recognized only to the extent payments are received. A non-accrual loan may be restored to accrual basis when interest and principal payments are current and prospects for future recovery are no longer in doubt.

In 1995, the Company adopted Statement of Financial Accounting Standards No. 114 ("FAS No. 114"), Accounting by Creditors for Impairment of a Loan, which sets the standard for recognition of loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled debt restructurings.

                BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

Under FAS No. 114, a loan is impaired when it is probable that a creditor will be unable to collect the full amount of principal and interest due according to the contractual terms of the loan agreement. When a loan is impaired, a creditor has a choice of ways to measure the impairment. The measurement of impairment may be based on (1) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (2) the observable market price of the impaired loan, or (3) the fair value of the collateral of a collateral-dependent loan. Creditors may select the measurement method on a loan-by-loan basis, except that collateral-dependent loans for which foreclosure is probable must be measured at the fair value of the collateral. A creditor in a troubled debt restructuring involving a restructured loan should measure impairment by discounting the total expected future cash flows at the loan's original effective rate of interest. If the value of the loan is less than the recorded investment in the loan, a loss should be recognized by recording a valuation allowance and a corresponding increase to the provision for credit losses charged to operating expenses.

Allowance for Loan Losses:
The provision for loan losses charged to operating expenses is based upon management's judgment of the adequacy of the allowance giving consideration to its loan loss experience and an evaluation of the current loan portfolio.

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

Facilities:
Facilities are stated at cost, less accumulated depreciation and amortization. Charges to income for depreciation and amortization are computed on the straight-line method over the assets' estimated useful lives.

When properties are sold or otherwise disposed of, the gain or loss resulting from the disposition is credited or charged to income. Expenditures for maintenance and repairs are charged against income and renewals and betterments are capitalized.

Other Real Estate Owned:
Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate.

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

Intangible Assets:
Intangible assets (consisting of core deposit premium and goodwill) are amortized on a straight-line basis over seven and fifteen years, respectively. For income tax purposes, intangibles are amortized over fifteen years on a straight-line basis.

Off-Balance Sheet Instruments:
In the ordinary course of business, the Banks have entered into off-balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Employee Benefits:
Profit-sharing costs are charged to salaries and employee benefits expense and are funded as accrued.

Income Taxes:
Provisions for income taxes are based on amounts reported in the statements of operations, after exclusion of non-taxable income such as interest on state and municipal securities, and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. The principal temporary differences are depreciation and amortization, loan loss provision, the use of cash basis accounting for income tax purposes, and unrealized holding gains (losses) on securities. Deferred taxes are computed on the liability method as prescribed in FAS No. 109, Accounting for Income Taxes.

Earnings Per Share:
Earnings per share of common stock is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. For purposes of computing earnings per share, the shares of common stock issued for stock dividends have been treated as outstanding from January 1, 1995. The weighted-average number of shares outstanding for both 1996 and 1995 used in the computation was 308,711, net of treasury stock of 4,724 shares. For 1997, the weighted-average number of shares totaling 336,463 reflect the 166,512 shares of common stock issued October 31, 1997, for the acquisition of 100% of the outstanding common stock of CNB Financial Corporation. The dilutive effect of the exercisable stock options discussed at Note 15 has not been considered in the computation of earnings per share. Management considers the potential dilution to be immaterial.

Statement of Cash Flows:
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts on deposit in non-interest bearing accounts with other commercial banks, and Federal funds sold.

Reclassification of Accounts:
Certain items in the financial statements for 1996 and 1995 have been reclassified to conform to the classifications used for the current year.

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


NOTE 2 - INVESTMENT SECURITIES

The amortized cost and estimated fair value of instruments in debt and equity securities at December 31, 1997, are as follows:

                                                       GROSS         GROSS       ESTIMATED
                                    AMORTIZED        UNREALIZED    UNREALIZED      FAIR
                                      COST             GAINS         LOSSES        VALUE
                                    ---------        ----------    ----------    ---------
                                                     (Dollars In Thousands)
Securities available-for-sale:
     U.S. Government agencies       $   21,484       $       11    $       21    $   21,474
     Mortgage-backed securities            250                1            --           251
     State and municipal                    95               --            --            95
     Other                                 138               --            --           138
                                    ----------       ----------    ----------    ----------

                                    $   21,967       $       12    $       21    $   21,958
                                    ==========       ==========    ==========    ==========


                                                        GROSS        GROSS       ESTIMATED
                                    AMORTIZED        UNREALIZED    UNREALIZED      FAIR
                                      COST              GAINS        LOSSES        VALUE
                                    ---------        ----------    ----------    ---------
                                                     (Dollars In Thousands)
Securities to be held-to-maturity:
     State and municipal            $       801      $      22     $      --     $      823
                                    ===========      =========     =========     ==========

The amortized cost and estimated fair value of instruments in debt and equity securities at December 31, 1996, are as follows:

                                                        GROSS        GROSS       ESTIMATED
                                    AMORTIZED        UNREALIZED    UNREALIZED      FAIR
                                      COST              GAINS        LOSSES        VALUE
                                    ---------        ----------    ----------    ---------
                                                     (Dollars In Thousands)
Securities available-for-sale:
     U.S. Government agencies       $  15,237        $       5     $    120      $  15,122
     Other securities                      92               --           --             92
                                    ---------        ---------     --------      ---------

                                    $  15,329        $       5     $    120      $  15,214
                                    =========        =========     ========      =========


                                                        GROSS        GROSS       ESTIMATED
                                    AMORTIZED        UNREALIZED    UNREALIZED      FAIR
                                      COST              GAINS        LOSSES        VALUE
                                    ---------        ----------    ----------    ---------
                                                     (Dollars In Thousands)
Securities to be held-to-maturity:
     State and municipal            $     801         $      25    $       3     $      823
                                    =========         =========    =========     ==========

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


NOTE 2- INVESTMENT SECURITIES (CONTINUED)

The fair value of securities fluctuates during the investment period. No provision for loss has been made in connection with the decline of fair value below book value, because the securities are purchased for investment purposes and the decline is not deemed to be other than temporary. Temporary declines in fair value of securities available-for-sale at December 31, 1997, of $6,000 (net of deferred income taxes of $4,000) are regarded as an adjustment to stockholders' equity. The estimated fair value of securities is determined on the basis of market quotations. At December 31, 1997, securities with carrying value of approximately $5,773,000, and market values of approximately $5,787,000, were pledged to secure deposits and for other operating purposes.

At December 31, 1997, the carrying value of collateralized mortgage obligations included in securities available-for-sale was approximately $251,000.

There were no gross realized gains or losses in 1997, 1996, or 1995.

The cost and estimated fair value of debt and equity securities at December 31, 1997, by contractual maturities, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         SECURITIES                       SECURITIES TO BE
                                     AVAILABLE-FOR-SALE                   HELD-TO-MATURITY
                                     ------------------                   ----------------
                                                     ESTIMATED                         ESTIMATED
                                 AMORTIZED             FAIR           AMORTIZED          FAIR
                                    COST               VALUE            COST             VALUE
                                    ----               -----            ----             -----
                                                       (Dollars In Thousands)
Due in one year or less          $    9,116          $    9,122       $      150       $      152
Due from one to five years           12,495              12,480              450              454
Due from five to ten years               --                  --               50               52
Due after ten years                     218                 218              151              165
Other                                   138                 138               --               --
                                 ----------          ----------       ----------       ----------

                                 $   21,967          $   21,958       $      801       $      823
                                 ==========          ==========       ==========       ==========

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


NOTE 3 - LOANS

The loan portfolio is classified as follows:

                                                               DECEMBER 31,
                                                            1997            1996
                                                            ----            ----
                                                           (Dollars In Thousands)
Commercial and agricultural                               $  6,671        $  2,187
Real estate                                                 58,455          29,149
Installment and other loans                                 10,546           5,457
                                                          --------        --------
    Total loans                                             75,672          36,793
Less, unearned income and deferred fees and credits           (517)            (61)
Less, allowance for loan losses                             (1,183)           (470)
                                                          --------        --------

                                                          $ 73,972        $ 36,262
                                                          ========        ========


The following is a summary of the transactions in the allowance for loan losses:

                                                           YEAR ENDED DECEMBER 31,
                                                    1997            1996          1995
                                                    ----            ----          ----
                                                          (Dollars In Thousands)
Balance, beginning of year                        $   470        $   363        $   323
Allowance for loan losses acquired from CNB           424             --             --
Provisions charged to operating expenses              280            132             70
Loans charged-off                                     (54)           (47)           (36)
Recoveries                                             63             22              6
                                                  -------        -------        -------

Balance, end of year                              $ 1,183        $   470        $   363
                                                  =======        =======        =======


Loans on which interest was not being accrued (nonaccrual loans) are summarized as follows:

                                                               DECEMBER 31,
                                                         1997              1996
                                                         ----              ----
                                                          (Dollars In Thousands)
Big Lake National Bank                                  $  366            $  111
Clewiston National Bank                                  1,163                --
                                                        ------            ------

                                                        $1,529            $  111
                                                        ======            ======


Impairment of loans having recorded investments of $1,163,000 in 1997, and $-0-in 1996, has been recognized in conformity with FAS No. 114. The average recorded investment in such impaired loans during 1997 and 1996 was $220,000 and $-0-, respectively. The total allowance for loan losses related to these loans was $192,000 and $-0- in 1997 and 1996, respectively, and the amount of recorded investment for which there is no related allowance for loan losses totaled $938,000 and $-0-, respectively.

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


NOTE 3 - LOANS (CONTINUED)

The impaired loans for 1997 were also classified as nonaccrual loans. The interest income earned but not recorded by the Banks pursuant to their nonaccrual policies totaled $34,000 in 1997. Interest income received on impaired and nonaccrual loans during 1997 and included in income on a cash basis totaled $6,000. Interest income on impaired loans resulting from the passage of time was not considered material and no such amount was recognized in 1997. There were no impaired loans in 1996 or 1995, and the reduction in income associated with nonaccrual loans was not material in 1996 or 1995.

Loans having carrying values of $77,000 and $-0- were transferred to foreclosed real estate in 1997 and 1996, respectively.


NOTE 4 - FACILITIES

Facilities are summarized as follows:

                                                                DECEMBER 31,
                                                           1997             1996
                                                           ----             ----
                                                           (Dollars In Thousands)
Land                                                    $      688       $      438
Buildings                                                    2,030            1,014
Furniture, fixtures, and equipment                           1,949              863
Other fixed assets                                             171               16
                                                        ----------       ----------

    Total                                                    4,838            2,331

Less accumulated depreciation                               (2,212)            (881)
                                                        ----------       ----------

Premises and equipment - net                            $    2,626       $    1,450
                                                        ==========       ==========

Depreciation expense amounted to $140,000, $106,000, and $117,000 for the years ended December 31, 1997, 1996, and 1995, respectively.

The Company did not have any material noncancellable leases at December 31, 1997 or 1996.

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


NOTE 5 - OTHER ASSETS

Other assets are summarized as follows:

                                                                                                 DECEMBER 31,
                                                                                            1997             1996
                                                                                            ----             ----
                                                                                            (Dollars In Thousands)
Other real estate owned                                                                   $  261           $   --
Capital lease receivable                                                                     153               --
Prepaid expenses                                                                             304              182
Income tax receivable                                                                         43               60
Core deposit premium (net of accumulated
     amortization of $119)                                                                   294              354
Goodwill (net of accumulated amortization of $50)                                            322              347
Miscellaneous                                                                                 33                3
                                                                                          ------           ------

                                                                                          $1,410           $  946
                                                                                          ======           ======


The amortization for core deposit premium and goodwill began in 1996 and totaled $85,000 in 1997 and $84,000 in 1996.


NOTE 6 - TIME DEPOSITS

Included in interest bearing deposits are certificates of deposit issued in amounts of $100,000 or more. These certificates and their remaining maturities at December 31, 1997 and 1996, were as follows:

                                                                                                  DECEMBER 31,
                                                                                             1997             1996
                                                                                             ----             ----
                                                                                            (Dollars In Thousands)
Three months or less                                                                        $2,639          $1,835
Over three through twelve months                                                             2,840           1,767
Over twelve months through three years                                                         515             300
Over three years                                                                               258              --
                                                                                            ------          ------

                                                                                            $6,252          $3,902
                                                                                            ======          ======

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


NOTE 7 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities are summarized as follows:

                                                                                                  DECEMBER 31,
                                                                                             1997             1996
                                                                                             ----             ----
                                                                                            (Dollars In Thousands)
Accrued interest payable                                                                   $  755           $  305
Accounts payable and other accrued expenses                                                   250              106
Income taxes payable                                                                           18               --
Miscellaneous                                                                                  14                8
                                                                                           ------           ------

                                                                                           $1,037           $  419
                                                                                           ======           ======


NOTE 8- INCOME TAXES

The provision (credit) for income taxes on income is summarized as follows:

                                                                               YEAR ENDED DECEMBER 31,
                                                                          1997        1996         1995
                                                                          ----        ----         ----
                                                                              (Dollars In Thousands)
Current:
     Federal                                                             $ 391        $ 234        $ 284
     State                                                                  67           40           49
                                                                         -----        -----        -----
                                                                           458          274          333
                                                                         -----        -----        -----

Deferred:
     Federal                                                              (122)          11          (21)
     State                                                                 (20)           2           (4)
                                                                         -----        -----        -----
                                                                          (142)          13          (25)
                                                                         -----        -----        -----

              Total income tax provision (credit)                        $ 316        $ 287        $ 308
                                                                         =====        =====        =====


A reconciliation of the income tax computed at the Federal statutory rate of 34% and the income tax provision shown on the statements of operations, follows:

                                                                                YEAR ENDED DECEMBER 31,
                                                                            1997       1996         1995
                                                                            ----       ----         ----
                                                                                   (In Percent)
Tax computed at statutory rate                                              34.0        34.0        34.0
Increase (decrease) resulting from:
    Effect of tax-exempt income                                             (2.0)       (2.0)       (1.3)
    State tax - net of federal benefit                                       2.4         3.5         3.5
    Other (net)                                                             (2.0)       (1.3)        (.3)
                                                                            ----        ----        ----

         Income tax provision                                               32.4        34.2        35.9
                                                                            ====        ====        ====

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


NOTE 8 - INCOME TAXES (CONTINUED)

The components of the deferred income tax assets are as follows:

                                                                                                 DECEMBER 31,
                                                                                             1997         1996
                                                                                             ----         ----
                                                                                          (Dollars In Thousands)
Deferred tax asset:
    Federal                                                                                 $ 667        $  87
    State                                                                                     113           15
                                                                                            -----        -----
                                                                                              780          102
                                                                                            -----        -----

Deferred tax liability:
    Federal                                                                                   304          (85)
    State                                                                                      52          (14)
                                                                                            -----        -----
                                                                                              356          (99)
                                                                                            -----        -----

         Net deferred income tax asset                                                      $ 424        $   3
                                                                                            =====        =====




The tax effects of each type of significant item that gave rise to deferred taxes are:

                                                                                                 DECEMBER 31,
                                                                                              1997        1996
                                                                                              ----        ----
                                                                                          (Dollars In Thousands)
Net unrealized gains (losses) on securities
    available-for-sale                                                                       $   5        $  43
Depreciation                                                                                  (115)         (43)
Cash versus accrual for tax                                                                      9          (56)
Allowance for loan losses                                                                      379           48
Other                                                                                          146           11
                                                                                             -----        -----

    Net deferred income tax asset                                                            $ 424        $   3
                                                                                             =====        =====


The Company has adopted an income tax allocation agreement, which calls for allocating income tax expense between members of the consolidated group as if each member filed a separate income tax return. In 1996 and 1995, no allocation of income tax expense was made to the parent company since the amounts were immaterial. In 1997, the parent company recorded a current tax benefit of $78,000.

At December 31, 1997, CNB had an alternative minimum tax credit carryover of approximately $27,000 available to offset regular income tax in a year(s) when regular tax exceeds the alternative minimum tax. The carryover period is indefinite.

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


NOTE 9 - EMPLOYEE BENEFIT PLAN

BLNB sponsors a 401(k) Profit Sharing Plan that covers substantially all employees. BLNB contributions under this plan are made at the discretion of the Board of Directors. During 1997, 1996, and 1995, the employer contribution approved by the Board of Directors amounted to 50% of a participant's contributions, subject to a maximum of 3% of the participant's salary. The 401(k) Profit Sharing Plan is a prototype plan and has been approved by the Internal Revenue Service.

CNB sponsors a defined contribution pension plan that covers substantially all employees of CNB. CNB funds the annual expense through contributions to the plan. A favorable determination letter has been received from the Internal Revenue Service that the plan is qualified.

The amounts included in salaries and employee benefits as pension expense for 1997, 1996, and 1995 totaled $22,000, $7,000, and $7,000, respectively.


NOTE 10 - RELATED PARTY TRANSACTIONS

The Banks have entered into transactions with its directors, executive officers, significant stockholders, and their affiliates (Related Parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

The aggregate extensions of credit to such related parties at December 31, 1997 and 1996, were $2,372,000 and $2,683,000, respectively. During 1997, extensions of credit to such parties amounted to $732,000 and repayments amounted to $1,043,000. Unfunded commitments to the same parties totaled $539,000 at December 31, 1997.


NOTE 11 - COMMITMENTS AND CONTINGENCIES

The Company's consolidated financial statements do not reflect various commitments and contingent liabilities that arise in the normal course of business and involve elements of credit risk, interest rate risk, and liquidity risk. These commitments and contingent liabilities of the Banks, which include unfunded commitments to related parties, are commitments to extend credit and commercial and standby letters of credit. A summary of the Banks' commitments and contingent liabilities at December 31, 1997, follows:


                                                                                                 DECEMBER 31,
                                                                                             1997         1996
                                                                                             ----         ----
                                                                                          (Dollars In Thousands)
Commitments to extend credit
    Secured by real estate                                                                  $1,824       $1,574
    Other                                                                                    2,845          840
Commercial and standby letters of credit                                                       103           74
                                                                                            ------       ------

                                                                                            $4,772       $2,488
                                                                                            ======       ======

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


NOTE 11 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

Commitments to extend credit and commercial letters of credit all include exposure to some credit loss in the event of non-performance of the customer. The Banks' credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit instruments that are recorded in the consolidated financial statements. In the opinion of management, these instruments do not generally present any significant liquidity risk to the Banks. The Banks' experience has been that approximately 70% to 80% of loan commitments are drawn upon by customers. The Banks did not incur any losses on its commitments in either 1997, 1996, or 1995.

The Company is a party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the financial position of the Company.

BLNB has entered into a purchase/resale agreement with Independent Bankers' Bank of Florida that allows BLNB to sell certain types of securities, in lieu of borrowing, on the condition that those securities be resold to BLNB at an agreed upon future time and price. At December 31, 1997, no such securities had been sold by BLNB under the purchase/resale agreement.


NOTE 12 - CONCENTRATIONS OF CREDIT

Substantially all of the Banks' loans, commitments, and commercial and standby letters of credit have been granted to customers in the Banks' market area. Substantially all such customers are depositors of the Banks. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Letters of credit were granted to commercial borrowers. The Banks, as a matter of policy, do not extend credit to any single borrower or group of related borrowers in excess of its legal lending limit.


NOTE 13 - REGULATORY MATTERS

The Banks are subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1997, approximately $1,809,000 of retained earnings were available for dividend declaration without prior regulatory approval.

The Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -and possibly additional discretionary- actions by regulators that, if undertaken, could have a direct material effect on the Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


NOTE 13 - REGULATORY MATTERS (CONTINUED)

Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Banks meet all capital adequacy requirements to which they are subject.

As of December 31, 1997, the most recent notification from the Office of the Comptroller of the Currency ("OCC") categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Banks' category.

                                                                                           TO BE WELL
                                                                                          CAPITALIZED
                                                                                          UNDER PROMPT
                                                                 FOR CAPITAL            CORRECTIVE ACTION
                                         ACTUAL               ADEQUACY PURPOSES            PROVISIONS
                                     AMOUNT     RATIO        > AMOUNT   > RATIO        > AMOUNT    > RATIO
                                     ------     -----        - ------   - -----        - ------    - -----
Big Lake National Bank
As of December 31, 1997:
     Total Risk-Based Capital
     (To Risk-Weighted Assets)       $4,860     12.81%       >$3,035        >8.0%       >$3,793       >10.0%
     Tier I Capital                                          -              -           -             -
     (To Risk-Weighted Assets)       $4,384     11.56%       >$1,517        >4.0%       >$2,276        >6.0%
     Tier I Capital                                          -              -           -              -
     (To Adjusted Total Assets)      $4,384      7.85%       >$2,235        >4.0%       >$2,794        >5.0%
                                                             -              -           -              -
As of December 31, 1996:
     Total Risk-Based Capital
     (To Risk-Weighted Assets)       $3,952     12.12%       >$2,609        >8.0%       >$3,262       >10.0%
     Tier I Capital                                          -              -           -             -
     (To Risk-Weighted Assets)       $3,544     10.87%       >$1,305        >4.0%       >$1,957        >6.0%
     Tier I Capital                                          -              -           -             -
     (To Adjusted Total Assets)      $3,544      7.37%       >$1,442        >4.0%       >$2,403        >5.0%
                                                             -              -           -             -

Clewiston National Bank
As of December 31, 1997:
     Total Risk-Based Capital
     (To Risk-Weighted Assets)       $4,519     15.57%       >$2,321        >8.0%       >$2,902       >10.0%
     Tier I Capital                                          -              -           -             -
     (To Risk-Weighted Assets)       $4,154     14.32%       >$1,161        >4.0%       >$1,741        >6.0%
     Tier I Capital                                          -              -           -              -
     (To Adjusted Total Assets)      $4,154      8.81%       >$1,886        >4.0%       >$2,358        >5.0%
                                                             -              -           -              -
As of December 31, 1996:
     Total Risk-Based Capital
     (To Risk-Weighted Assets)       $4,517     14.49%       >$2,494        >8.0%       >$3,117       >10.0%
     Tier I Capital                                          -              -           -             -
     (To Risk-Weighted Assets)       $4,126     13.24%       >$1,287        >4.0%       >$1,870        >6.0%
     Tier I Capital                                          -              -           -              -
     (To Adjusted Total Assets)      $4,126      8.85%       >$1,865        >4.0%       >$2,331        >5.0%
                                                             -              -           -              -

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


NOTE 14 - STOCK DIVIDEND

There was no stock dividend declared for 1997.

On February 21, 1996, the Company's Board of Directors declared a stock dividend payable at a rate of 2.5% of shares issued and outstanding to stockholders of record on February 29, 1996, payable on or before March 21, 1996. Cash in lieu of fractional shares was paid at the rate of $14.56 per share, which was the estimated fair market value at that time. The total cash paid in lieu of fractional shares amounted to $2,000.

On February 15, 1995, the Company's Board of Directors declared a stock dividend payable at a rate of 2.5% of shares issued and outstanding to stockholders of record on February 16, 1995, payable on or before March 16, 1995. Cash in lieu of fractional shares was paid at the rate of $12.73 per share, which was the estimated fair market value at that time. The total cash paid in lieu of fractional shares amounted to $2,000.


NOTE 15 - STOCK OPTION PLAN

The Company has adopted a Stock Option Plan (as amended) that permits certain directors to purchase additional shares of the Company's common stock at a purchase price of $10.00 per share. The number of shares permitted for purchase by each participant originated at 2,750 shares, and has been adjusted for subsequent stock dividends according to the terms of the plan. At December 31, 1997, the approximate number of shares under this plan totaled 3,035 shares per participant. Options totaling approximately 18,213 shares are outstanding and exercisable until the expiration date, which has been extended until June 30, 1998.

For the year ended December 31, 1996, Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("FAS No. 123"), became effective. FAS No. 123 permits application of the accounting requirements of an earlier issued APB Opinion No. 25 and, accordingly, no compensation cost has been recognized in 1997, 1996, or 1995. However, the Company must comply with certain additional disclosures under FAS No. 123. A summary of the disclosures follows:

                                                                             NUMBER           WEIGHTED AVERAGE
                                                                            OF SHARES          EXERCISE PRICE
     Outstanding at December 31, 1994                                         17,335               $  10.00
                                                                                                   ========
     Increase due to stock dividend, 1995                                        431               $  10.00
                                                                            --------               ========
     Outstanding at December 31, 1995                                         17,766               $  10.00
                                                                                                   ========
     Increase due to stock dividend, 1996                                        447               $  10.00
                                                                            --------               ========
     Outstanding at December 31, 1996, and 1997                               18,213               $  10.00
                                                                            ========               ========


All outstanding options were fully vested and exercisable at December 31, 1997, 1996, and 1995, with a weighted average remaining contractual life of six months at December 31, 1997. Since no additional options have been granted or exercised in 1997, 1996, or 1995, net income and earnings per share would not differ from reported results had the Company adopted the accounting treatment under FAS No. 123.

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


NOTE 16 - PREFERRED STOCK

In addition to the 1,000,000 shares of authorized common stock, the Company's articles of incorporation authorize up to 500,000 shares of non-voting preferred stock at $1.00 par value. The Board of Directors are further authorized to establish designations, powers, preferences, rights, and other terms for preferred stock by resolution.

On March 26, 1986, the Board of Directors, designated 2,000 shares as Redeemable Preferred Stock, Series 1 ("Series 1"). Series 1 shares have no voting or conversion rights and pay no dividends. However, Series 1 shares have preference on liquidation at the rate of $10 per share after January 1, 1987.

No shares of preferred stock, including Series 1 shares, have been issued.


NOTE 17 - TREASURY STOCK

Treasury stock is shown at cost, and as of December 31, 1996, consisted of 4,724 shares of common stock at a recorded cost of $12.50 per share. During 1997, the treasury stock was canceled.


NOTE 18 - NON-INTEREST OPERATING EXPENSES

Other expenses for 1997, 1996, and 1995, were as follows:

                                                                            1997         1996         1995
                                                                            ----         ----         ----
                                                                                (Dollars In Thousands)
Advertising and public relations                                           $   64       $   72       $   57
Data processing fees and service charges                                      194          160          109
Telephone                                                                      43           26           13
Postage                                                                        73           61           38
Stationary, printing, and supplies                                            113           85           50
FDIC and OCC assessments                                                       50           50           59
Director fees                                                                  80           37           53
Amortization                                                                   85           84           --
Merger-related expenses                                                       149           --           --
Other                                                                         254          196          138
                                                                           ------       ------       ------

                                                                           $1,105       $  771       $  517
                                                                           ======       ======       ======

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


NOTE 19 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash and Cash Equivalents:
         For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

     Investment Securities:
         For securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

     Loans Receivable:
         For loans subject to repricing and loans intended for sale within six months, fair value is estimated at the carrying amount plus accrued interest.

         The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     Deposit Liabilities:
         The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of long-term fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

     Short-term Debt:
         For short-term debt, including accounts and demand notes payable, the carrying amount is a reasonable estimate of fair value.

The estimated fair values of the Banks' financial instruments at December 31, 1997, are as follows:

                                                                                         CARRYING        FAIR
                                                                                          AMOUNT         VALUE
                                                                                         --------       --------
                                                                                          (Dollars In Thousands)
FINANCIAL ASSETS
    Cash and cash equivalents                                                            $  9,788       $  9,788
    Investment securities                                                                  22,759         22,781
    Loans                                                                                  73,972         74,020
                                                                                         --------       --------

         Total assets valued                                                             $106,519       $106,589
                                                                                         ========       ========

FINANCIAL LIABILITIES
    Deposits                                                                             $101,332       $101,544
                                                                                         --------       --------

         Total liabilities valued                                                        $101,332       $101,544
                                                                                         ========       ========

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


NOTE 20 - PARENT COMPANY FINANCIAL INFORMATION

Presented below are condensed financial statements for Big Lake Financial Corporation (parent only):

CONDENSED BALANCE SHEETS AS OF DECEMBER 31:                                         1997            1996
                                                                                  --------        --------
                                                                                   (Dollars In Thousands)
ASSETS
     Cash and cash equivalents                                                    $     76        $    105
     Investment in subsidiary banks, net                                             9,148           4,174
     Facilities                                                                        556             575
     Other assets                                                                      333              --
                                                                                  --------        --------
         Total                                                                    $ 10,113        $  4,854
                                                                                  ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
     Liabilities and deferred credits                                             $    690        $     --
     Stockholders' equity                                                            9,423           4,854
                                                                                  --------        --------
         Total                                                                    $ 10,113        $  4,854
                                                                                  ========        ========


CONDENSED STATEMENTS OF OPERATIONS AND STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31:                                            1997            1996            1995
                                                                  --------        --------        --------
                                                                            (Dollars In Thousands)
Equity in net income of subsidiary banks                          $    721        $    540        $    549
Other income                                                            70              48              42
Other expenses                                                        (133)            (37)            (40)
                                                                  --------        --------        --------
NET INCOME                                                             658             551             551
STOCKHOLDERS' EQUITY:
     Beginning of year                                               4,854           4,386           3,744
     Cash paid in lieu of fractional shares                             --              (2)             (2)
     Stock issued to acquire CNB Financial Corporation               3,789              --              --
     Treasury stock canceled                                            59              --              --
     Net change in unrealized holding gains (losses) on
         securities in subsidiary banks                                 63             (81)             93
                                                                  --------        --------        --------
     End of year                                                  $  9,423        $  4,854        $  4,386
                                                                  ========        ========        ========


CONDENSED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31:                                            1997            1996            1995
                                                                  --------        --------        --------
                                                                            (Dollars In Thousands)
Net income                                                        $    658        $    551        $    551
Adjustment to reconcile net income to net cash
     provided by operating activities:
     Equity in undistributed earnings of subsidiary banks             (721)           (540)           (549)
     Other                                                              34              19              19
                                                                  --------        --------        --------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                    (29)             30              21
                                                                  --------        --------        --------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
     Cash paid in lieu of fractional shares                             --              (2)             (2)
                                                                  --------        --------        --------
CASH AND CASH EQUIVALENTS:
     Beginning of year                                                 105              77              58
                                                                  --------        --------        --------
     End of year                                                  $     76        $    105        $     77
                                                                  ========        ========        ========

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


NOTE 21 - ACQUISITION OF CNB FINANCIAL CORPORATION

The Company consummated its merger with CNB Financial Corporation on October 31, 1997. The merger was accounted for as a purchase by the Company. The purchase was based on the fair market values of the Company and CNB Financial Corporation determined by independent experts, which resulted in a cost of $3.8 million. The Company acquired from CNB Financial Corporation total assets valued at $46.9 million, total net loans valued at $31.3 million, and total deposits valued at $42.6 million.

The purchase method of accounting, which requires (1) no restatement of the Company's historical financial statements, and (2) the inclusion of the acquired company's historical financial information on a fair value basis only from the date of consummation, was used in this transaction. With respect to this transaction, the Company issued 166,512 shares of its common stock in exchange for the common stock of CNB Financial Corporation. This transaction resulted in an increase to stockholders' equity of $3.8 million. The net book value of CNB Financial Corporation exceeded the fair value of the net assets acquired by $.4 million (net of deferred income tax asset of $.3 million); therefore, no goodwill was recorded as a result of this transaction. All adjustments to fair value of loans and deposits will be amortized over the estimated remaining maturities of the underlying loans and deposits on a straight-line basis, which is not materially different from the interest method.

Total acquired assets related to the Company's purchase accounting acquisition of CNB Financial Corporation amounted to 79% of the Company's total assets at December 31, 1996. The pro forma income per common share amount was slightly dilutive. The following summarized pro forma (unaudited) information assumes the acquisition had occurred on January 1, 1995:

                                                                           1997          1996           1995
                                                                           ----          ----           ----
                                                                       (Dollars In Thousands, Except Per Share Data)
Net interest income                                                      $  5,104       $  4,607       $3,938
                                                                         ========       ========       ======
Net income                                                               $  1,004       $    811       $  873
                                                                         ========       ========       ======
Earnings per share                                                       $   2.11       $   1.71       $ 1.84
                                                                         ========       ========       ======


NOTE 22 - OCC AGREEMENT

On July 23, 1997, CNB entered into an agreement with the OCC that imposes certain restrictions and requirements on CNB's operations. Among other things, this agreement calls for improvement in the areas of compliance, executive management, loan administration, strategic planning, liquidity management, independent loan review, and loan quality. CNB also must maintain certain capital ratios, develop a three-year capital plan, and develop a dividend policy that permits the payment of dividends only with the prior approval of the OCC. Management believes that the OCC agreement was prompted in part by the failure of CNB's former management to address concerns raised by the OCC in prior examination reports and the additional loan loss reserves mandated by the OCC for two loans. In response to the OCC agreement, CNB appointed a new President and Chief Executive Officer. Management believes CNB has substantially complied with all requirements of the OCC agreement, including the maintenance of the required minimum capital levels. Management does not anticipate any significant impact on the results of operations and financial condition of CNB as a result of the OCC agreement.

Subsequent to December 31, 1997, the OCC completed an examination of CNB's allowance for loan losses. All OCC adjustments have been reflected in the consolidated financial statements of the Company as of December 31, 1997. In 1998, the Company anticipates that CNB will be merged with and into BLNB. At that time, management anticipates the OCC agreement will terminate.

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


NOTE 23 - SEGMENT INFORMATION

The principal assets of the Company are BLNB and CNB. A summary of the results of operations included in the consolidated financial statements for each BLNB and CNB follows:

CONDENSED BALANCE SHEETS AS OF DECEMBER 31, 1997:                                   BLNB            CNB
                                                                                  --------       --------
                                                                                  (Dollars In Thousands)
ASSETS
     Cash and cash equivalents                                                    $  5,718       $  4,070
     Securities                                                                     13,126          9,633
     Loans                                                                          43,452         30,520
     Other assets                                                                    2,644          2,073
                                                                                  --------       --------
         Total                                                                    $ 64,940       $ 46,296
                                                                                  ========       ========

LIABILITIES AND STOCKHOLDER'S EQUITY
     Deposits                                                                     $ 59,944       $ 42,566
     Stockholder's equity                                                            4,996          3,730
                                                                                  --------       --------
         Total                                                                    $ 64,940       $ 46,296
                                                                                  ========       ========

CONDENSED STATEMENTS OF OPERATIONS AND STOCKHOLDER'S EQUITY
YEAR ENDED AND TWO MONTHS ENDED DECEMBER 31, 1997, FOR
BLNB AND CNB, RESPECTIVELY:                                                         BLNB           CNB
                                                                                  --------       --------
                                                                                   (Dollars In Thousands)
Net interest income                                                               $  2,944       $    342
Provision for loan losses                                                             (132)          (148)
                                                                                  --------       --------
Net interest income after provision for loan losses                                  2,812            194
Other income                                                                           735             79
Other expenses                                                                      (2,792)          (293)
                                                                                  --------       --------
NET INCOME (LOSS)                                                                      755            (20)
STOCKHOLDERS' EQUITY:
     Beginning of period                                                             4,174          3,752
     Net change in unrealized holding gains (losses) on securities                      67             (2)
                                                                                  --------       --------
         End of year                                                              $  4,996       $  3,730
                                                                                  ========       ========

CONDENSED STATEMENTS OF CASH FLOWS
YEAR ENDED AND TWO MONTHS ENDED DECEMBER 31, 1997, FOR
BLNB AND CNB, RESPECTIVELY:                                                         BLNB           CNB
                                                                                  --------       --------
                                                                                  (Dollars In Thousands)
Net income (loss)                                                                 $    755       $    (20)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation and amortization                                                     189             17
     Other                                                                             463            (98)
                                                                                  --------       --------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                                  1,407           (101)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                                 (4,895)        (2,823)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                                  4,804           (368)
CASH AND CASH EQUIVALENTS:
     Beginning of period                                                             4,402          7,362
                                                                                  --------       --------
     End of period                                                                $  5,718       $  4,070
                                                                                  ========       ========