Form 10KSB, Exhibit 13
period 1998-12-31
BIG LAKE FINANCIAL CORP
filed 1999-02-25
CIK 789561

                                                                  Exhibit 13.1


                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Big Lake Financial Corporation and Subsidiary
Okeechobee, Florida

     We have audited the consolidated balance sheets of Big Lake Financial Corporation and Subsidiary (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive income, cash flows, and changes in stockholders' equity for each of the two years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Big Lake Financial Corporation and Subsidiary as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

STEVENS, SPARKS & COMPANY, P.A.

January 15, 1999

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
                                                                  (DOLLARS IN
                                                               THOUSANDS, EXCEPT
                                                                PER SHARE DATA)
                                     ASSETS
Cash and cash equivalents:
  Cash and due from banks...................................  $  6,626   $  6,492
  Federal funds sold........................................     1,150      3,296
                                                              --------   --------
          Total cash and cash equivalents...................     7,776      9,788
Securities available-for-sale...............................    58,662     21,958
Securities held-to-maturity (market value of $926 for 1998
  and $823 for 1997)........................................       898        801
Loans.......................................................    75,103     73,972
Facilities..................................................     3,174      2,626
Accrued interest receivable.................................     1,125        813
Deferred income taxes.......................................       582        424
Intangible assets...........................................     2,458        616
Other assets................................................       774        794
                                                              --------   --------
          Total assets......................................  $150,552   $111,792
                                                              ========   ========
                                   LIABILITIES
Deposits:
  Noninterest-bearing demand deposits.......................  $ 28,802   $ 19,793
  Demand deposits...........................................    20,991     13,807
  Money market accounts.....................................     7,070      6,891
  Savings accounts..........................................    17,399     11,301
  Time, $100,000 and over...................................     8,385      6,252
  Other time deposits.......................................    55,961     43,288
                                                              --------   --------
          Total deposits....................................   138,608    101,332
Other borrowings............................................       500         --
Accrued interest payable on deposits........................       757        755
Accounts payable and accrued liabilities....................       207        282
                                                              --------   --------
          Total liabilities.................................   140,072    102,369
                                                              --------   --------
Commitments and contingencies...............................        --         --
                                                              --------   --------
                              STOCKHOLDERS' EQUITY

Common stock, $.01 par value, authorized 1,000,000 shares,
  issued 490,001 shares in 1998 and 475,223 shares in
  1997......................................................         5          5
Additional paid-in capital..................................     7,168      6,855
Retained earnings...........................................     3,395      2,569
Net unrealized holding losses on securities.................       (88)        (6)
                                                              --------   --------
          Total stockholders' equity........................    10,480      9,423
                                                              --------   --------
          Total liabilities and stockholders' equity........  $150,552   $111,792
                                                              ========   ========
Book value per common share.................................  $  21.39   $  19.36
                                                              ========   ========
Common shares outstanding, adjusted for stock dividends.....   490,001    486,815
                                                              ========   ========

          See Accompanying Notes to Consolidated Financial Statements.

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

                                                               FOR THE YEARS ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998          1997
                                                              --------      --------
                                                              (DOLLARS IN THOUSANDS,
                                                              EXCEPT PER SHARE DATA)
INTEREST INCOME
  Interest and fees on loans................................   $7,033        $4,332
  Interest and dividend income from investment securities...    1,422           981
  Income on federal funds sold..............................      639           177
  Interest on deposits with other banks.....................       --             1
                                                               ------        ------
          Total interest income.............................    9,094         5,491
                                                               ------        ------
INTEREST EXPENSE
  Interest on deposits......................................    3,460         2,203
  Other.....................................................        4             1
                                                               ------        ------
          Total interest expense............................    3,464         2,204
                                                               ------        ------
NET INTEREST INCOME BEFORE PROVISION FOR CREDIT LOSSES......    5,630         3,287
PROVISION FOR CREDIT LOSSES.................................      144           280
                                                               ------        ------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES.......    5,486         3,007
                                                               ------        ------
OTHER INCOME
  Service charges on deposit accounts.......................    1,067           718
  Other fees for customer service and other income..........      138            96
                                                               ------        ------
          Total other income................................    1,205           814
                                                               ------        ------
OTHER EXPENSES
  Salaries and employee benefits............................    2,335         1,375
  Expenses of bank premises and fixed assets................      736           367
  Other operating expenses..................................    1,972         1,105
                                                               ------        ------
          Total other expenses..............................    5,043         2,847
                                                               ------        ------
INCOME BEFORE PROVISION FOR INCOME TAXES....................    1,648           974
PROVISION FOR INCOME TAXES..................................      574           316
                                                               ------        ------
NET INCOME..................................................    1,074           658
OTHER COMPREHENSIVE INCOME, NET OF INCOME TAXES:
  Unrealized holding gains (losses) on securities arising
     during period..........................................      (82)           63
                                                               ------        ------
COMPREHENSIVE INCOME........................................   $  992        $  721
                                                               ======        ======

          See Accompanying Notes to Consolidated Financial Statements.

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                FOR THE YEARS ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                                1998           1997
                                                              ---------      --------
                                                              (DOLLARS IN THOUSANDS,
                                                              EXCEPT PER SHARE DATA)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $  1,074       $   658
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
     Provision for loan losses..............................       144           280
     Depreciation and amortization..........................       386           225
     Deferred income tax....................................      (105)          (30)
     Net premium amortization and discount accretion........       (16)          (13)
     Compensation recorded on stock options exercised.......        38            --
     (Increase) decrease in assets:
       Accrued interest receivable..........................      (312)          (51)
       Other assets.........................................       (69)           (3)
     Increase (decrease) in liabilities:
       Accounts payable and accrued liabilities.............       (73)          268
                                                              --------       -------
          Net cash provided by operating activities.........     1,067         1,334
                                                              --------       -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Securities available-for-sale:
     Purchases..............................................   (59,826)       (3,729)
     Proceeds from maturities...............................    23,000         3,249
  Securities held-to-maturity:
     Purchases..............................................      (398)           --
     Proceeds from maturities...............................       304            --
  Proceeds from sale of other real estate...................       563            34
  Increase in loans.........................................    (1,749)       (6,756)
  Purchases of facilities...................................      (834)         (544)
  Premium paid on acquisition of branch deposits............    (1,942)           --
                                                              --------       -------
          Net cash used in investing activities.............   (40,882)       (7,746)
                                                              --------       -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Increase in deposits:
     Noninterest-bearing....................................     9,009         3,059
     Interest-bearing.......................................    28,267         1,377
  Proceeds from other borrowings............................       500            --
  Proceeds from stock options exercised.....................        32            --
  Cash paid in lieu of fractional shares....................        (5)           --
                                                              --------       -------
          Net cash provided by financing activities.........    37,803         4,436
                                                              --------       -------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................    (2,012)       (1,976)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............     9,788        11,764
                                                              --------       -------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $  7,776       $ 9,788
                                                              ========       =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash received during the year for interest and
     dividends..............................................  $  8,782       $ 5,426
                                                              ========       =======
  Cash paid during the year for interest....................  $  3,462       $ 1,986
                                                              ========       =======
  Cash paid during the year for income taxes................  $    897       $   234
                                                              ========       =======
  Cash and cash equivalents acquired in the acquisition of
     CNB Financial Corporation's common stock...............  $     --       $ 5,386
                                                              ========       =======

          See Accompanying Notes to Consolidated Financial Statements.

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                                      NET
                                                                                  UNREALIZED
                                                                                    HOLDING
                                        CAPITAL STOCK     ADDITIONAL                 GAINS          TOTAL
                                      -----------------    PAID-IN     RETAINED   (LOSSES) ON   STOCKHOLDERS'
                                       SHARES    AMOUNT    CAPITAL     EARNINGS   SECURITIES       EQUITY
                                      --------   ------   ----------   --------   -----------   -------------
                                                              (DOLLARS IN THOUSANDS)
BALANCE, DECEMBER 31, 1996..........   313,435    $ 3       $3,070      $1,852       $(71)         $ 4,854
Stock issued to acquire CNB
  Financial Corporation.............   166,512      2        3,785          --          2            3,789
Treasury stock canceled.............    (4,724)    --           --          59         --               59
Comprehensive income:
  Net income........................        --     --           --         658         --
  Net change in net unrealized
     holding gains on securities....                                                   63
          Total comprehensive
            income..................        --     --           --          --         --              721
                                      --------    ---       ------      ------       ----          -------
BALANCE, DECEMBER 31, 1997..........   475,223      5        6,855       2,569         (6)           9,423
Stock dividend declared.............    11,592     --          243        (243)        --               --
Cash paid in lieu of fractional
  shares............................        --     --           --          (5)        --               (5)
Stock options exercised.............     3,186     --           70          --         --               70
Comprehensive income:...............        --     --           --          --         --
  Net income........................        --     --           --       1,074         --
  Net change in net unrealized
     holding losses on securities...                                                  (82)
          Total comprehensive
            income..................        --     --           --          --         --              992
                                      --------    ---       ------      ------       ----          -------
BALANCE, DECEMBER 31, 1998..........   490,001    $ 5       $7,168      $3,395       $(88)         $10,480
                                      ========    ===       ======      ======       ====          =======

          See Accompanying Notes to Consolidated Financial Statements.

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

GENERAL:

     The consolidated financial statements include the accounts and transactions of Big Lake Financial Corporation (the "Company") and its wholly-owned subsidiary, Big Lake National Bank ("BLNB"). All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting policies of BLNB and the Company conform with generally accepted accounting principles and with general practices within the banking industry.

     On May 1, 1998, Clewiston National Bank ("CNB") was merged with and into BLNB and the transaction was accounted for as a pooling-of-interests. CNB was acquired by the Company through its acquisition of CNB Financial Corporation on October 31, 1997. The acquisition of CNB Financial Corporation was accounted for under the purchase accounting method. See Note 21 to the Consolidated Financial Statements.

     On November 19, 1998, BLNB purchased certain assets and assumed certain liabilities from two branches owned by First Union National Bank ("First Union"). See Note 22 to the Consolidated Financial Statements.

     BLNB, a national banking association, and the Company are subject to regulations issued by certain regulatory agencies and undergo periodic examinations by those agencies. BLNB provides a wide range of banking services to individual and corporate customers through its branch network, which includes:

     - Its main office, which opened in July, 1986, at 1409 South Parrott Avenue, Okeechobee, Florida,
     - Taylor Creek Branch, also located in Okeechobee, Florida, which opened in November, 1992,
     - Lake Placid Branch, which was acquired from First America
       Bank -- Florida, FSB in December, 1995,
     - Former CNB branches located in Clewiston, LaBelle, and Moore Haven, Florida, and
     - Former First Union branches located in Wauchula and Arcadia, Florida.

     At December 31, 1998, BLNB's primary trade area encompassed Okeechobee, Highlands, Hendry, Glades, Hardee, and DeSoto Counties. The majority of BLNB's loans are currently to customers located in these counties.

USE OF ESTIMATES:

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

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

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

     BLNB classifies its investments at the purchase date in accordance with the above-described guidelines. Premiums or discounts on securities at the date of purchase are being amortized or accreted, respectively, over the estimated life of the security using a method which approximates the level yield method. Gains and losses realized on the disposition of securities are based on the specific identification method and are reflected in other income.

LOANS:

     Loans receivable are stated at unpaid principal balances, less the allowance for credit losses and net deferred loan fees and unearned discounts. Unearned discounts on installment loans are recognized as income over the term of the loans using a method that approximates the interest method. Nonrefundable loan fees and certain direct loan origination costs are deferred and the net amount is recognized into income over the life of the loans as a yield adjustment.

     Interest income on loans is accounted for on the accrual basis. Generally, the BLNB's policy is to discontinue the accrual of interest on loans delinquent over ninety days unless fully secured and in the process of collection. The accrued and unpaid interest is reversed from current income and thereafter interest is recognized only to the extent payments are received. A nonaccrual loan may be restored to accrual basis when interest and principal payments are current and prospects for future recovery are no longer in doubt.

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

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

ALLOWANCE FOR CREDIT LOSSES:

     The provision for credit losses charged to operating expenses is based upon management's judgment of the adequacy of the allowance giving consideration to its loan loss experience and an evaluation of the current loan portfolio.

     The allowance for credit losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for credit losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

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

INTANGIBLE ASSETS:

     Intangible assets (consisting of core deposit premium and goodwill) are amortized on a straight-line basis over a period of seven to fifteen years. For income tax purposes, intangibles are amortized over fifteen years on a straight-line basis.

     The amortization for core deposit premium and goodwill totaled $100,000 in 1998 and $85,000 in 1997.

OFF-BALANCE SHEET INSTRUMENTS:

     In the ordinary course of business, the BLNB has entered into off-balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

EMPLOYEE BENEFITS:

     Profit-sharing costs are charged to salaries and employee benefits expense and are funded as accrued.

INCOME TAXES:

     Provisions for income taxes are based on amounts reported in the statements of operations, after exclusion of non-taxable income such as interest on state and municipal securities, and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. The

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY principal temporary differences are depreciation and amortization, credit loss provision, CNB merger expenses and purchase accounting adjustments, and unrealized holding gains (losses) on securities. Deferred taxes are computed on the liability method as prescribed in FAS No. 109, Accounting for Income Taxes.

EARNINGS PER SHARE:

     Earnings per share ("EPS") of common stock is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. Basic earnings per share amounts are computed by dividing net earnings by the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed by dividing net earnings by the weighted average number of shares and all dilutive potential shares outstanding during the period. As discussed in Note 15 to the Consolidated Financial Statements, the Company declared a 2.5% stock dividend in 1998. The average number of shares and dilutive potential shares have been restated for the stock dividend. The following information was used in the computation of earnings per share on both a basic and diluted basis for the years ended December 31, 1998 and 1997.

                                                              FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
                                                              (IN THOUSANDS EXCEPT
                                                                PER SHARE DATA)
Basic EPS computation:
  Numerator -- Net income...................................   $1,074      $  658
                                                               ------      ------
  Denominator -- Weighted average shares outstanding........      489         345
                                                               ------      ------
  Basic EPS.................................................   $ 2.20      $ 1.91
                                                               ======      ======
Diluted EPS computation:
  Numerator -- Net income...................................   $1,074      $  658
                                                               ------      ------
  Denominator -- Weighted average shares outstanding........      489         345
  Stock options.............................................        9          11
                                                               ------      ------
                                                                  498         356
                                                               ------      ------
  Diluted EPS...............................................   $ 2.16      $ 1.85
                                                               ======      ======

STATEMENTS OF CASH FLOWS:

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts on deposit in noninterest-bearing accounts with other commercial banks, and federal funds sold.

RECLASSIFICATION OF ACCOUNTS:

     Certain items in the financial statements for 1997 have been reclassified to conform to the classifications used for the current year.

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 2 -- INVESTMENT SECURITIES

     The amortized cost and estimated fair value of instruments in debt and equity securities at December 31, 1998, are as follows:

                                                               GROSS        GROSS      ESTIMATED
                                                 AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                   COST        GAINS        LOSSES       VALUE
                                                 ---------   ----------   ----------   ---------
                                                             (DOLLARS IN THOUSANDS)
Securities available-for-sale:
  U.S. Government agencies.....................   $58,486       $10          $151       $58,345
  Mortgage-backed securities...................       179        --            --           179
  Other........................................       138        --            --           138
                                                  -------       ---          ----       -------
                                                  $58,803       $10          $151       $58,662
                                                  =======       ===          ====       =======
Securities to be held-to-maturity:
  State and municipal..........................   $   898       $28          $ --       $   926
                                                  =======       ===          ====       =======

     The amortized cost and estimated fair value of instruments in debt and equity securities at December 31, 1997, are as follows:

                                                               GROSS        GROSS      ESTIMATED
                                                 AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                   COST        GAINS        LOSSES       VALUE
                                                 ---------   ----------   ----------   ---------
                                                             (DOLLARS IN THOUSANDS)
Securities available-for-sale:
  U.S. Government agencies.....................   $21,484       $11          $ 21       $21,474
  Mortgage-backed securities...................       250         1            --           251
  State and municipal..........................        95        --            --            95
  Other........................................       138        --            --           138
                                                  -------       ---          ----       -------
                                                  $21,967       $12          $ 21       $21,958
                                                  =======       ===          ====       =======
Securities to be held-to-maturity:
  State and municipal..........................   $   801       $22          $  -       $   823
                                                  =======       ===          ====       =======

     The fair value of securities fluctuates during the investment period. No provision for loss has been made in connection with the decline of fair value below book value, because the securities are purchased for investment purposes and the decline is not deemed to be other than temporary. Temporary declines in fair value of securities available-for-sale at December 31, 1998, of $88,000 (net of deferred income taxes of $53,000) are regarded as an adjustment to stockholders' equity. The estimated fair value of securities is determined on the basis of market quotations. At December 31, 1998, securities with carrying value of approximately $4,196,000, and market values of approximately $4,236,000, were pledged to secure deposits and for other operating purposes.

     There were no gross realized gains or losses in 1998 or 1997.

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

     The cost and estimated fair value of debt and equity securities at December 31, 1998, by contractual maturities, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       SECURITIES           SECURITIES TO BE
                                                   AVAILABLE-FOR-SALE       HELD-TO-MATURITY
                                                  ---------------------   ---------------------
                                                              ESTIMATED               ESTIMATED
                                                  AMORTIZED     FAIR      AMORTIZED     FAIR
                                                    COST        VALUE       COST        VALUE
                                                  ---------   ---------   ---------   ---------
                                                             (DOLLARS IN THOUSANDS)
Due in one year or less.........................   $11,307     $11,318      $ 50        $ 50
Due from one to five years......................    43,861      43,707       300         309
Due from five to ten years......................     3,497       3,499        50          52
Due after ten years.............................        --          --       498         515
Other...........................................       138         138        --          --
                                                   -------     -------      ----        ----
                                                   $58,803     $58,662      $898        $926
                                                   =======     =======      ====        ====

NOTE 3 -- LOANS

     The loan portfolio is classified as follows:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998          1997
                                                              --------      --------
                                                              (DOLLARS IN THOUSANDS)
Commercial and agricultural.................................  $ 6,399       $ 6,671
Real estate.................................................   61,710        58,455
Installment and other loans.................................    8,828        10,546
                                                              -------       -------
          Total loans.......................................   76,937        75,672
Less, unearned income and deferred fees and credits.........     (557)         (517)
Less, allowance for credit losses...........................   (1,277)       (1,183)
                                                              -------       -------
                                                              $75,103       $73,972
                                                              =======       =======

     The following is a summary of the transactions in the allowance for credit losses:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998          1997
                                                              --------      --------
                                                              (DOLLARS IN THOUSANDS)
Balance, beginning of year..................................   $1,183        $  470
Allowance for credit losses acquired from CNB...............       --           424
Provisions charged to operating expenses....................      144           280
Loans charged-off...........................................     (128)          (54)
Recoveries..................................................       78            63
                                                               ------        ------
Balance, end of year........................................   $1,277        $1,183
                                                               ======        ======

     Loans on which interest was not being accrued (nonaccrual loans) were also classified by management as impaired. Impairment of loans having recorded investments of $1,049,000 and $1,529,000 at December 31, 1998 and 1997,
respectively, has been recognized in conformity with FAS No. 114. The average recorded investment in such impaired loans during 1998 and 1997 was approximately $1,018,000 and $220,000, respectively. The total allowance for loan losses related to these loans was $163,000 and $192,000 in 1998 and 1997, respectively, and the amount of recorded investment for which there is no related allowance for loan losses totaled $886,000 and $971,000, respectively.

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

     The interest income earned but not recorded by BLNB pursuant to its nonaccrual policy totaled $82,000 and $34,000 in 1998 and 1997, respectively. Interest income received on impaired and nonaccrual loans during 1998 and 1997 and included in income on a cash basis totaled $54,000 and $6,000, respectively. Interest income on impaired loans resulting from the passage of time was not considered material and no such amount was recognized in 1998 or 1997.

     Loans having carrying values of $474,000 and $77,000 were transferred to foreclosed real estate in 1998 and 1997, respectively.

NOTE 4 -- FACILITIES

     Facilities are summarized as follows:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998          1997
                                                              --------      --------
                                                              (DOLLARS IN THOUSANDS)
Land........................................................  $   943       $   688
Buildings...................................................    2,163         2,030
Furniture, fixtures, and equipment..........................    2,297         1,949
Other fixed assets..........................................      270           171
                                                              -------       -------
          Total.............................................    5,673         4,838
Less accumulated depreciation...............................   (2,499)       (2,212)
                                                              -------       -------
Premises and equipment -- net...............................  $ 3,174       $ 2,626
                                                              =======       =======

     Depreciation expense amounted to $286,000 and $140,000 for the years ended December 31, 1998 and 1997, respectively.

     BLNB leases property at three branch locations under noncancelable operating leases expiring in 1999 through 2008. Minimum future rental payments under these leases as of December 31, 1998, are as follows (dollars in thousands):

YEAR ENDING DECEMBER 31,
------------------------
       1999.................................................  $102
       2000.................................................    86
       2001.................................................    76
       2002.................................................    72
       2003.................................................    72
       Thereafter...........................................   324
                                                              ----
                                                              $732
                                                              ====

     Lease payments charged to operations for the above leases were approximately $24,000 and $2,000 for the years ended December 31, 1998 and 1997, respectively.

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 5 -- OTHER ASSETS

     Other assets are summarized as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                               1998            1997
                                                              -------         -------
                                                              (DOLLARS IN THOUSANDS)
Other real estate owned.....................................   $172            $261
Capital lease receivable....................................     --             153
Prepaid expenses............................................    364             304
Income tax receivable.......................................    226              43
Miscellaneous...............................................     12              33
                                                               ----            ----
                                                               $774            $794
                                                               ====            ====

NOTE 6 -- TIME DEPOSITS

     Included in interest bearing deposits are certificates of deposit issued in amounts of $100,000 or more. These certificates and their remaining maturities at December 31, 1998 and 1997, were as follows:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998          1997
                                                              --------      --------
                                                              (DOLLARS IN THOUSANDS)
Three months or less........................................   $2,873        $2,639
Over three through twelve months............................    3,698         2,840
Over twelve months through three years......................    1,539           515
Over three years............................................      275           258
                                                               ------        ------
                                                               $8,385        $6,252
                                                               ======        ======

NOTE 7 -- OTHER BORROWINGS

     The Company has a line of credit agreement with Independent Bankers' Bank of Florida dated November 25, 1998, that enables the Company to borrow up to $1,000,000. This credit facility matures on November 25, 2003, and requires annual principal repayments of up to $200,000, plus annual interest payments at 6.5% per year. The purpose of this loan was to provide additional capital to BLNB in connection with its acquisition of two branches from First Union. All of the outstanding common stock of BLNB has been pledged as collateral for this loan.

NOTE 8 -- ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities are summarized as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                               1998            1997
                                                              -------         -------
                                                              (DOLLARS IN THOUSANDS)
Accounts payable and other accrued expenses.................   $160            $250
Income taxes payable........................................     --              18
Miscellaneous...............................................     47              14
                                                               ----            ----
                                                               $207            $282
                                                               ====            ====

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 9 -- INCOME TAXES

     The provision (credit) for income taxes on income is summarized as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                               1998            1997
                                                              -------         -------
                                                              (DOLLARS IN THOUSANDS)
Current:
  Federal...................................................   $ 581           $ 391
  State.....................................................      99              67
                                                               -----           -----
                                                                 680             458
                                                               -----           -----
Deferred:
  Federal...................................................     (91)           (122)
  State.....................................................     (15)            (20)
                                                               -----           -----
                                                                (106)           (142)
                                                               -----           -----
          Total income tax provision........................   $ 574           $ 316
                                                               =====           =====

     A reconciliation of the income tax computed at the Federal statutory rate of 34% and the income tax provision shown on the statements of operations, follows:

                                                            YEAR ENDED DECEMBER 31,
                                                        -------------------------------
                                                             1998             1997
                                                        --------------   --------------
                                                        AMOUNT     %     AMOUNT     %
                                                        ------    ----   ------    ----
Tax computed at statutory rate........................   $560     34.0    $331     34.0
Increase (decrease) resulting from:
  Effect of tax-exempt income.........................    (33)    (2.0)    (19)    (2.0)
  State tax -- net of federal benefit.................     40      2.4      23      2.4
  Other (net).........................................      7      0.4     (19)    (2.0)
                                                         ----     ----    ----     ----
          Income tax provision........................   $574     34.8    $316     32.4
                                                         ====     ====    ====     ====

     The components of the deferred income tax assets are as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                               1998            1997
                                                              -------         -------
                                                              (DOLLARS IN THOUSANDS)
Deferred tax asset:
  Federal...................................................   $694            $667
  State.....................................................    119             113
                                                               ----            ----
                                                                813             780
                                                               ----            ----
Deferred tax liability:
  Federal...................................................    197             304
  State.....................................................     34              52
                                                               ----            ----
                                                                231             356
                                                               ----            ----
          Net deferred income tax asset.....................   $582            $424
                                                               ====            ====

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

     The tax effects of each type of significant item that gave rise to deferred taxes are:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                              1997             1998
                                                              -----            -----
                                                              (DOLLARS IN THOUSANDS)
Net unrealized gains on securities available-for-sale.......  $ 53             $  5
  Depreciation and amortization.............................   (46)            (115)
  Allowance for credit losses...............................   405              379
  CNB merger................................................   258              302
  Other.....................................................   (88)            (147)
                                                              ----             ----
     Net deferred income tax asset..........................  $582             $424
                                                              ====             ====

NOTE 10 -- EMPLOYEE BENEFIT PLAN

     BLNB sponsors a 401(k) Profit Sharing Plan that covers substantially all employees. BLNB contributions under this plan are made at the discretion of the Board of Directors. During 1998 and 1997, the employer contribution approved by the Board of Directors amounted to 50% of a participant's contributions, subject to a maximum of 3% of the participant's salary. The 401(k) Profit Sharing Plan is a prototype plan and has been approved by the Internal Revenue Service.

     CNB sponsored a defined contribution pension plan that covered substantially all employees of CNB. A favorable determination letter had been received from the Internal Revenue Service that the plan was qualified. In 1998, this plan was terminated and all former CNB employees were included in BLNB's 401(k) Profit Sharing Plan.

     The amounts included in salaries and employee benefits as pension expense for 1998 and 1997 totaled $27,000 and $22,000, respectively.

NOTE 11 -- RELATED PARTY TRANSACTIONS

     BLNB has entered into transactions with its directors, executive officers, significant stockholders, and their affiliates (Related Parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

     The aggregate extensions of credit to such related parties at December 31, 1998 and 1997, were $2,263,000 and $2,372,000, respectively. Unfunded commitments to the same parties totaled $403,000 at December 31, 1998.

     Following is a summary of activity for 1997 and 1998 for such loans:

                                                   BEGINNING                            END OF
                                                    OF YEAR                              YEAR
                                                    BALANCE    ADDITIONS   REDUCTIONS   BALANCE
                                                   ---------   ---------   ----------   -------
                                                              (DOLLARS IN THOUSANDS)
1997.............................................   $2,683       $732        $1,043     $2,372
1998.............................................   $2,372       $990        $1,099     $2,263

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 12 -- COMMITMENTS AND CONTINGENCIES

     The Company's consolidated financial statements do not reflect various commitments and contingent liabilities that arise in the normal course of business and involve elements of credit risk, interest rate risk, and liquidity risk. These commitments and contingent liabilities of BLNB, which include unfunded commitments to related parties, are commitments to extend credit and commercial and standby letters of credit. A summary of the BLNB's commitments and contingent liabilities at December 31, 1998, follows:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998          1997
                                                              --------      --------
                                                              (DOLLARS IN THOUSANDS)
Commitments to extend credit
  Secured by real estate....................................   $3,516        $1,824
  Other.....................................................    3,291         2,845
  Commercial and standby letters of credit..................      129           103
                                                               ------        ------
                                                               $6,936        $4,772
                                                               ======        ======

     Commitments to extend credit and commercial letters of credit all include exposure to some credit loss in the event of non-performance of the customer. BLNB's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit instruments that are recorded in the consolidated financial statements. In the opinion of management, these instruments do not generally present any significant liquidity risk to BLNB. BLNB's experience has been that approximately 70% to 80% of loan commitments are drawn upon by customers. BLNB did not incur any losses on its commitments in either 1998 or 1997.

     The Company is a party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the financial position of the Company.

     At December 31, 1998, BLNB had $1,500,000 unfunded lines of credit from other banks for the purchase of overnight federal funds.

NOTE 13 -- CONCENTRATIONS OF CREDIT

     Substantially all of BLNB's loans, commitments, and commercial and standby letters of credit have been granted to customers in BLNB's market area. Substantially all such customers are depositors of the BLNB. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Letters of credit were granted to commercial borrowers. BLNB, as a matter of policy, do not extend credit to any single borrower or group of related borrowers in excess of its legal lending limit.

NOTE 14 -- REGULATORY MATTERS

     BLNB is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1998, approximately $2.3 million of BLNB's retained earnings were available for dividend declaration without prior regulatory approval.

     BLNB is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the BLNB's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, BLNB must meet specific capital guidelines that involve quantitative measures of BLNB's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. BLNB's

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require BLNB to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that BLNB meets all capital adequacy requirements applicable to BLNB.

     As of December 31, 1998, the most recent notification from the Office of the Comptroller of the Currency ("OCC") categorized BLNB as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, BLNB must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed BLNB's category.

                                                                                      TO BE WELL
                                                                                      CAPITALIZED
                                                                                     UNDER PROMPT
                                                        FOR CAPITAL ADEQUACY       CORRECTIVE ACTION
                                          ACTUAL              PURPOSES                PROVISIONS
                                      --------------    ---------------------    --------------------
                                      AMOUNT   RATIO    >=AMOUNT     >=RATIO     >=AMOUNT     >=RATIO
                                      ------   -----    ---------    -------     --------     -------
BIG LAKE NATIONAL BANK
As of December 31, 1998:
  Total Risk-Based Capital
  (To Risk-Weighted Assets).........  $8,872   11.89%    >=$5,971     >=8.0%     >=$7,463     >=10.0%
  Tier I Capital
  (To Risk-Weighted Assets).........  $7,904   10.59%    >=$2,985     >=4.0%     >=$4,478     >= 6.0%
  Tier I Capital
  (To Adjusted Total Assets)........  $7,904    6.23%    >=$5,079     >=4.0%     >=$6,348     >= 5.0%
BIG LAKE FINANCIAL CORPORATION:
As of December 31, 1998:
  Total Risk-Based Capital
  (To Risk-Weighted Assets).........  $9,084   12.08%    >=$6,014     >=8.0%     >=$7,517     >=10.0%
  Tier I Capital
  (To Risk-Weighted Assets).........  $8,110   10.79%    >=$3,007     >=4.0%     >=$4,510     >= 6.0%
  Tier I Capital
  (To Adjusted Total Assets)........  $8,110    6.36%    >=$5,100     >=4.0%     >=$6,375     >= 5.0%

NOTE 15 -- STOCK DIVIDEND

     On January 21, 1998, the Company's Board of Directors declared a stock dividend payable at a rate of 2.5% of shares issued and outstanding to stockholders of record on February 27, 1998, payable on or before March 19, 1998. Cash in lieu of fractional shares was paid at the rate of $19.83 per share, which was the estimated fair market value at that time. The total cash paid in lieu of fractional shares amounted to approximately $5,000.

NOTE 16 -- STOCK OPTION PLAN

     The Company has adopted a Stock Option Plan (as amended) that permits certain directors to purchase additional shares of the Company's common stock at a purchase price of $10.00 per share. The number of shares permitted for purchase by each participant originated at 2,750 shares, and has been adjusted for subsequent stock dividends according to the terms of the plan. At December 31, 1998, the approximate

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY number of shares under this plan totaled 3,186 shares per participant. Options totaling approximately 15,930 shares are outstanding and exercisable until the expiration date, which has been extended until June 30, 2001.

     For the year ended December 31, 1996, Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("FAS No. 123"), became effective. FAS No. 123 permits application of the accounting requirements of an earlier issued APB Opinion No. 25 and, accordingly, no compensation cost were recognized in 1997. On May 20, 1998, a former director exercised all of his outstanding stock options and purchased 3,186 shares of common stock at the exercise price of $10.00 per share. The estimated fair market value of the Company's stock based on recent trades was $22.00 per share. A charge to earnings of approximately $24,000 (net of income taxes of $14,000) was recorded to recognize services provided by this director under the terms of the stock option agreement.

     The Company must comply with certain additional disclosures under FAS No.
123. A summary of the disclosures follows:

                                                               NUMBER     WEIGHTED AVERAGE
                                                              OF SHARES    EXERCISE PRICE
                                                              ---------   ----------------
Outstanding at December 31, 1997 and 1996...................   18,660          $10.00
                                                                               ======
  Increase due to stock dividend, 1998......................      456          $10.00
                                                                               ======
  Stock options exercised, 1998.............................   (3,186)         $10.00
                                                               ------          ======
  Outstanding at December 31, 1998..........................   15,930          $10.00
                                                               ======          ======

     All outstanding options were fully vested and exercisable at December 31, 1998 and 1997, with a weighted average remaining contractual life of thirty months at December 31, 1998. Since no additional options have been granted in 1998 or 1997, and the compensation recorded in 1998 for the stock options exercised amounted to approximately 2% of net income, net income and earnings per share would not materially differ from reported results had the Company adopted the accounting treatment under FAS No. 123.

NOTE 17 -- PREFERRED STOCK

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

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

NOTE 18 -- NONINTEREST OPERATING EXPENSES

     Other expenses for 1998 and 1997 were as follows:

                                                                1998          1997
                                                              --------      --------
                                                              (DOLLARS IN THOUSANDS)
Advertising and public relations............................   $  105        $   64
Data processing fees and service charges....................      197           194
Telephone...................................................      120            43
Postage.....................................................      127            73
Stationary, printing, and supplies..........................      243           113
FDIC and OCC assessments....................................      117            50
Director fees...............................................      116            80
Professional and legal expenses.............................      170            73
Amortization................................................      100            85
Merger-related expenses.....................................       45           149
Other.......................................................      632           181
                                                               ------        ------
                                                               $1,972        $1,105
                                                               ======        ======

NOTE 19 -- DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

OTHER BORROWINGS:

     Since this borrowing is at a recent market interest rate, the carrying amount is a reasonable estimate of fair value.

     The estimated fair values of the BLNB's financial instruments at December 31, 1998, are as follows:

                                                              CARRYING        FAIR
                                                               AMOUNT        VALUE
                                                              --------      --------
                                                              (DOLLARS IN THOUSANDS)
Financial Assets
  Cash and cash equivalents.................................  $  7,776      $  7,776
  Investment securities.....................................    59,560        59,588
  Loans.....................................................    75,103        76,602
                                                              --------      --------
          Total assets valued...............................  $142,439      $143,966
                                                              ========      ========
Financial Liabilities
  Deposits..................................................  $138,608      $138,969
  Other borrowings..........................................       500           500
                                                              --------      --------
          Total liabilities valued..........................  $139,108      $139,469
                                                              ========      ========

     While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that, were BLNB to have disposed of such items at December 31, 1998, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 1998, should not necessarily be considered to apply at subsequent dates.

NOTE 20 -- PARENT COMPANY FINANCIAL INFORMATION

     Presented below are condensed financial statements for Big Lake Financial Corporation (dollars in thousands):

CONDENSED BALANCE SHEETS (PARENT ONLY) AS OF DECEMBER 31:      1998       1997
---------------------------------------------------------     -------    -------
ASSETS
  Cash and cash equivalents.................................  $    68    $    76
  Investment in subsidiary bank, net........................   10,274      9,148
  Facilities................................................      536        556
  Other assets..............................................        4        333
                                                              -------    -------
          Total.............................................  $10,882    $10,113
                                                              =======    =======
LIABILITIES AND STOCKHOLDERS' EQUITY
  Equity Liabilities........................................  $   402    $   690
  Stockholders' equity......................................   10,480      9,423
                                                              -------    -------
          Total.............................................  $10,882    $10,113
                                                              =======    =======

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

CONDENSED STATEMENTS OF OPERATIONS AND STOCKHOLDERS' EQUITY (PARENT ONLY)
YEARS ENDED DECEMBER 31:                                                    1998       1997
-------------------------------------------------------------------------  -------    -------
Equity in net income of subsidiary bank...........................         $ 1,129    $   721
Other income......................................................              51         70
Other expenses....................................................            (106)      (133)
                                                                           -------    -------
Net income........................................................           1,074        658
Stockholders' Equity:
  Beginning of year...............................................           9,423      4,854
  Cash paid in lieu of fractional shares..........................              (5)        --
  Stock issued to acquire CNB Financial Corporation...............              --      3,789
  Treasury stock canceled.........................................              --         59
  Stock options exercised.........................................              70         --
  Net change in unrealized holding gains (losses) on securities in
     subsidiary bank..............................................             (82)        63
                                                                           -------    -------
  End of year.....................................................         $10,480    $ 9,423
                                                                           =======    =======

CONDENSED STATEMENTS OF CASH FLOWS (PARENT ONLY)
YEARS ENDED DECEMBER 31:                                                    1998       1997
------------------------------------------------                           -------    ------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net income........................................................         $ 1,074    $  658
Adjustment to reconcile net income to net cash provided by
  operating activities:
  Equity in undistributed earnings of subsidiary bank.............          (1,129)     (721)
  Other...........................................................               6        34
                                                                           -------    ------
          Total...................................................             (49)      (29)
                                                                           -------    ------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES
  Capital contribution to subsidiary bank.........................            (500)       --
                                                                           -------    ------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
  Proceeds from other borrowings..................................             500        --
  Proceeds from stock options exercised...........................              46        --
  Cash paid in lieu of fractional shares..........................              (5)       --
                                                                           -------    ------
          Total...................................................             541        --
                                                                           -------    ------
DECREASE IN CASH AND CASH EQUIVALENTS.............................              (8)      (29)
CASH AND CASH EQUIVALENTS:
  Beginning of year...............................................              76       105
                                                                           -------    ------
  End of year.....................................................         $    68    $   76
                                                                           =======    ======

NOTE 21 -- ACQUISITION OF CNB FINANCIAL CORPORATION

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

     The purchase method of accounting, which requires (1) no restatement of the Company's historical financial statements, and (2) the inclusion of the acquired company's historical financial information on a fair value basis only from the date of consummation, was used in this transaction. With respect to this transaction,

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY the Company issued 166,512 shares of its common stock in exchange for the common stock of CNB Financial Corporation. This transaction resulted in an increase to stockholders' equity of $3.8 million. The net book value of CNB Financial Corporation exceeded the fair value of the net assets acquired by $.4 million (net of deferred income tax asset of $.3 million); therefore, no goodwill was recorded as a result of this transaction. All adjustments to fair value of loans and deposits will be amortized over the estimated remaining maturities of the underlying loans and deposits on a straight-line basis, which is not materially different from the interest method.

     Total acquired assets related to the Company's purchase accounting acquisition of CNB Financial Corporation amounted to 79% of the Company's total assets at December 31, 1996. The pro forma income per common share amount was slightly dilutive. The following summarized pro forma (unaudited) information assumes the acquisition had occurred on January 1, 1997 (dollars in thousands, except per share data):

Net interest income.........................................  $5,104
                                                              ======
Net income..................................................  $1,004
                                                              ======
Earnings per share..........................................  $ 2.11
                                                              ======

NOTE 22 -- BRANCH ACQUISITIONS

     During 1998, BLNB entered into negotiations with First Union National Bank ("First Union") to acquire certain assets and assume deposit liabilities and related accrued interest of First Union's Wauchula and Arcadia Branches ("Branch"). The Branch acquisitions were approved by the OCC and the Company's Board of Directors, and consummated on November 19, 1998. A summary of the transaction follows (dollars in thousands):

Liabilities assumed.........................................  $30,957
                                                              -------
Less assets purchased and other adjustments:
  Core deposit premium......................................    1,942
  All other assets..........................................    1,092
  Other adjustments, net....................................       (8)
                                                              -------
                                                                3,026
                                                              -------
          Cash received at closing..........................  $27,931
                                                              =======

     The closing transactions are subject to a post-closing review period that will expire in the first quarter of 1999. Management does not anticipate any significant adjustments will be required. The proceeds reserved at closing were invested in federal funds sold and U. S. Government securities.