Form 10KSB40/A, Exhibit 13
period 2000-12-31
BIG LAKE FINANCIAL CORP
filed 2001-03-26
CIK 789561

                                                                   Exhibit 13.01



                         BIG LAKE FINANCIAL CORPORATION
                                 AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

                                TABLE OF CONTENTS


                                                                                                                 PAGE
                                                                                                                 ----

INDEPENDENT AUDITORS' REPORT..................................................................................       1


FINANCIAL STATEMENTS

         Consolidated Balance Sheets as of December 31, 2000 and 1999.........................................       2

         Consolidated Statements of Operations and Comprehensive Income
              for the Years Ended December 31, 2000 and 1999..................................................       3

         Consolidated Statements of Cash Flows
              for the Years Ended December 31, 2000 and 1999..................................................       4

         Consolidated Statements of Changes in Stockholders' Equity
              for the Years Ended December 31, 2000 and 1999..................................................       5

         Notes to Consolidated Financial Statements...........................................................    6-22

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Big Lake Financial Corporation and Subsidiary
Okeechobee, Florida

We have audited the consolidated balance sheets of Big Lake Financial Corporation and Subsidiary (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of operations and comprehensive income, cash flows, and changes in stockholders' equity for each of the two years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Big Lake Financial Corporation and Subsidiary as of December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.





STEVENS, POWELL & COMPANY, P.A.
January 12, 2001

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

                                                                                                    December 31,
                                                                                   --------------------------------------------
                                                                                     2000                               1999
                                                                                   ---------                          ---------
                                                                                   (Dollars In Thousands, Except Per Share Data)
                                                             ASSETS
Cash and cash equivalents:
        Cash and due from banks                                                    $   8,077                          $   9,521
Securities available-for-sale                                                         55,354                             54,537
Securities held-to-maturity (market value
     of $1,523 for 2000 and $1,469 for 1999)                                           1,523                              1,573
Loans                                                                                110,261                             87,134
Facilities                                                                             3,018                              3,068
Accrued interest receivable                                                            1,509                              1,229
Deferred income taxes                                                                    883                              1,528
Intangible assets                                                                      1,876                              2,151
Other assets                                                                             653                              1,174
                                                                                   ---------                          ---------

              Total assets                                                         $ 183,154                          $ 161,915
                                                                                   =========                          =========

                                                           LIABILITIES
Deposits:
        Noninterest-bearing demand deposits                                        $  35,188                          $  32,643
        Demand deposits                                                               36,906                             27,617
        Money market accounts                                                          6,114                              7,187
        Savings accounts                                                              15,521                             16,136
        Time, $100,000 and over                                                       12,440                              9,902
        Other time deposits                                                           52,091                             54,968
                                                                                   ---------                          ---------

              Total deposits                                                         158,260                            148,453

Other borrowings and federal funds purchased                                          10,813                              2,157
Accrued interest payable on deposits                                                   1,006                                774
Accounts payable and accrued liabilities                                                 442                                344
                                                                                   ---------                          ---------

              Total liabilities                                                      170,521                            151,728
                                                                                   ---------                          ---------

Commitments and contingencies                                                             --                                 --
                                                                                   ---------                          ---------

                                                     STOCKHOLDERS' EQUITY

Preferred stock, non-voting, $1.00 par value, authorized
     and unissued 500,000 shares in 2000 and 1999                                         --                                 --
Common stock, $.01 par value, authorized 1,000,000 shares,
     issued 524,201 shares in 2000 and 505,199 shares in 1999                              5                                  5
Additional paid-in capital                                                             7,974                              7,499
Retained earnings                                                                      4,851                              4,007
Net unrealized holding losses on securities                                             (197)                            (1,324)
                                                                                   ---------                          ---------

              Total stockholders' equity                                              12,633                             10,187
                                                                                   ---------                          ---------

              Total liabilities and stockholders' equity                           $ 183,154                          $ 161,915
                                                                                   =========                          =========

Book value per common share                                                        $   24.10                          $   20.16
                                                                                   =========                          =========

Common shares outstanding, adjusted for stock dividends                              524,201                            505,199
                                                                                   =========                          =========

          See Accompanying Notes to Consolidated Financial Statements.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

                                                                                            For the Years Ended December 31,
                                                                                       --------------------------------------------
                                                                                            2000                          1999
                                                                                       --------------               ---------------
                                                                                       (Dollars In Thousands, Except Per Share Data)

INTEREST INCOME
        Interest and fees on loans                                                         $   9,435                    $   7,333
        Interest and dividend income from investment securities                                3,329                        3,348
        Income on federal funds sold                                                              50                          186
                                                                                           ---------                    ---------

              Total interest income                                                           12,814                       10,867
                                                                                           ---------                    ---------

INTEREST EXPENSE
        Interest on deposits                                                                   5,212                        4,289
        Other                                                                                    408                           54
                                                                                           ---------                    ---------

              Total interest expense                                                           5,620                        4,343
                                                                                           ---------                    ---------

NET INTEREST INCOME BEFORE PROVISION FOR CREDIT LOSSES                                         7,194                        6,524

PROVISION FOR CREDIT LOSSES                                                                      330                          220
                                                                                           ---------                    ---------

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES                                          6,864                        6,304
                                                                                           ---------                    ---------

OTHER INCOME
        Service charges on deposit accounts                                                    1,360                        1,321
        Other fees for customer service and other income                                         162                          269
                                                                                           ---------                    ---------
              Total other income                                                               1,522                        1,590
                                                                                           ---------                    ---------

OTHER EXPENSES
        Salaries and employee benefits                                                         3,288                        3,013
        Expenses of bank premises and fixed assets                                               971                          900
        Other operating expenses                                                               2,336                        2,444
                                                                                           ---------                    ---------
              Total other expenses                                                             6,595                        6,357
                                                                                           ---------                    ---------

INCOME BEFORE PROVISION FOR INCOME TAXES                                                       1,791                        1,537

PROVISION FOR INCOME TAXES                                                                       628                          553
                                                                                           ---------                    ---------

NET INCOME                                                                                     1,163                          984

OTHER COMPREHENSIVE INCOME, NET OF INCOME TAXES:
        Unrealized holding gains (losses) on securities arising during period
        (net of deferred income taxes of $(688) in 2000 and $746 in 1999)                      1,127                       (1,236)
                                                                                           ---------                    ---------

COMPREHENSIVE INCOME                                                                       $   2,290                    $    (252)
                                                                                           =========                    =========


WEIGHTED AVERAGE COMMON SHARES OUTSTANDING DURING PERIOD:
        Basic                                                                                523,781                      517,653
                                                                                           =========                    =========
        Fully diluted                                                                        528,439                      526,318
                                                                                           =========                    =========

EARNINGS PER SHARE:
        Basic                                                                              $    2.22                    $    1.90
                                                                                           =========                    =========
        Fully diluted                                                                      $    2.20                    $    1.87
                                                                                           =========                    =========

          See Accompanying Notes to Consolidated Financial Statements.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           For the Years Ended December 31,
                                                                                    --------------------------------------------
                                                                                          2000                          1999
                                                                                    ---------------                -------------
                                                                                    (Dollars In Thousands, Except Per Share Data)
CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                                                        $   1,163                  $     984
      Adjustments to reconcile net income to net cash
         provided by (used in) operating activities:
           Provision for credit losses                                                        330                        220
           Depreciation and amortization                                                      618                        618
           Deferred income tax                                                                (57)                        98
           Net premium amortization and discount accretion                                     (3)                         7
           Compensation recorded on stock options exercised                                   108                         54
           (Increase) decrease in assets:
                Accrued interest receivable                                                  (280)                      (104)
                Other assets                                                                  428                       (673)
           Increase (decrease) in liabilities:
                Accounts payable and accrued liabilities                                      330                        154
                                                                                        ---------                  ---------

                    Net cash provided by operating activities                               2,637                      1,358
                                                                                        ---------                  ---------

CASH FLOWS FROM INVESTING ACTIVITIES
      Securities available-for-sale:
           Purchases                                                                          (50)                   (20,063)
           Proceeds from maturities                                                         1,050                     22,198
      Securities held-to-maturity:
           Purchases                                                                           --                       (724)
           Proceeds from maturities                                                            51                         50
      Proceeds from sale of other real estate                                                 330                        590
      Increase in loans                                                                   (23,680)                   (12,976)
      Purchases of facilities                                                                (293)                      (237)
      Premium refunded on acquisition of branch deposits                                       --                         32
                                                                                        ---------                  ---------

                    Net cash used in investing activities                                 (22,592)                   (11,130)
                                                                                        ---------                  ---------

CASH FLOWS FROM FINANCING ACTIVITIES
      Increase (decrease) in deposits:
           Noninterest-bearing                                                              2,545                      3,841
           Interest-bearing                                                                 7,262                      6,004
      Net proceeds from other borrowings and federal funds purchased                        9,044                      1,769
      Repayments of other borrowings                                                         (388)                      (112)
      Proceeds from stock options exercised                                                    55                         22
      Cash paid in lieu of fractional shares                                                   (7)                        (7)
                                                                                        ---------                  ---------

                    Net cash provided by financing activities                              18,511                     11,517
                                                                                        ---------                  ---------

NET INCREASE (DECREASE) IN
      CASH AND CASH EQUIVALENTS                                                            (1,444)                     1,745

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                              9,521                      7,776
                                                                                        ---------                  ---------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                                $   8,077                  $   9,521
                                                                                        =========                  =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
      Cash received during the year for interest and dividends                          $  12,534                  $  10,763
                                                                                        =========                  =========
      Cash paid during the year for interest                                            $   5,388                  $   4,326
                                                                                        =========                  =========
      Cash paid during the year for income taxes                                        $     356                  $   1,008
                                                                                        =========                  =========


          See Accompanying Notes to Consolidated Financial Statements.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                                                                          NET
                                                                                                       UNREALIZED
                                                                                                        HOLDING
                                                        COMMON STOCK       ADDITIONAL                    GAINS          TOTAL
                                                   ---------------------    PAID-IN      RETAINED     (LOSSES) ON    STOCKHOLDERS'
                                                    SHARES        AMOUNT    CAPITAL      EARNINGS      SECURITIES       EQUITY
                                                   ---------      ------   ----------    --------     -----------    -------------
                                                                                  (Dollars In Thousands)

BALANCE, DECEMBER 31, 1998                           490,001          5       7,168         3,285            (88)         10,370

Stock dividend declared                               11,933         --         255          (255)            --              --
Cash paid in lieu of fractional shares                    --         --          --            (7)            --              (7)
Stock options exercised                                3,265         --          76            --             --              76
Comprehensive income:
     Net income                                           --         --          --           984             --
     Net change in net unrealized
        holding gains (losses) on securities                                                              (1,236)
        Total comprehensive income                        --         --          --            --             --            (252)
                                                   ---------       ----     -------      --------       --------       ---------

BALANCE, DECEMBER 31, 1999                           505,199          5       7,499         4,007         (1,324)         10,187

Stock dividend declared                               12,472         --         312          (312)            --              --
Cash paid in lieu of fractional shares                    --         --          --            (7)            --              (7)
Stock options exercised                                6,530         --         163            --             --             163
Comprehensive income:
     Net income                                           --         --          --         1,163             --
     Net change in net unrealized
        holding gains (losses) on securities                                                               1,127
        Total comprehensive income                        --         --          --            --             --           2,290
                                                   ---------       ----     -------      --------       --------       ---------

BALANCE, DECEMBER 31, 2000                           524,201       $  5     $ 7,974      $  4,851       $   (197)      $  12,633
                                                   =========       ====     =======      ========       ========       =========

          See Accompanying Notes to Consolidated Financial Statements.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


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

BLNB, a national banking association, and the Company are subject to regulations issued by certain regulatory agencies and undergo periodic examinations by those agencies. BLNB provides a wide range of banking services to individual and corporate customers through its branch network, which includes:

         - Its main office, which opened in July 1986, at 1409 South Parrott Avenue, Okeechobee, Florida,
         -        Lake Placid Branch, which was acquired from First America Bank
                  - Florida, FSB in December 1995,
         - Branches located in Clewiston, LaBelle, and Moore Haven, Florida, acquired from Clewiston National Bank ("CNB") in May 1998 (CNB was acquired by the Company through its acquisition of CNB Financial Corporation in October 1997),
         -        Wauchula and Arcadia, Florida, branches, which were acquired from First Union National Bank in November 1998; and,
         -        Treasure Island Branch, also located in Okeechobee, Florida, which opened in August 1999, and now includes the former Taylor Creek Branch accounts.

At December 31, 2000, BLNB's primary trade area encompassed Okeechobee, Highlands, Hendry, Glades, Hardee, and DeSoto Counties. The majority of BLNB's loans are currently to customers located in these counties.

Use of Estimates:

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses, the fair value of financial instruments, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans ("Other Real Estate Owned"). In connection with the determination of the allowances for credit losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

Management believes that the allowance for credit losses is adequate. While management uses available information to recognize losses on loans, including independent appraisals for significant properties, future additions to the allowance may be necessary based on changes in economic conditions. In addition, the Office of the Comptroller of the Currency (the "OCC"), as an integral part of its examination process, periodically reviews the allowance based on its judgment about information available to it at the time of its examination.

Restriction on Cash and Due From Banks:

BLNB is required to maintain reserve funds in cash or on deposit with the Federal Reserve Bank. The required reserve at December 31, 2000 and 1999, was $4,598,000 and $3,415,000, respectively.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

Investments:

Statement of Financial Accounting Standards No. 115 ("SFAS No. 115"), Accounting for Certain Investments in Debt and Equity Securities, sets the standard for classification of and accounting for investments in equity securities that have readily determinable fair values, and all investments in debt securities which are to be classified as held-to-maturity securities, available-for-sale securities, or trading securities.

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

BLNB classifies its investments at the purchase date in accordance with the above-described guidelines. Premiums or discounts on securities at the date of purchase are being amortized or accreted, respectively, over the estimated life of the security using a method that approximates the level yield method. Gains and losses realized on the disposition of securities are based on the specific identification method and are reflected in other income.

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

Interest income on loans is accounted for on the accrual basis. Generally, BLNB's policy is to discontinue the accrual of interest on loans delinquent over ninety days unless fully secured and in the process of collection. The accrued and unpaid interest is reversed from current income and thereafter interest is recognized only to the extent payments are received. A nonaccrual loan may be restored to accrual basis when interest and principal payments are current and prospects for future recovery are no longer in doubt.

The Company has adopted Statement of Financial Accounting Standards No. 114 ("SFAS No. 114"), Accounting by Creditors for Impairment of a Loan, which sets the standard for recognition of loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled debt restructurings.

Under SFAS No. 114, a loan is impaired when it is probable that a creditor will be unable to collect the full amount of principal and interest due according to the contractual terms of the loan agreement. When a loan is impaired, a creditor has a choice of ways to measure the impairment. The measurement of impairment may be based on (1) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (2) the observable market price of the impaired loan, or (3) the fair value of the collateral of a collateral-dependent loan. Creditors may select the measurement method on a loan-by-loan basis, except that collateral-dependent loans for which foreclosure is probable must be measured at the fair value of the collateral. A creditor in a troubled debt restructuring involving a restructured loan should measure impairment by discounting the total expected future cash flows at the loan's original effective rate of interest. If the value of the loan is less than the recorded investment in the loan, a loss should be recognized by recording a valuation allowance and a corresponding increase to the provision for credit losses charged to operating expenses.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

Allowance for Credit Losses:

The provision for credit losses charged to operating expenses is based upon management's judgment of the adequacy of the allowance giving consideration to its credit loss experience and an evaluation of the current loan portfolio.

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

The amortization for core deposit premium and goodwill totaled $275,000 in both 2000 and 1999.

Off-Balance Sheet Instruments:

In the ordinary course of business, BLNB has entered into off-balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Employee Benefits:

Profit-sharing costs are charged to salaries and employee benefits expense and are funded as accrued.

Income Taxes:

Provisions for income taxes are based on amounts reported in the statements of operations, after exclusion of non-taxable income such as interest on state and municipal securities, and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. The principal temporary differences are depreciation and amortization, credit loss provision, CNB merger expenses and purchase accounting adjustments, and unrealized holding gains (losses) on securities. Deferred taxes are computed on the liability method as prescribed in SFAS No. 109, Accounting for Income Taxes.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

Computation of Per Share Earnings:

Basic earnings per share ("EPS") amounts are computed by dividing net earnings by the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed by dividing net earnings by the weighted average number of shares and all dilutive potential shares outstanding during the period. As discussed in Note 15 to the consolidated financial statements, the Company declared 2.5% stock dividends in 2000 and 1999. The average number of shares and dilutive potential shares have been restated for the stock dividends. The following information was used in the computation of earnings per share on both a basic and diluted basis for the years ended December 31, 2000 and 1999.

                                                                                             For the Years Ended
                                                                                                 December 31,
                                                                                             2000          1999
                                                                                            -------       ------
                                                                                    (In thousands except per share data)
     Basic EPS computation:
         Numerator - Net income                                                             $ 1,163       $  984
         Denominator - Weighted average shares outstanding                                      524          518
         Basic EPS                                                                          $  2.22       $ 1.90

     Diluted EPS computation:
         Numerator - Net income                                                             $ 1,163       $  984
         Denominator - Weighted average shares outstanding                                      524          518
         Stock options                                                                            4            8
                                                                                                528          526

         Diluted EPS                                                                        $  2.20       $ 1.87


Statements of Cash Flows:

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts on deposit in noninterest-bearing accounts with other commercial banks, and federal funds sold.

Advertising and Public Relations:

The Company expenses advertising and public relations costs as incurred. Advertising and public relations costs for 2000 and 1999 as included in other operating expenses were $145,000 and $165,000, respectively.

Reclassification of Accounts:

Certain items in the financial statements for 1999 have been reclassified to conform to the classifications used for the current year.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


NOTE 2 - INVESTMENT SECURITIES

The amortized cost and estimated fair value of instruments in debt and equity securities are as follows:



                                                     DECEMBER 31, 2000                             DECEMBER 31, 1999
                                        ------------------------------------------    ---------------------------------------------
                                                     GROSS    GROSS                                GROSS     GROSS
                                        AMORTIZED UNREALIZED UNREALIZED    FAIR       AMORTIZED  UNREALIZED UNREALIZED      FAIR
                                          COST      GAINS     LOSSES       VALUE         COST       GAINS     LOSSES        VALUE
                                        --------- ---------- ----------   --------    ---------  ---------- ----------     --------
                                                  (Dollars In Thousands)                         (Dollars In Thousands)

Available-for-sale
   U.S. Government agencies             $ 55,544     $ 41     $ (349)     $ 55,236     $ 56,542     $ --     $ (2,123)     $ 54,419
   Mortgage-backed securities                 --       --         --            --           --       --           --            --
   Other                                     118       --         --           118          118       --           --           118
                                        --------     ----     ------      --------     --------     ----     --------      --------

     Total available-for-sale             55,662       41       (349)       55,354       56,660       --       (2,123)       54,537
                                        --------     ----     ------      --------     --------     ----     --------      --------

Held-to-Maturity
   State and municipal                     1,523       26        (26)        1,523        1,573       15         (119)        1,469
                                        --------     ----     ------      --------     --------     ----     --------      --------

     Total investment
       securities                       $ 57,185     $ 67     $ (375)     $ 56,877     $ 58,233     $ 15     $ (2,242)     $ 56,006
                                        ========     ====     ======      ========     ========     ====     ========      ========


The fair value of securities fluctuates during the investment period. No provision for loss has been made in connection with the decline of fair value below book value, because the securities are purchased for investment purposes and the decline is not deemed to be other than temporary. Temporary declines in fair value of securities available-for-sale at December 31, 2000, of $197,000 (net of deferred income taxes of $111,000) are regarded as an adjustment to stockholders' equity. The estimated fair value of securities is determined on the basis of market quotations. At December 31, 2000, securities with carrying value of approximately $19,020,000, and market values of approximately $18,872,000, were pledged to secure deposits and for other operating purposes.

There were no significant gross realized gains or losses in 2000 or 1999.

The cost and estimated fair value of debt and equity securities at December 31, 2000, by contractual maturities, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                           SECURITIES                      SECURITIES
                                                      AVAILABLE-FOR-SALE                HELD-TO-MATURITY
                                                  --------------------------        ------------------------
                                                                   ESTIMATED                        ESTIMATED
                                                  AMORTIZED          FAIR           AMORTIZED         FAIR
                                                     COST            VALUE            COST            VALUE
                                                  ---------        ---------        --------        --------
                                                                     (Dollars In Thousands)

Due in one year or less                           $   5,049        $   5,034        $    250        $    250
Due from one to five years                           49,495           49,163              50              51
Due from five to ten years                            1,000            1,039              --              --
Due after ten years                                      --               --           1,223           1,222
Other                                                   118              118              --              --
                                                  ---------        ---------        --------        --------

                                                  $  55,662        $  55,354        $  1,523        $  1,523
                                                  =========        =========        ========        ========

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


NOTE 3 - LOANS

The loan portfolio is classified as follows:

                                                                                                DECEMBER 31,
                                                                                          2000              1999
                                                                                       ----------         ---------
                                                                                          (Dollars In Thousands)

     Real estate secured loans                                                           $ 92,227           $72,365
     Consumer and credit card loans                                                        10,024             8,869
     Commercial and all other loans                                                         9,559             7,414
                                                                                         --------           -------
         Total loans                                                                      111,810            88,648
     Less, unearned income and deferred fees and credits                                     (195)             (300)
     Less, allowance for credit losses                                                     (1,354)           (1,214)
                                                                                         --------            ------

                                                                                         $110,261           $87,134
                                                                                         ========           =======

At December 31, 2000, fixed rate loans with maturities over one year totaled approximately $42.1 million.

The following is a summary of the transactions in the allowance for credit losses:

                                                                          YEAR ENDED DECEMBER 31,
                                                                       2000                      1999
                                                                     ---------                ---------
                                                                           (Dollars In Thousands)

     Balance, beginning of year                                      $   1,214                $   1,277
     Provisions charged to operating expenses                              330                      220
     Loans charged-off                                                    (235)                    (318)
     Recoveries                                                             45                       35
                                                                     ---------                ---------

         Balance, end of year                                        $   1,354                $   1,214
                                                                     =========                =========

Loans on which interest was not being accrued (nonaccrual loans) were also classified by management as impaired. The following table sets forth the recorded investment in impaired and nonaccrual loans and the related valuation allowance for each loan category as of December 31, 2000 and 1999.


                                                       DECEMBER 31, 2000                              DECEMBER 31, 1999
                                           ----------------------------------------       ----------------------------------------
                                           TOTAL IMPAIRED   AMOUNT OF     AMOUNT          TOTAL IMPAIRED  AMOUNT OF      AMOUNT
                                           AND NONACCRUAL  VALUATION    WITHOUT ANY       AND NONACCRUAL  VALUATION    WITHOUT ANY
                                                LOANS      ALLOWANCE    ALLOWANCE             LOANS       ALLOWANCE     ALLOWANCE
                                           --------------  ---------    -----------       --------------  ---------    -----------
                                                    (Dollars In Thousands)                         (Dollars In Thousands)

Real estate secured loans                      $  250        $  37        $  213              $  175        $  27        $  148
Consumer and credit card loans                     23            4            19                  17            5            12
Commercial and all other loans                     56            9            47                 161           25           136
                                               ------        -----        ------              ------        -----        ------

Totals                                         $  329        $  50        $  279              $  353        $  57        $  296
                                               ======        =====        ======              ======        =====        ======


All of the impaired and nonaccrual loans for December 31, 2000 and 1999, were measured using management's current estimate of fair value of the collateral. The average loans classified as impaired and nonaccrual totaled $403,000 in 2000 and $697,000 in 1999.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


NOTE 3 - LOANS (CONTINUED)

The interest income earned but not recorded by BLNB pursuant to its nonaccrual policy totaled $27,000 and $47,000 in 2000 and 1999, respectively. Interest income received on impaired and nonaccrual loans during 2000 and 1999 and included in income on a cash basis totaled $13,000 and $22,000, respectively. Interest income on impaired and nonaccrual loans resulting from the passage of time was not considered material and no such amount was recognized in 2000 or 1999.

Loans having carrying values of $289,000 and $725,000 were transferred to foreclosed real estate in 2000 and 1999, respectively.


NOTE 4 - FACILITIES

Facilities are summarized as follows:

                                                                            DECEMBER 31,
                                                                   2000                     1999
                                                                 ---------                ---------
                                                                        (Dollars In Thousands)

Land                                                             $     943                $     943
Buildings                                                            2,260                    2,175
Furniture, fixtures, and equipment                                   2,685                    2,522
Other fixed assets                                                     319                      274
                                                                 ---------                ---------

    Total                                                            6,207                    5,914

Less accumulated depreciation                                       (3,189)                  (2,846)
                                                                 ---------                ---------

Premises and equipment - net                                     $   3,018                $   3,068
                                                                 =========                =========


Depreciation expense amounted to $343,000 for both years ended December 31, 2000 and 1999, respectively. Estimated useful lives typically range from twenty-five to forty years for buildings and two to twenty years for all other fixed assets.

BLNB leases property at four branch locations and its human resource office under noncancelable operating leases expiring in 2001 through 2008. Minimum future rental payments under these leases as of December 31, 2000, are as follows (dollars in thousands):


         Year Ending December 31,
                  2001                                          $  100
                  2002                                              95
                  2003                                              94
                  2004                                              88
                  2005                                              79
              Thereafter                                           197
                                                                ------

                                                                $  653
                                                                ======

Lease payments including sales tax expense charged to operations for the above leases were approximately $103,000 for both years ended December 31, 2000 and 1999, respectively.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


NOTE 5 - OTHER ASSETS

Other assets are summarized as follows:

                                                                                          DECEMBER 31,
                                                                                  2000                   1999
                                                                                --------               --------
                                                                                    (Dollars In Thousands)

     Other real estate owned                                                    $    200               $    307
     Prepaid expenses                                                                257                    289
     Income tax receivable                                                           144                    548
     Miscellaneous                                                                    52                     30
                                                                                --------               --------

                                                                                $    653               $  1,174
                                                                                ========               ========


NOTE 6 - TIME DEPOSITS

Included in interest-bearing deposits are certificates of deposit issued in amounts of $100,000 or more. These certificates and their remaining maturities at December 31, 2000 and 1999, were as follows:

                                                                                          DECEMBER 31,
                                                                                  2000                   1999
                                                                                --------               --------
                                                                                     (Dollars In Thousands)

     Three months or less                                                       $  3,513               $  5,689
     Over three through twelve months                                              7,872                  3,365
     Over twelve months through three years                                        1,055                    552
     Over three years                                                                 --                    296
                                                                                --------               --------

                                                                                $ 12,440               $  9,902
                                                                                ========               ========


NOTE 7 - OTHER BORROWINGS AND FEDERAL FUNDS PURCHASED

A summary follows:

                                                                                           DECEMBER 31,
                                                                                  2000                   1999
                                                                                --------               --------
                                                                                    (Dollars In Thousands)

     Line of credit                                                             $     --               $    388
     Federal funds purchased                                                       2,000                  1,000
     Securities sold under agreements to repurchase                                7,516                    270
     Other overnight repurchase agreements                                         1,297                    499
                                                                                --------               --------

                                                                                $ 10,813               $  2,157
                                                                                ========               ========


The Company has a line of credit agreement with Independent Bankers' Bank of Florida that enables the Company to borrow up to $1,000,000. This credit facility matures on November 25, 2003, and requires annual principal repayments of up to $200,000, plus annual interest payments at 6.5% per year. The purpose of this loan was to provide additional capital to BLNB in connection with its acquisition of two branches from First Union. All of the outstanding common stock of BLNB was pledged as collateral for this loan. The line of credit was paid off during 2000.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


NOTE 7 - OTHER BORROWINGS AND FEDERAL FUNDS PURCHASED (CONTINUED)

BLNB has sold securities under agreements to repurchase with a par value of $7,935,000 and a fair value of $7,666,000 to secure overnight borrowings totaling $7,516,000. The interest rate on this overnight borrowing was 6.91%.

None of the federal funds transactions and repurchase agreements have maturities exceeding one business day. At December 31, 2000, the combined weighted average interest rate related to these short-term borrowings was 6.83%.


NOTE 8 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities are summarized as follows:

                                                                                         DECEMBER 31,
                                                                                 2000                   1999
                                                                                ------                 ------
                                                                                    (Dollars In Thousands)

     Accounts payable and other accrued expenses                                $  434                 $  330
     Miscellaneous                                                                   8                     14
                                                                                ------                 ------

                                                                                $  442                 $  344
                                                                                ======                 ======


NOTE 9 - INCOME TAXES

The provision (credit) for income taxes on income is summarized as follows:

                                                                                            YEAR ENDED DECEMBER 31,
                                                                                            2000              1999
                                                                                            -----             -----
                                                                                            (Dollars In Thousands)
Current:
     Federal                                                                                $ 585             $ 389
     State                                                                                    100                66
                                                                                            -----             -----
                                                                                              685               455
                                                                                            -----             -----

Deferred:
     Federal                                                                                  (49)               84
     State                                                                                     (8)               14
                                                                                            -----             -----
                                                                                              (57)               98
                                                                                            -----             -----

              Total income tax provision                                                    $ 628             $ 553
                                                                                            =====             =====

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


NOTE 9 - INCOME TAXES (CONTINUED)

A reconciliation of the income tax computed at the federal statutory rate of 34% and the income tax provision shown on the statements of operations follows (dollars in thousands):

                                                                              YEAR ENDED DECEMBER 31,
                                                                    2000                                  1999
                                                       -----------------------------           ---------------------------
                                                         AMOUNT                %                AMOUNT                %
                                                       ---------           ---------           --------           --------

     Tax computed at statutory rate                    $     609                34.0           $    523               34.0
     Increase (decrease) resulting from:
         Effect of tax-exempt income                         (33)               (1.8)               (24)              (1.5)
         State tax - net of federal benefit                   66                 3.7                 46                3.0
         Other (net)                                         (14)               (0.8)                 8                0.5
                                                       ---------           ---------           --------           --------

              Income tax provision                     $     628                35.1           $    553               36.0
                                                       =========           =========           ========           ========


The components of the deferred income tax assets are as follows:

                                                                                          DECEMBER 31,
                                                                                  2000                   1999
                                                                                --------               --------
                                                                                    (Dollars In Thousands)
     Deferred tax asset:
         Federal                                                                $    749               $  1,354
         State                                                                       134                    232
                                                                                --------               --------
                                                                                     883                  1,586
                                                                                --------               --------

     Deferred tax liability:
         Federal                                                                      --                     50
         State                                                                        --                      8
                                                                                --------               --------
                                                                                      --                     58
                                                                                --------               --------

              Net deferred income tax asset                                     $    883               $  1,528
                                                                                ========               ========

The tax effects of each type of significant item that gave rise to deferred taxes are:

                                                                                         DECEMBER 31,
                                                                                 2000                   1999
                                                                                ------                 --------
                                                                                    (Dollars In Thousands)
     Net unrealized gains on securities
         available-for-sale                                                     $  111                 $    799
     Depreciation and amortization                                                 105                       85
     Allowance for credit losses                                                   439                      409
     CNB merger                                                                    228                      223
     Other                                                                          --                       12
                                                                                ------                 --------

         Net deferred income tax asset                                          $  883                 $  1,528
                                                                                ======                 ========

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


NOTE 10 - EMPLOYEE BENEFIT PLAN

BLNB sponsors a 401(k) Profit Sharing Plan that covers substantially all employees. BLNB contributions under this plan are made at the discretion of the Board of Directors. During 2000 and 1999, the employer contribution approved by the Board of Directors amounted to 50% of a participant's contributions, subject to a maximum of 3% of the participant's salary. The 401(k) Profit Sharing Plan is a prototype plan and has been approved by the Internal Revenue Service.

The amounts included in salaries and employee benefits as pension expense for 2000 and 1999 totaled $35,000 and $35,000, respectively.


NOTE 11 - RELATED PARTY TRANSACTIONS

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

The aggregate extensions of credit to such related parties at December 31, 2000 and 1999, were $4,461,000 and $3,050,000, respectively. Unfunded commitments to the same parties totaled $388,000 and $235,000 at December 31, 2000 and 1999, respectively.

Following is a summary of activity for 1999 and 2000 for such loans:

                                                                    Beginning                               End of
                                                                     Of Year                                 Year
                                                                     Balance    Additions     Reductions    Balance
                                                                    ---------   ---------     ----------    -------
                                                                                 (Dollars In Thousands)

     1999                                                           $ 2,263     $ 1,447       $   660       $ 3,050
     2000                                                           $ 3,050     $ 3,542       $ 2,131       $ 4,461


BLNB held related party deposits totaling approximately $3.4 million and $2.7 million at December 31, 2000 and 1999, respectively.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


NOTE 12 - COMMITMENTS AND CONTINGENCIES

The Company's consolidated financial statements do not reflect various commitments and contingent liabilities that arise in the normal course of business and involve elements of credit risk, interest rate risk, and liquidity risk. These commitments and contingent liabilities of BLNB, which include unfunded commitments to related parties, are commitments to extend credit and commercial and standby letters of credit. A summary of BLNB's commitments and contingent liabilities at December 31, 2000 and 1999, follows:

                                                                                                 DECEMBER 31,
                                                                                           2000              1999
                                                                                         --------          --------
                                                                                             (Dollars In Thousands)
     Commitments to extend credit
         Secured by real estate                                                          $  5,275          $  3,248
         Other                                                                              4,110             3,288
     Commercial and standby letters of credit                                                  69               129
                                                                                         --------          --------

                                                                                         $  9,454          $  6,665
                                                                                         ========          ========


Commitments to extend credit and commercial letters of credit all include exposure to some credit loss in the event of non-performance of the customer. BLNB's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit instruments that are recorded in the consolidated financial statements. In the opinion of management, these instruments do not generally present any significant liquidity risk to BLNB. BLNB's experience has been that substantially all loan commitments are drawn upon by customers. BLNB did not incur any losses on its commitments in either 2000 or 1999.

The Company is a party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the financial position of the Company.

At December 31, 2000, BLNB had $500,000 unfunded lines of credit from other banks for the purchase of overnight federal funds.

NOTE 13 - CONCENTRATIONS OF CREDIT

Substantially all of BLNB's loans, commitments, and commercial and standby letters of credit have been granted to customers in BLNB's market area. Substantially all such customers are depositors of BLNB. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Letters of credit were granted to commercial borrowers. BLNB, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of its legal lending limit.


NOTE 14 - REGULATORY CAPITAL

BLNB is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2000, approximately $3.0 million of BLNB's retained earnings were available for dividend declaration without prior regulatory approval (provided that BLNB's capital ratios do not cause it to be categorized as an undercapitalized institution as discussed below).

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


NOTE 14 - REGULATORY CAPITAL (CONTINUED)

The Company and BLNB are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and BLNB must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and BLNB to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that the Company and BLNB meet all applicable capital adequacy requirements.

As of December 31, 2000, the most recent notification from the primary federal regulator categorized the Company and BLNB as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and BLNB must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company or BLNB's category.

                                                                                                          TO BE WELL CAPITALIZED
                                                                                  FOR CAPITAL             UNDER PROMPT CORRECTIVE
                                                    ACTUAL                      ADEQUACY PURPOSES             ACTION PROVISIONS
                                           AMOUNT            RATIO        > AMOUNT           > RATIO      > AMOUNT         > RATIO
                                                                          -                  -            -                -
                                          ---------          -----        --------           -------      ---------        -------
                                                                            (Dollars In Thousands)
Big Lake National Bank
As of December 31, 2000:
     Total Risk-Based Capital
     (To Risk-Weighted Assets)            $  11,400          11.74%      >$  7,765             >8.0%      >$  9,706         >10.0%
     Tier I Capital                                                      -                     -          -                 -
     (To Risk-Weighted Assets)            $  10,187          10.50%      >$  3,883             >4.0%      >$  5,824         > 6.0%
     Tier I Capital                                                      -                     -          -                 -
     (To Adjusted Total Assets)           $  10,187           5.76%      >$  7,077             >4.0%      >$  8,846         > 5.0%
                                                                         -                     -          -                 -
As of December 31, 1999:
     Total Risk-Based Capital
     (To Risk-Weighted Assets)            $  10,079          12.24%      >$  6,587             >8.0%      >$  8,234         >10.0%
     Tier I Capital                                                      -                     -          -                 -
     (To Risk-Weighted Assets)            $   9,050          10.99%      >$  3,294             >4.0%      >$  4,940         > 6.0%
     Tier I Capital                                                      -                     -          -                 -
     (To Adjusted Total Assets)           $   9,050           5.79%      >$  6,256             >4.0%      >$  7,819         > 5.0%
                                                                         -                     -          -                 -
Big Lake Financial Corporation:
As of December 31, 2000:
     Total Risk-Based Capital
     (To Risk-Weighted Assets)            $  12,174          12.47%      >$  7,808             >8.0%      >$  9,760         >10.0%
     Tier I Capital                                                      -                     -          -                 -
     (To Risk-Weighted Assets)            $  10,954          11.22%      >$  3,904             >4.0%      >$  5,856         > 6.0%
     Tier I Capital                                                      -                     -          -                 -
     (To Adjusted Total Assets)           $  10,954           6.19%      >$  7,077             >4.0%      >$  8,846         > 5.0%
                                                                         -                     -          -                 -
As of December 31, 1999:
     Total Risk-Based Capital
     (To Risk-Weighted Assets)            $  10,394          12.57%      >$  6,616             >8.0%      >$  8,270         >10.0%
     Tier I Capital                                                      -                     -          -                 -
     (To Risk-Weighted Assets)            $   9,360          11.32%      >$  3,308             >4.0%      >$  4,962         > 6.0%
     Tier I Capital                                                      -                     -          -                 -
     (To Adjusted Total Assets)           $   9,360           5.99%      >$  6,256             >4.0%      >$  7,819         > 5.0%
                                                                         -                     -          -                 -


                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


NOTE 15 - STOCK DIVIDENDS

On February 16, 2000, the Company's Board of Directors declared a stock dividend payable at a rate of 2.5% of shares issued and outstanding to stockholders of record on February 18, 2000, payable on or before April 1, 2000. Cash in lieu of fractional shares was paid at the rate of $25.00 per share, which was the estimated fair market value at that time. The total cash paid in lieu of fractional shares amounted to approximately $7,000.

On February 17, 1999, the Company's Board of Directors declared a stock dividend payable at a rate of 2.5% of shares issued and outstanding to stockholders of record on February 19, 1999, payable on or before March 18, 1999. Cash in lieu of fractional shares was paid at the rate of $21.39 per share, which was the estimated fair market value at that time. The total cash paid in lieu of fractional shares amounted to approximately $7,000.


NOTE 16 - STOCK OPTION PLAN AND EMPLOYMENT AGREEMENT

The Company has adopted a Stock Option Plan (as amended) that permits certain directors to purchase additional shares of the Company's common stock at an adjusted purchase price of $8.21 (rounded) per share. The number of shares permitted for purchase by each participant originated at 2,750 shares, and has been adjusted for subsequent stock dividends according to the terms of the plan. At December 31, 2000, the number of shares under this plan totaled 3,346 shares per participant. Options totaling approximately 6,692 shares are outstanding and exercisable until the expiration date, which has been extended until June 30, 2001.

In 2000 and 1999, current directors exercised outstanding stock options and purchased 6,530 and 3,265 shares of common stock, respectively, at the exercise price of $8.42 (rounded) per share, respectively. The estimated fair market value of the Company's stock based on recent trades and market conditions was $25.00 per share at the time of these transactions, which occurred in late-1999 and early-2000. A charge to earnings of approximately $67,000 in 2000 (net of income taxes of $41,000) and $34,000 in 1999 (net of income taxes of $20,000) was recorded to recognize services provided by the directors under the terms of the Stock Option Plan.

Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), addresses the current accounting and disclosure requirements for stock options, but permits application of the accounting requirements of an earlier issued APB Opinion No. 25, which the Company continues to follow. The Company must comply with certain additional disclosures under SFAS No. 123. A summary of the disclosures follows:

                                                                             NUMBER               WEIGHTED AVERAGE
                                                                            OF SHARES             EXERCISE PRICE
                                                                            ---------             ----------------

     Outstanding at January 1, 1999                                           15,930                 $  8.63
                                                                                                     =======
     Increase due to stock dividend, 1999                                        395                 $  8.42
                                                                                                     =======
     Stock options exercised, 1999                                            (3,265)                $  8.42
                                                                             -------                 =======
     Outstanding at December 31, 1999                                         13,060                 $  8.42
                                                                                                     =======
     Stock options exercised, 2000                                            (6,530)                $  8.42
                                                                                                     =======
     Increase due to stock dividend, 2000                                        162                 $  8.21
                                                                             -------                 =======
     Outstanding at December 31, 2000                                          6,692                 $  8.21
                                                                             =======                 =======

All outstanding options were fully vested and exercisable at December 31, 2000 and 1999, with a weighted average remaining contractual life of six months at December 31, 2000. Since no additional options have been granted in 2000 or 1999, and the compensation recorded in 2000 and 1999 for the stock options exercised amounted to approximately 5.8% and 3.5% of net income, respectively, net income and earnings per share would not materially differ from reported results had the Company adopted the current accounting treatment under SFAS No. 123.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

NOTE 16 - STOCK OPTION PLAN AND EMPLOYMENT AGREEMENT (CONTINUED)

The Company and BLNB have entered into an employment agreement with the President and Chief Executive Officer of BLNB that includes provisions for the grant of stock options based upon agreed upon goals, a non-compete agreement, and other compensation and benefits in the event a change in ownership of the Company. This agreement is renewable annually. During 2000, no stock options were granted under the terms of this agreement.

NOTE 17 - PREFERRED STOCK

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

No shares of preferred stock, including Series 1 shares, have been issued.


NOTE 18 - NONINTEREST OPERATING EXPENSES

Other expenses for 2000 and 1999 were as follows:

                                                                                           2000              1999
                                                                                          -------           -------
                                                                                           (Dollars In Thousands)

     Advertising and public relations                                                     $   145           $   165
     Data processing fees and service charges                                                 254               247
     Telephone                                                                                152               153
     Postage and courier                                                                      275               252
     Stationary, printing, and supplies                                                       204               264
     FDIC and OCC assessments                                                                  83                71
     Director fees                                                                            203               136
     Professional and legal expenses                                                          194               313
     Amortization                                                                             317               305
     Other                                                                                    509               538
                                                                                          -------           -------

                                                                                          $ 2,336           $ 2,444
                                                                                          =======           =======


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

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


NOTE 19 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

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

The estimated fair values of the Company's financial instruments at December 31, 2000, are as follows:

                                                                                 CARRYING                FAIR
                                                                                  AMOUNT                 VALUE
                                                                                ----------             ----------
                                                                                     (Dollars In Thousands)
     FINANCIAL ASSETS
         Cash and cash equivalents                                              $    8,077             $    8,077
         Investment securities                                                      56,877                 56,877
         Loans                                                                     110,261                110,426
                                                                                ----------             ----------

              Total assets valued                                               $  175,215             $  175,380
                                                                                ==========             ==========

     FINANCIAL LIABILITIES
         Deposits                                                               $  158,260             $  159,842
         Other borrowings and federal funds purchased                               10,813                 10,813
                                                                                ----------             ----------
              Total liabilities valued                                          $  169,073             $  170,655
                                                                                ==========             ==========

While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that, were the Company to have disposed of such items at December 31, 2000, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 2000, should not necessarily be considered to apply at subsequent dates.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


NOTE 20 - PARENT COMPANY FINANCIAL INFORMATION

Presented below are condensed financial statements for Big Lake Financial Corporation (dollars in thousands):

CONDENSED BALANCE SHEETS (PARENT ONLY) AS OF DECEMBER 31:                              2000                    1999
                                                                                    ----------              ----------
ASSETS
     Cash and cash equivalents                                                      $      279              $      146
     Investment in subsidiary bank, net                                                 11,866                   9,877
     Facilities                                                                            496                     517
     Other assets                                                                           --                      49
                                                                                    ----------              ----------
         Total                                                                      $   12,641              $   10,589
                                                                                    ==========              ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
     Liabilities                                                                    $        8              $      402
     Stockholders' equity                                                               12,633                  10,187
                                                                                    ----------              ----------
         Total                                                                      $   12,641              $   10,589
                                                                                    ==========              ==========


CONDENSED STATEMENTS OF OPERATIONS AND STOCKHOLDERS' EQUITY (PARENT ONLY)
YEARS ENDED DECEMBER 31:                                                               2000                    1999
                                                                                    ----------              ----------
Equity in net income of subsidiary bank                                             $    1,250              $    1,061
Other income                                                                                57                      55
Other expenses                                                                            (144)                   (132)
                                                                                    ----------              ----------
NET INCOME                                                                               1,163                     984
STOCKHOLDERS' EQUITY:
     Beginning of year                                                                  10,187                  10,370
     Cash paid in lieu of fractional shares                                                 (7)                     (7)
     Stock options exercised                                                               163                      76
     Net change in unrealized holding gains (losses) on
         securities in subsidiary bank                                                   1,127                  (1,236)
                                                                                    ----------              ----------
     End of year                                                                    $   12,633              $   10,187
                                                                                    ==========              ==========

CONDENSED STATEMENTS OF CASH FLOWS (PARENT ONLY)
YEARS ENDED DECEMBER 31:                                                               2000                    1999
                                                                                    ----------              ----------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net income                                                                          $    1,163              $      984
Adjustment to reconcile net income to net cash
     provided by operating activities:
     Equity in undistributed earnings of subsidiary bank                                  (862)                 (1,061)
     Other                                                                                 172                     198
                                                                                    ----------              ----------
         Total                                                                             473                     121
                                                                                    ----------              ----------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
     Payments of other borrowings                                                         (388)                   (112)
     Proceeds from stock options exercised                                                  55                      76
     Cash paid in lieu of fractional shares                                                 (7)                     (7)
                                                                                    ----------              ----------
         Total                                                                            (340)                    (43)
                                                                                    ----------              ----------
INCREASE IN CASH AND CASH EQUIVALENTS                                                      133                      78
CASH AND CASH EQUIVALENTS:
     Beginning of year                                                                     146                      68
                                                                                    ----------              ----------
     End of year                                                                    $      279              $      146
                                                                                    ==========              ==========