Form 10KSB40, Exhibit 13
period 2001-12-31
BIG LAKE FINANCIAL CORP
filed 2002-03-06
CIK 789561

                                                                    EXHIBIT 13.1



                         BIG LAKE FINANCIAL CORPORATION
                                 AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
INDEPENDENT AUDITORS' REPORT..................................................................................    1

FINANCIAL STATEMENTS

         Consolidated Statements of Financial Condition
              as of December 31, 2001 and 2000................................................................    2

         Consolidated Statements of Operations and Comprehensive Income
              for the Years Ended December 31, 2001 and 2000..................................................    3

         Consolidated Statements of Cash Flows
              for the Years Ended December 31, 2001 and 2000..................................................    4

         Consolidated Statements of Changes in Stockholders' Equity
              for the Years Ended December 31, 2001 and 2000..................................................    5

         Notes to Consolidated Financial Statements........................................................... 6-23

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders
Big Lake Financial Corporation and Subsidiary
Okeechobee, Florida

We have audited the consolidated statements of financial condition of Big Lake Financial Corporation and Subsidiary (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations and comprehensive income, cash flows, and changes in stockholders' equity for each of the two years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Big Lake Financial Corporation and Subsidiary as of December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.



STEVENS, POWELL & COMPANY, P.A.
January 11, 2002

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                             December 31,
                                                                                 -------------------------------------
                                                                                    2001                        2000
                                                                                 ---------                   ---------
                                                                                        (Dollars In Thousands,
                                                                                        Except Per Share Data)
                                                       ASSETS

Cash and cash equivalents:
        Cash and due from banks                                                  $  11,257                   $   8,077
        Federal funds sold                                                           8,454                          --
                                                                                 ---------                   ---------

              Total cash and cash equivalents                                       19,711                       8,077
                                                                                 ---------                   ---------

Securities available-for-sale                                                       27,730                      55,354
Securities held-to-maturity (market value
     of $2,860 for 2001 and $1,523 for 2000)                                         2,900                       1,523
Loans                                                                              133,140                     110,261
Facilities                                                                           4,054                       3,018
Accrued interest receivable                                                          1,192                       1,509
Deferred income taxes                                                                  735                         883
Intangible assets                                                                    1,602                       1,876
Other assets                                                                           222                         653
                                                                                 ---------                   ---------

              Total assets                                                       $ 191,286                   $ 183,154
                                                                                 =========                   =========

                                                      LIABILITIES
Deposits:
        Noninterest-bearing demand deposits                                      $  40,883                   $  35,188
        Demand deposits                                                             31,580                      36,906
        Money market accounts                                                       11,508                       6,114
        Savings accounts                                                            16,360                      15,521
        Time, $100,000 and over                                                     18,111                      12,440
        Other time deposits                                                         54,861                      52,091
                                                                                 ---------                   ---------

              Total deposits                                                       173,303                     158,260

Other borrowings and federal funds purchased                                         1,827                      10,813
Accrued interest payable on deposits                                                   888                       1,006
Accounts payable and accrued liabilities                                               515                         442
                                                                                 ---------                   ---------

              Total liabilities                                                    176,533                     170,521
                                                                                 ---------                   ---------

Commitments and contingencies                                                           --                          --
                                                                                 ---------                   ---------

                                                 STOCKHOLDERS' EQUITY

Preferred stock, non-voting, $1.00 par value, authorized
     and unissued 500,000 shares in 2001 and 2000                                       --                          --
Common stock, $.01 par value, authorized 1,000,000 shares,
     issued 543,889 shares in 2001 and 524,201 shares in 2000                            5                           5
Additional paid-in capital                                                           8,505                       7,974
Retained earnings                                                                    6,081                       4,851
Net unrealized holding gains (losses) on securities                                    162                        (197)
                                                                                 ---------                   ---------

              Total stockholders' equity                                            14,753                      12,633
                                                                                 ---------                   ---------

              Total liabilities and stockholders' equity                         $ 191,286                   $ 183,154
                                                                                 =========                   =========

Book value per common share                                                      $   27.13                   $   23.52
                                                                                 =========                   =========

Common shares outstanding, adjusted for stock dividends                            543,889                     537,114
                                                                                 =========                   =========

          See Accompanying Notes to Consolidated Financial Statements.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

                                                                                              For the Years Ended December 31,
                                                                                              ---------------------------------
                                                                                                 2001                    2000
                                                                                              ---------               ---------
                                                                                                   (Dollars In Thousands,
                                                                                                   Except Per Share Data)
INTEREST INCOME
        Interest and fees on loans                                                            $  10,901               $   9,435
        Interest and dividend income from investment securities                                   1,837                   3,329
        Income on federal funds sold                                                                574                      50
                                                                                              ---------               ---------

              Total interest income                                                              13,312                  12,814
                                                                                              ---------               ---------

INTEREST EXPENSE
        Interest on deposits                                                                      4,945                   5,212
        Other                                                                                       115                     408
                                                                                              ---------               ---------

              Total interest expense                                                              5,060                   5,620
                                                                                              ---------               ---------

NET INTEREST INCOME BEFORE PROVISION FOR CREDIT LOSSES                                            8,252                   7,194

PROVISION FOR CREDIT LOSSES                                                                         440                     330
                                                                                              ---------               ---------

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES                                             7,812                   6,864
                                                                                              ---------               ---------

OTHER INCOME
        Service charges on deposit accounts                                                       1,252                   1,360
        Other fees for customer service and other income                                            352                     162
                                                                                              ---------               ---------
              Total other income                                                                  1,604                   1,522
                                                                                              ---------               ---------

OTHER EXPENSES
        Salaries and employee benefits                                                            3,456                   3,288
        Expenses of bank premises and fixed assets                                                1,022                     971
        Other operating expenses                                                                  2,462                   2,336
                                                                                              ---------               ---------
              Total other expenses                                                                6,940                   6,595
                                                                                              ---------               ---------

INCOME BEFORE PROVISION FOR INCOME TAXES                                                          2,476                   1,791

PROVISION FOR INCOME TAXES                                                                          889                     628
                                                                                              ---------               ---------

NET INCOME                                                                                        1,587                   1,163

OTHER COMPREHENSIVE INCOME, NET OF INCOME TAXES:
        Unrealized holding gains (losses) on securities arising during period
        (net of deferred income taxes of $201 in 2001 and $(688) in 2000)                           359                   1,127
                                                                                              ---------               ---------

COMPREHENSIVE INCOME                                                                          $   1,946               $   2,290
                                                                                              =========               =========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING DURING PERIOD:
        Basic                                                                                   541,731                 536,694
                                                                                              =========               =========
        Fully diluted                                                                           541,731                 541,352
                                                                                              =========               =========

EARNINGS PER SHARE:
        Basic                                                                                 $    2.93               $    2.17
                                                                                              =========               =========
        Fully diluted                                                                         $    2.93               $    2.15
                                                                                              =========               =========

          See Accompanying Notes to Consolidated Financial Statements.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                               For the Years Ended December 31,
                                                                                              ---------------------------------
                                                                                                 2001                    2000
                                                                                              ---------               ---------
                                                                                                     (Dollars In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                                                              $   1,587               $   1,163
      Adjustments to reconcile net income to net cash
         provided by (used in) operating activities:
           Provision for credit losses                                                              440                     330
           Depreciation and amortization                                                            656                     618
           Deferred income tax                                                                      (74)                    (57)
           Net premium amortization and discount accretion                                          122                      (3)
           Compensation recorded on stock options exercised                                         127                     108
           (Increase) decrease in assets:
                Accrued interest receivable                                                         317                    (280)
                Other assets                                                                        259                     428
           Increase (decrease) in liabilities:
                Accounts payable and accrued liabilities                                            (24)                    330
                                                                                              ---------               ---------

                     Net cash provided by operating activities                                    3,410                   2,637
                                                                                              ---------               ---------

CASH FLOWS FROM INVESTING ACTIVITIES
      Securities available-for-sale:
           Purchases                                                                            (38,029)                    (50)
           Proceeds from maturities                                                              66,096                   1,050
      Securities held-to-maturity:
           Purchases                                                                             (1,631)                     --
           Proceeds from maturities                                                                 250                      51
      Proceeds from sale of other real estate                                                       200                     330
      Increase in loans                                                                         (23,348)                (23,680)
      Purchases of facilities                                                                    (1,418)                   (293)
                                                                                              ---------               ---------

                     Net cash provided by (used in) investing activities                          2,120                 (22,592)
                                                                                              ---------               ---------

CASH FLOWS FROM FINANCING ACTIVITIES
      Increase in deposits:
           Noninterest-bearing                                                                    5,695                   2,545
           Interest-bearing                                                                       9,348                   7,262
      Increase (decrease) in federal funds purchased                                             (9,516)                  9,044
      Increase (decrease) of other borrowings                                                       530                    (388)
      Proceeds from stock options exercised                                                          55                      55
      Cash paid in lieu of fractional shares                                                         (8)                     (7)
                                                                                              ---------               ---------

                     Net cash provided by financing activities                                    6,104                  18,511
                                                                                              ---------               ---------

NET INCREASE (DECREASE) IN
      CASH AND CASH EQUIVALENTS                                                                  11,634                  (1,444)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                                    8,077                   9,521
                                                                                              ---------               ---------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                                      $  19,711               $   8,077
                                                                                              =========               =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
      Cash received during the year for interest and dividends                                $  13,629               $  12,534
                                                                                              =========               =========
      Cash paid during the year for interest                                                  $   5,178               $   5,388
                                                                                              =========               =========
      Cash paid during the year for income taxes                                              $     780               $     356
                                                                                              =========               =========

          See Accompanying Notes to Consolidated Financial Statements.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                                                     NET
                                                                                                 UNREALIZED
                                                                                                    HOLDING
                                                  COMMON STOCK        ADDITIONAL                    GAINS            TOTAL
                                             -----------------------   PAID-IN      RETAINED     (LOSSES) ON     STOCKHOLDERS'
                                               SHARES        AMOUNT    CAPITAL      EARNINGS      SECURITIES        EQUITY
                                             ---------      --------  ----------    --------     ------------    -------------
                                                                      (Dollars In Thousands)
BALANCE, DECEMBER 31, 1999                     505,199       $  5       $7,499       $ 4,007        $(1,324)       $ 10,187

Stock dividend declared                         12,472         --          312          (312)            --              --
Cash paid in lieu of fractional shares              --         --           --            (7)            --              (7)
Stock options exercised                          6,530         --          163            --             --             163
Comprehensive income:
  Net income                                        --         --           --         1,163             --
  Net change in net unrealized
    holding gains (losses) on securities                                                              1,127
    Total comprehensive income                      --         --           --            --             --           2,290
                                               -------       ----       ------       -------        -------        --------

BALANCE, DECEMBER 31, 2000                     524,201          5        7,974         4,851           (197)         12,633

Stock dividend declared                         12,913         --          349          (349)            --              --
Cash paid in lieu of fractional shares              --         --           --            (8)            --              (8)
Stock options exercised                          6,775         --          182            --             --             182
Comprehensive income:
  Net income                                        --         --           --         1,587             --
  Net change in net unrealized
    holding gains (losses) on securities                                                                359
    Total comprehensive income                      --         --           --            --             --           1,946
                                               -------       ----       ------       -------        -------        --------

BALANCE, DECEMBER 31, 2001                     543,889       $  5       $8,505       $ 6,081        $   162        $ 14,753
                                               =======       ====       ======       =======        =======        ========

          See Accompanying Notes to Consolidated Financial Statements.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES


General - The consolidated financial statements include the accounts and transactions of Big Lake Financial Corporation (the "Company") and its wholly-owned subsidiary, Big Lake National Bank ("BLNB"). All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting policies of BLNB and the Company conform with accounting principles generally accepted in the United States of America and with general practices within the banking industry.

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

At December 31, 2001, BLNB's primary trade area encompassed Okeechobee, Highlands, Hendry, Glades, Hardee, and DeSoto Counties. The majority of BLNB's loans are currently to customers located in these counties.

Use of Estimates - In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates.

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

Derivatives - In September 2000, the Financial Accounting Standards Board amended Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which addresses the accounting for derivative instruments and provides for matching the timing of gain or loss recognition on the hedging instrument. Guidance on identifying derivative instruments is also provided as well as additional disclosures. SFAS 133, as amended, became effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company adopted SFAS 133, as amended, in 2000. The adoption of SFAS 133, as amended, had no material impact on the financial condition or results of operations of the Company, as the Company does not have any material amounts of derivatives or hedging activities.

Recent Accounting Pronouncements - In September 2000, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 140, Accounting for Transfers and Servicing of

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)


Financial Assets and Extinguishments of Liabilities, a replacement of SFAS No.
125. This statement revises the standards for securitization and other transfers of financial assets and collateral and requires certain disclosures and was effective March 31, 2001. The adoption of this pronouncement did not have a material impact on the Company's financial statements.

In July 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS 141 requires that all business combinations initiated after June 30, 2001, be accounted for using the purchase method. SFAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Instead of amortization, goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment applying a fair value-based test. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but without the constraint of an arbitrary ceiling. At December 31, 2001, the Company has recorded goodwill of $223,000 and core deposit premiums totaling $1.4 million with finite useful lives ranging from seven to ten years; thus management does not believe that the effects of the new standards will have a material impact on the Company's financial statements.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 provides one accounting model, based on the framework established by SFAS No. 121, for long-lived assets to be disposed of by sale and addresses significant implementation issues. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The effect of this adoption on the Company's financial statements, if any, has not been determined.

On July 6, 2001, the Securities and Exchange Commission released Staff Accounting Bulletin (SAB) No. 102, Selected Loan Loss Allowance Methodology and Documentation Issues, which requires companies to have adequate documentation on the development and application of a systematic methodology in determining allowance for loan losses. Management believes that it has complied with the requirements and that the adoption will have no material impact to the financial statements.

Maintenance of Required Reserves - Depository institutions are required to maintain reserves against their deposits in accordance with the federal regulations. Reserve deficiency charges can be assessed against depository institutions that have deficiencies in their reserve accounts. Under these regulations, depository institutions are required to set aside a percentage of the funds held in transaction accounts as monetary reserves. There are no reserve requirements for funds held in time accounts or savings accounts. Required reserves can be held in the form of: vault cash, balances maintained directly with the Federal Reserve Bank, or pass-through accounts. At December 31, 2001, BLNB was required to maintain the reserves on net transaction accounts of $1,239,000 plus 10% of amount over $41.3 million.

Held-to-Maturity Securities - Bonds, notes, and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for the amortization of premiums and the accretion of discounts, which are recognized in income using the level-yield method over the assets' remaining lives and adjusted for anticipated prepayments. Should other than a temporary decline in the fair value of a security occur, the carrying value of such security would be written down to current market value by a charge to operations. As of December 31, 2001, no securities were determined to have other than a temporary decline in fair value below cost.

Available-for-Sale Securities - Available-for-sale securities consist of bonds, notes and debentures. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as accumulated other comprehensive income, a separate component of stockholders' equity, until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary would result in a write-down of the individual security to its fair value. The related write-down would be included in earnings as a realized loss.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)


As of December 31, 2001, no securities were determined to have other than a temporary decline in fair value below cost.

Trading Securities - Equity securities held principally for resale in the near term are classified as trading securities and recorded at their fair values. Unrealized gains and losses on trading securities are included in other income.

Loans - Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for credit losses, and , if material, any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Loans receivable are stated at unpaid principal balances, less the allowance for credit losses and net deferred loan fees and unearned discounts. Unearned discounts on installment loans are recognized as income over the term of the loans using a method that approximates the interest method. Nonrefundable loan fees and certain direct loan origination costs (if material) are deferred and the net amount is recognized into income over the life of the loans as a yield adjustment.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet contractual principal or interest obligations or where interest or principal is 90 days or more past due. When a loan is placed on nonaccrual status, accrual of interest ceases and, in general, uncollected past due interest (including interest applicable to prior reporting periods, if any) is reversed and charged against current income. Therefore, interest income is not recognized unless the financial condition or payment record of the borrower warrant the recognition of interest income. Interest on loans that have been restructured is generally accrued according to the renegotiated terms.

Allowance for Credit Losses - The allowance for credit losses is a valuation allowance to provide for incurred but not yet realized losses. The Company reviews its loans for impairment on a quarterly basis. Impairment is determined by assessing the probability that the borrower will not be able to fulfill the contractual terms of the agreement. If a loan is determined to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or by use of the observable market price of the loan or fair value of collateral if the loan is collateral dependent. Throughout the year management estimates the level of probable losses to determine whether the allowance for credit losses is appropriate considering the estimated losses existing in the portfolio. Based on these estimates, an amount is charged to the provision for credit losses and credited to the allowance for credit losses in order to adjust the allowance to a level determined by management to be appropriate relative to losses. The allowance for credit losses is increased by charges to income (provisions) and decreased by charge-offs, net of recoveries.

Management's periodic evaluation of the appropriateness of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions.

Homogeneous loans are those that are considered to have common characteristics that provide for evaluation on an aggregate or pool basis. The Company considers the characteristics of (1) one-to-four family residential first mortgage loans;
(2) automobile loans and; (3) consumer and home improvement loans to permit consideration of the appropriateness of the allowance for losses of each group of loans on a pool basis. The primary methodology used to determine the appropriateness of the allowance for losses includes segregating certain specific, poorly performing loans based on their performance characteristics from the pools of loans as to type and then applying a loss factor to the remaining pool balance based on several factors including classification of the loans as to grade, past loss experience, inherent risks, economic conditions in the primary market areas and other factors which usually are beyond the control of the Company. Those segregated specific loans are evaluated using the present value of future cash flows, usually determined by estimating the fair value of the loan's collateral reduced by any cost of selling and discounted at the loan's effective interest rate if the estimated time to receipt of monies is more than three months.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)


Non-homogeneous loans are those loans that can be included in a particular loan type, such as commercial loans and multi-family and commercial first mortgage loans, but which differ in other characteristics to the extent that valuation on a pool basis is not valid. After segregating specific, poorly performing loans and applying the methodology as noted in the preceding paragraph for such specific loans, the remaining loans are evaluated based on payment experience, known difficulties in the borrowers business or geographic area, loss experience, inherent risks and other factors usually beyond the control of the Company. These loans are then graded and a factor, based on experience, is applied to estimate the probable loss.

Estimates of the probability of credit losses involve an exercise of judgment. While it is possible that in the near term the Company may sustain losses which are substantial in relation to the allowance for credit losses, it is the judgment of management that the allowance for credit losses reflected in the consolidated statements of financial condition is appropriate considering the estimated probable losses in the portfolio.

Interest Rate Risk - The Company's asset base is exposed to risk including the risk resulting from changes in interest rates and changes in the timing of cash flows. The Company monitors the effect of such risks by considering the mismatch of the maturities of its assets and liabilities in the current interest rate environment and the sensitivity of assets and liabilities to changes in interest rates. The Company's management has considered the effect of significant increases and decreases in interest rates and believes such changes, if they occurred, would be manageable and would not affect the ability of the Company to hold its assets as planned. However, the Company is exposed to significant market risk in the event of significant and prolonged interest rate changes.

Facilities - Facilities are stated at cost, less accumulated depreciation and amortization. Charges to income for depreciation and amortization are computed on the straight-line method over the assets' estimated useful lives.

When properties are sold or otherwise disposed of, the gain or loss resulting from the disposition is credited or charged to income. Expenditures for maintenance and repairs are charged against income and renewals and betterments are capitalized.

Long-lived Assets - Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset. Certain long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Other Real Estate Owned - Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate.

Intangible Assets - Intangible assets (consisting of core deposit premium and goodwill) are amortized on a straight-line basis over a period of seven to fifteen years. For income tax purposes, intangibles are amortized over fifteen years on a straight-line basis.

The amortization for core deposit premium and goodwill totaled $275,000 in both 2001 and 2000.

Off-Balance Sheet Instruments - In the ordinary course of business, BLNB has entered into off-balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)


Transfers of Financial Assets - Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Employee Benefits - Profit-sharing costs are charged to salaries and employee benefits expense and are funded as accrued.

Income Taxes - Provisions for income taxes are based on amounts reported in the statements of operations, after exclusion of non-taxable income such as interest on state and municipal securities, and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. The principal temporary differences are depreciation and amortization, credit loss provision, CNB merger expenses and purchase accounting adjustments, and unrealized holding gains (losses) on securities. Deferred taxes are computed on the liability method as prescribed in SFAS No. 109, Accounting for Income Taxes.

Computation of Per Share Earnings - Basic earnings per share ("EPS") amounts are computed by dividing net earnings by the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed by dividing net earnings by the weighted average number of shares and all dilutive potential shares outstanding during the period. As discussed in Note 15 to the consolidated financial statements, the Company declared 2.5% stock dividends in 2001 and 2000. The average number of shares and dilutive potential shares have been restated for the stock dividends. The following information was used in the computation of earnings per share on both a basic and diluted basis for the years ended December 31, 2001 and 2000.

                                                                             FOR THE YEARS ENDED
                                                                                 DECEMBER 31,
                                                                             2001             2000
                                                                           -------          -------
                                                                     (In thousands except per share data)
        Basic EPS computation:
            Numerator - Net income                                         $ 1,587          $ 1,163
                                                                           =======          =======
            Denominator - Weighted average shares outstanding                  542              537
                                                                           =======          =======
            Basic EPS                                                      $  2.93          $  2.17
                                                                           =======          =======

        Diluted EPS computation:
            Numerator - Net income                                         $ 1,587          $ 1,163
                                                                           =======          =======
            Denominator - Weighted average shares outstanding                  542              537
            Stock options                                                       --                4
                                                                           -------          -------
                                                                               542              541
                                                                           =======          =======

            Diluted EPS                                                    $  2.93          $  2.15
                                                                           =======          =======

Statements of Cash Flows - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts on deposit in noninterest-bearing accounts with other commercial banks, and federal funds sold.

Advertising and Public Relations - The Company expenses advertising and public relations costs as incurred. Advertising and public relations costs for 2001 and 2000 as included in other operating expenses were $103,000 and $145,000, respectively.

Reclassification of Accounts - Certain items in the financial statements for 2000 have been reclassified to conform to the classifications used for the current year.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


NOTE 2 - INVESTMENT SECURITIES

The amortized cost and estimated fair value of instruments in debt and equity securities are as follows:


                                                DECEMBER 31, 2001                            DECEMBER 31, 2000
                                  ------------------------------------------      -----------------------------------------
                                               GROSS      GROSS                              GROSS     GROSS
                                  AMORTIZED  UNREALIZED UNREALIZED    FAIR       AMORTIZED UNREALIZED UNREALIZED     FAIR
                                    COST       GAINS      LOSSES      VALUE        COST      GAINS     LOSSES        VALUE
                                  ---------  ---------- ----------   -------      -------  ---------- ----------    -------
                                             (Dollars In Thousands)                       (Dollars In Thousands)

Available-for-sale
   U.S. Government agencies        $27,360      $272      $(20)      $27,612      $55,544      $41      $(349)      $55,236
   Mortgage-backed securities           --        --        --            --           --       --         --            --
   Other                               118        --        --           118          118       --         --           118
                                   -------      ----      ----       -------      -------      ---      -----       -------

     Total available-for-sale       27,478       272       (20)       27,730       55,662       41       (349)       55,354
                                   -------      ----      ----       -------      -------      ---      -----       -------

Held-to-Maturity
   State and municipal               2,900        24       (64)        2,860        1,523       26        (26)        1,523
                                   -------      ----      ----       -------      -------      ---      -----       -------

     Total investment
       securities                  $30,378      $296      $(84)      $30,590      $57,185      $67      $(375)      $56,877
                                   =======      ====      ====       =======      =======      ===      =====       =======


The fair value of securities fluctuates during the investment period. No provision for loss has been made in connection with the decline of fair value below book value, because the securities are purchased for investment purposes and the decline is not deemed to be other than temporary. Temporary increases in fair value of securities available-for-sale at December 31, 2001, of $162,000 (net of deferred income taxes of $90,000) are regarded as an adjustment to stockholders' equity. The estimated fair value of securities is determined on the basis of market quotations. At December 31, 2001, securities with carrying value of approximately $14,715,000, and market values of approximately $14,910,000, were pledged to secure deposits and for other operating purposes.

There were no significant gross realized gains or losses in 2001 or 2000.

The cost and estimated fair value of debt and equity securities at December 31, 2001, by contractual maturities, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                               SECURITIES                         SECURITIES
                                           AVAILABLE-FOR-SALE                   HELD-TO-MATURITY
                                      --------------------------            ------------------------
                                                         ESTIMATED                          ESTIMATED
                                      AMORTIZED            FAIR            AMORTIZED           FAIR
                                        COST              VALUE              COST             VALUE
                                      -------            -------            ------            ------
                                                          (Dollars In Thousands)

Due in one year or less               $ 1,052            $ 1,079            $   --            $   --
Due from one to five years             22,769             22,945                50                52
Due from five to ten years              3,539              3,588               501               523
Due after ten years                        --                 --             2,349             2,285
Other                                     118                118                --                --
                                      -------            -------            ------            ------

                                      $27,478            $27,730            $2,900            $2,860
                                      =======            =======            ======            ======

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


NOTE 3 - LOANS

The loan portfolio is classified as follows:


                                                                        DECEMBER 31,
                                                                 2001                   2000
                                                               ---------             ---------
                                                                    (Dollars In Thousands)

Real estate secured loans                                      $ 113,617             $  92,227
Consumer and credit card loans                                    10,413                10,024
Commercial and all other loans                                    10,871                 9,559
                                                               ---------             ---------
    Total loans                                                  134,901               111,810
Less, unearned income and deferred fees and credits                  (54)                 (195)
Less, allowance for credit losses                                 (1,707)               (1,354)
                                                               ---------             ---------

                                                               $ 133,140             $ 110,261
                                                               =========             =========

At December 31, 2001, fixed rate loans with maturities over one year totaled approximately $40.8 million.

The following is a summary of the transactions in the allowance for credit losses:


                                                      YEARS ENDED DECEMBER 31,
                                                      2001                2000
                                                    -------             -------
                                                      (Dollars In Thousands)

Balance, beginning of year                          $ 1,354             $ 1,214
Provisions charged to operating expenses                440                 330
Loans charged-off                                      (130)               (235)
Recoveries                                               43                  45
                                                    -------             -------

    Balance, end of year                            $ 1,707             $ 1,354
                                                    =======             =======

Loans on which interest was not being accrued (nonaccrual loans) were also classified by management as impaired. The following table sets forth the recorded investment in impaired and nonaccrual loans and the related valuation allowance for each loan category as of December 31, 2001 and 2000.


                                                   DECEMBER 31, 2001                             DECEMBER 31, 2000
                                     --------------------------------------------    ------------------------------------------
                                     TOTAL IMPAIRED    AMOUNT OF        AMOUNT       TOTAL IMPAIRED   AMOUNT OF       AMOUNT
                                     AND NONACCRUAL    VALUATION      WITHOUT ANY    AND NONACCRUAL   VALUATION     WITHOUT ANY
                                         LOANS         ALLOWANCE       ALLOWANCE         LOANS        ALLOWANCE      ALLOWANCE
                                     --------------    ---------      -----------    --------------   ---------     -----------
                                                  (Dollars In Thousands)                      (Dollars In Thousands)

Real estate secured loans                 $427            $64            $363            $250            $37            $213
Consumer and credit card loans              19              3              16              23              4              19
Commercial and all other loans              25              4              21              56              9              47
                                          ----            ---            ----            ----            ---            ----

Totals                                    $471            $71            $400            $329            $50            $279
                                          ====            ===            ====            ====            ===            ====


All of the impaired and nonaccrual loans for December 31, 2001 and 2000, were measured using management's current estimate of fair value of the collateral. The average loans classified as impaired and nonaccrual totaled $359,000 in 2001 and $403,000 in 2000.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


NOTE 3 - LOANS (CONTINUED)

The interest income earned but not recorded by BLNB pursuant to its nonaccrual policy totaled $21,000 and $27,000 in 2001 and 2000, respectively. Interest income received on impaired and nonaccrual loans during 2001 and 2000 and included in income on a cash basis totaled $19,000 and $13,000, respectively. Interest income on impaired and nonaccrual loans resulting from the passage of time was not considered material and no such amount was recognized in 2001 or 2000.

Loans having carrying values of $90,000 and $289,000 were transferred to foreclosed real estate in 2001 and 2000, respectively.


NOTE 4 - FACILITIES

Facilities are summarized as follows:


                                                     DECEMBER 31,
                                                2001               2000
                                              -------             -------
                                                (Dollars In Thousands)

Land                                          $   943             $   943
Buildings                                       2,861               2,260
Furniture, fixtures, and equipment              3,234               2,685
Other fixed assets                                562                 319
                                              -------             -------

    Total                                       7,600               6,207

Less accumulated depreciation                  (3,546)             (3,189)
                                              -------             -------

Premises and equipment - net                  $ 4,054             $ 3,018
                                              =======             =======

Depreciation expense amounted to $381,000 and $343,000 for the years ended December 31, 2001 and 2000, respectively. Estimated useful lives typically range from twenty-five to forty years for buildings and two to twenty years for all other fixed assets.

BLNB leases property at three branch locations and its human resource office under noncancelable operating leases expiring in 2002 through 2008. Minimum future rental payments under these leases as of December 31, 2001, are as follows (dollars in thousands):


YEARS ENDING DECEMBER 31,
-------------------------
           2002                               $100
           2003                                 98
           2004                                 92
           2005                                 83
           2006                                 83
       Thereafter                              124
                                              -----

                                              $580

Lease payments including sales tax expense charged to operations for the above leases were approximately $94,000 and $103,000 for the years ended December 31, 2001 and 2000, respectively.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


NOTE 5 - OTHER ASSETS

Other assets are summarized as follows:


                                       DECEMBER 31,
                                   2001            2000
                                   ----            ----
                                  (Dollars In Thousands)

Other real estate owned            $ 29            $200
Prepaid expenses                    173             257
Income tax receivable                --             144
Miscellaneous                        20              52
                                   ----            ----

                                   $222            $653
                                   ====            ====


NOTE 6 - TIME DEPOSITS

Included in interest-bearing deposits are certificates of deposit issued in amounts of $100,000 or more. These certificates and their remaining maturities at December 31, 2001 and 2000, were as follows:


                                                        DECEMBER 31,
                                                   2001                2000
                                                  -------            -------
                                                    (Dollars In Thousands)

Three months or less                              $ 8,319            $ 3,513
Over three through twelve months                    8,173              7,872
Over twelve months through three years              1,418              1,055
Over three years                                      201                 --
                                                  -------            -------

                                                  $18,111            $12,440
                                                  =======            =======


NOTE 7 - OTHER BORROWINGS AND FEDERAL FUNDS PURCHASED

A summary follows:


                                                               DECEMBER 31,
                                                           2001               2000
                                                          -------            -------
                                                            (Dollars In Thousands)

Federal funds purchased                                   $    --            $ 2,000
Securities sold under agreements to repurchase                 --              7,516
Other overnight repurchase agreements                       1,827              1,297
                                                          -------            -------

                                                          $ 1,827            $10,813
                                                          =======            =======

During 2000, BLNB sold securities under agreements to repurchase with a par value of $7,935,000 and a fair value of $7,666,000 to secure overnight borrowings totaling $7,516,000 at December 31, 2000. The interest rate on this overnight borrowing was 6.91%. All securities sold under agreements to repurchase were repaid in 2001.

BLNB has noncontractual (or guidance) agreements with Independent Bankers Bank of Florida and Compass Bank to borrow up to $2,000,000 and $500,000, respectively. The Bank had no borrowings from federal funds purchased at December 31, 2001.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


NOTE 8 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities are summarized as follows:


                                                            DECEMBER 31,
                                                       2001            2000
                                                       ----            ----
                                                      (Dollars In Thousands)

Accounts payable and other accrued expenses            $507            $434
Miscellaneous                                             8               8
                                                       ----            ----

                                                       $515            $442
                                                       ====            ====


NOTE 9 - INCOME TAXES

The provision (credit) for income taxes on income is summarized as follows:


                                                    YEARS ENDED DECEMBER 31,
                                                    2001               2000
                                                    -----             -----
                                                    (Dollars In Thousands)

Current:
     Federal                                        $ 822             $ 585
     State                                            141               100
                                                    -----             -----
                                                      963               685
                                                    -----             -----

Deferred:
     Federal                                          (63)              (49)
     State                                            (11)               (8)
                                                    -----             -----
                                                      (74)              (57)
                                                    -----             -----

              Total income tax provision            $ 889             $ 628
                                                    =====             =====


A reconciliation of the income tax computed at the federal statutory rate of 34% and the income tax provision shown on the statements of operations follows (dollars in thousands):


                                                                   YEARS ENDED DECEMBER 31,
                                                           2001                               2000
                                                  ----------------------             ----------------------
                                                  AMOUNT             %               AMOUNT              %
                                                  ------            ----             ------            ----

Tax computed at statutory rate                    $ 609             34.0             $ 609             34.0
Increase (decrease) resulting from:
    Effect of tax-exempt income                     (47)            (2.6)              (33)            (1.8)
    State tax - net of federal benefit               93              5.2                66              3.7
    Other (net)                                     234             13.0               (14)            (0.8)
                                                  -----             ----             -----             ----

         Income tax provision                     $ 889             49.6             $ 628             35.1
                                                  =====             ====             =====             ====

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


NOTE 9 - INCOME TAXES (CONTINUED)

The components of the deferred income tax assets are as follows:


                                                      DECEMBER 31,
                                                  2001            2000
                                                  ----            ----
                                                 (Dollars In Thousands)

Deferred tax asset:
    Federal                                       $780            $749
    State                                          134             134
                                                  ----            ----
                                                   914             883
                                                  ----            ----

Deferred tax liability:
    Federal                                        153
    State                                           26              --
                                                  ----            ----
                                                   179              --
                                                  ----            ----

         Net deferred income tax asset            $735            $883
                                                  ====            ====


The tax effects of each type of significant item that gave rise to deferred taxes are:


                                                  DECEMBER 31,
                                             2001              2000
                                             -----             ----
                                             (Dollars In Thousands)

Net unrealized (gains) losses on
    available-for-sale securities            $ (91)            $111
Depreciation and amortization                  149              105
Allowance for credit losses                    564              439
Other                                          113              228
                                             -----             ----

    Net deferred income tax asset            $ 735             $883
                                             =====             ====


NOTE 10 - EMPLOYEE BENEFIT PLAN

BLNB sponsors a 401(k) Profit Sharing Plan that covers substantially all employees. BLNB contributions under this plan are made at the discretion of the Board of Directors. During 2001 and 2000, the employer contribution approved by the Board of Directors amounted to 50% of a participant's contributions, subject to a maximum of 3% of the participant's salary. The 401(k) Profit Sharing Plan is a prototype plan and has been approved by the Internal Revenue Service.

The amounts included in salaries and employee benefits as pension expense for 2001 and 2000 totaled $42,000 and $35,000, respectively.


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

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


NOTE 11 - RELATED PARTY TRANSACTIONS (CONTINUED)

The aggregate extensions of credit to such related parties at December 31, 2001 and 2000, were $4,749,000 and $4,461,000, respectively. Unfunded commitments to the same parties totaled $289,000 and $388,000 at December 31, 2001 and 2000, respectively.

Following is a summary of activity for 2000 and 2001 for such loans:


               BEGINNING                                              END OF
                OF YEAR                                                YEAR
                BALANCE          ADDITIONS        REDUCTIONS         BALANCE
               ---------         ---------        ----------         -------
                                   (Dollars In Thousands)

2000            $3,050            $3,542            $2,131            $4,461
2001            $4,461            $  892            $  604            $4,749


BLNB held related party deposits totaling approximately $3.4 million for both years ended December 31, 2001 and 2000.


NOTE 12 - COMMITMENTS AND CONTINGENCIES

Credit-Related Financial Instruments. The Company is a party to credit related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.

The Company's exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance sheet instruments.

At December 31, 2001 and 2000, the following financial instruments were outstanding whose contract amounts represent credit risk for BLNB:


                                                          DECEMBER 31,
                                                     2001               2000
                                                    -------            ------
                                                     (Dollars In Thousands)

Commitments to extend credit
    Secured by real estate                          $ 6,191            $5,275
    Other                                             7,232             4,110
Commercial and standby letters of credit                 98                69
                                                    -------            ------

                                                    $13,521            $9,454
                                                    =======            ======


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by BLNB, is based on management's credit evaluation of the customer.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


NOTE 12 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

Unfunded commitments under commercial lines-of-credit, revolving credit lines, and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines-of-credit are generally uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which BLNB is committed.

Commercial and standby letters-of-credit are conditional commitments issued by BLNB to guarantee the performance of a customer to a third party. Those letters-of-credit are primarily issued to support public and private borrowing arrangements. Approximately $62,000 of the $98,000 of letters-of-credit issued have expiration dates within one year. The credit risk involved in issuing letters-of-credit is essentially the same as that involved in extending loan facilities to customers. BLNB generally holds collateral supporting those commitments if deemed necessary.

Collateral Requirements. To reduce credit risk related to the use of both derivatives and credit-related financial instruments, the Company might deem it necessary to obtain collateral. The amount and nature of the collateral obtained is based on the Company's credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant and equipment, and real estate.

If the counterparty does not have the right and ability to redeem the collateral or the Company is permitted to sell or repledge the collateral on short notice, the Company records the collateral in its statement of financial condition at fair value with a corresponding obligation to return it.

Litigation. The Company is a party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the financial position of the Company.

Other. At December 31, 2001, BLNB had $2,500,000 unfunded noncontractual guidance lines from other banks for the purchase of overnight federal funds.


NOTE 13 - CONCENTRATIONS OF CREDIT

Substantially all of BLNB's loans, commitments, and commercial and standby letters of credit have been granted to customers in BLNB's market area. Substantially all such customers are depositors of BLNB. Notes 1 and 2 discuss the types of securities that BLNB invests in. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Letters of credit were granted to commercial borrowers. BLNB, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of its legal lending limit. BLNB does not have any significant concentrations to any one industry customer.


NOTE 14 - REGULATORY CAPITAL

BLNB is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2001, approximately $4.0 million of BLNB's retained earnings were available for dividend declaration without prior regulatory approval (provided that BLNB's capital ratios do not cause it to be categorized as an undercapitalized institution as discussed below).

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


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

Quantitative measures established by regulation to ensure capital adequacy require the Company and BLNB to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001, that the Company and BLNB meet all applicable capital adequacy requirements.

As of December 31, 2001, the most recent notification from the primary federal regulator categorized the Company and BLNB as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and BLNB must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company or BLNB's category.


                                                                                                   TO BE WELL CAPITALIZED
                                                                             FOR CAPITAL          UNDER PROMPT CORRECTIVE
                                                 ACTUAL                   ADEQUACY PURPOSES          ACTION PROVISIONS
                                         AMOUNT           RATIO           >AMOUNT    >RATIO          >AMOUNT   >RATIO
                                         -------          ------          -------    ------          -------   ------
                                                                       (Dollars In Thousands)

Big Lake National Bank
----------------------
As of December 31, 2001:
     Total Risk-Based Capital
     (To Risk-Weighted Assets)           $13,534          12.45%          >$8,694     >8.0%          >$10,868  >10.0%
                                                                          -           -              -         -
     Tier I Capital
     (To Risk-Weighted Assets)           $12,171          11.20%          >$4,347     >4.0%          >$6,521    >6.0%
                                                                          -           -              -         -
     Tier I Capital
     (To Average Assets)                 $12,171           6.57%          >$7,407     >4.0%          >$9,259    >5.0%
                                                                          -           -              -         -

As of December 31, 2000:
     Total Risk-Based Capital
     (To Risk-Weighted Assets)           $11,400          11.74%          >$7,765     >8.0%          >$9,706   >10.0%
                                                                          -           -              -         -
     Tier I Capital
     (To Risk-Weighted Assets)           $10,187          10.50%          >$3,883     >4.0%          >$5,824    >6.0%
                                                                          -           -              -         -
     Tier I Capital
     (To Average Assets)                 $10,187           5.76%          >$7,077     >4.0%          >$8,846    >5.0%
                                                                          -           -              -         -

Big Lake Financial Corporation:
-------------------------------
As of December 31, 2001:
     Total Risk-Based Capital
     (To Risk-Weighted Assets)           $14,358          13.11%          >$8,764     >8.0%          >$10,955  >10.0%
                                                                          -           -              -         -
     Tier I Capital
     (To Risk-Weighted Assets)           $12,989          11.86%          >$4,382     >4.0%          >$6,573    >6.0%
                                                                          -           -              -         -
     Tier I Capital
     (To Average Assets)                 $12,989           6.98%          >$7,440     >4.0%          >$9,300    >5.0%
                                                                          -           -              -         -

As of December 31, 2000:
     Total Risk-Based Capital
     (To Risk-Weighted Assets)           $12,174          12.47%          >$7,808     >8.0%          >$9,760   >10.0%
                                                                          -           -              -         -
     Tier I Capital
     (To Risk-Weighted Assets)           $10,954          11.22%          >$3,904     >4.0%          >$5,856    >6.0%
                                                                          -           -              -         -
     Tier I Capital
     (To Average Assets)                 $10,954           6.19%          >$7,077     >4.0%          >$8,846    >5.0%
                                                                          -           -              -         -

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


NOTE 15 - STOCK DIVIDENDS

On February 21, 2001, the Company's Board of Directors declared a stock dividend payable at a rate of 2.5% of shares issued and outstanding to stockholders of record on February 28, 2001, payable on or before April 1, 2001. Cash in lieu of fractional shares was paid at the rate of $27.00 per share, which was the estimated fair market value at that time. The total cash paid in lieu of fractional shares amounted to approximately $8,000.

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


NOTE 16 - STOCK OPTION PLAN AND EMPLOYMENT AGREEMENT

The Company had adopted a Stock Option Plan (as amended) that permitted certain directors to purchase additional shares of the Company's common stock at an adjusted purchase price of $8.21 (rounded) per share. The number of shares permitted for purchase by each participant originated at 2,750 shares, and had been adjusted for subsequent stock dividends according to the terms of the plan. At December 31, 2001, all options under this plan had been exercised.

In 2001 and 2000, current directors exercised outstanding stock options and purchased 6,775 and 6,530 shares of common stock, respectively, at exercise prices ranging from $8.02 to $8.21 (rounded) per share, respectively. The estimated fair market value of the Company's stock based on recent trades and market conditions was $27.00 per share at the time of these transactions. A charge to earnings of approximately $79,000 in 2001 (net of income taxes of $48,000) and $67,000 in 2000 (net of income taxes of $41,000) was recorded to recognize services provided by the directors under the terms of the Stock Option Plan.

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


                                                 NUMBER         WEIGHTED AVERAGE
                                               OF SHARES         EXERCISE PRICE
                                               ---------        ----------------

Outstanding at December 31, 1999                 13,060             $8.42
                                                                    =====
Stock options exercised, 2000                    (6,530)            $8.42
                                                                    =====
Increase due to stock dividend, 2000                162             $8.21
                                                -------             =====
Outstanding at December 31, 2000                  6,692             $8.21
                                                                    =====
Stock options exercised, 2001                    (6,775)            $8.11
                                                                    =====
Increase due to stock dividend, 2001                 83             $8.02
                                                -------             =====
Outstanding at December 31, 2001                     --
                                                =======


All options had been exercised by June 30, 2001. Since no additional options have been granted in 2001 or 2000, and the compensation recorded in 2001 and 2000 for the stock options exercised amounted to approximately 5.0% and 5.8% of net income, respectively, net income and earnings per share would not materially differ from reported results had the Company adopted the current accounting treatment under SFAS No. 123.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


NOTE 16 - STOCK OPTION PLAN AND EMPLOYMENT AGREEMENT (CONTINUED)

The Company and BLNB have entered into an employment agreement with the President and Chief Executive Officer of BLNB that includes provisions for the grant of stock options based upon agreed upon goals, a non-compete agreement, and other compensation and benefits in the event of a change in ownership of the Company. This agreement is renewable annually. During 2001 or 2000, no stock options were granted under the terms of this agreement.


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

No shares of preferred stock, including Series 1 shares, have been issued.


NOTE 18 - NONINTEREST OPERATING EXPENSES

Other expenses for 2001 and 2000 were as follows:


                                                     2001              2000
                                                    ------            ------
                                                     (Dollars In Thousands)

Advertising and public relations                    $  103            $  145
Data processing fees and service charges               400               254
Telephone                                              210               152
Postage and courier                                    263               275
Stationary, printing, and supplies                     213               204
FDIC and OCC assessments                                85                83
Director fees                                          234               203
Professional and legal expenses                        153               194
Amortization                                           316               317
Other                                                  485               509
                                                    ------            ------

                                                    $2,462            $2,336
                                                    ======            ======


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

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 2001


NOTE 19 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

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

The estimated fair values of the Company's financial instruments at December 31, 2001, are as follows:


                                                                                        CARRYING            FAIR
                                                                                         AMOUNT             VALUE
                                                                                       ----------        ----------
                                                                                          (Dollars In Thousands)

     FINANCIAL ASSETS
         Cash and cash equivalents                                                     $   19,711        $   19,711
         Investment securities                                                             30,630            30,590
         Loans                                                                            133,140           132,115
                                                                                       ----------        ----------

              Total assets valued                                                       $ 183,481         $ 182,416
                                                                                        =========         =========

     FINANCIAL LIABILITIES
         Deposits                                                                       $ 173,303         $ 170,946
         Other borrowings and federal funds purchased                                       1,827             1,827
                                                                                     ------------      ------------

              Total liabilities valued                                                  $ 175,130         $ 172,773
                                                                                        =========         =========


While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that, were the Company to have disposed of such items at December 31, 2001, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 2001, should not necessarily be considered to apply at subsequent dates.

                 BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 2001


NOTE 20 - PARENT COMPANY FINANCIAL INFORMATION

Presented below are condensed financial statements for Big Lake Financial Corporation (dollars in thousands):


CONDENSED STATEMENTS OF FINANCIAL CONDITION (PARENT ONLY) AS OF DECEMBER 31:           2001                 2000
                                                                                     --------             --------

ASSETS
     Cash and cash equivalents                                                       $    332             $    279
     Investment in subsidiary bank, net                                                13,934               11,866
     Facilities                                                                           480                  496
     Other assets                                                                          15                   --
                                                                                     --------             --------
         Total                                                                       $ 14,761             $ 12,641
                                                                                     ========             ========

LIABILITIES AND STOCKHOLDERS' EQUITY
     Liabilities                                                                     $      8             $      8
     Stockholders' equity                                                              14,753               12,633
                                                                                     --------             --------
         Total                                                                       $ 14,761             $ 12,641
                                                                                     ========             ========


CONDENSED STATEMENTS OF OPERATIONS AND STOCKHOLDERS' EQUITY (PARENT ONLY)
YEARS ENDED DECEMBER 31:                                                               2001                 2000
                                                                                     --------             --------

Equity in net income of subsidiary bank                                              $  1,709             $  1,250
Other income                                                                               61                   57
Other expenses                                                                           (183)                (144)
                                                                                     --------             --------
NET INCOME                                                                              1,587                1,163
STOCKHOLDERS' EQUITY:
     Beginning of year                                                                 12,633               10,187
     Cash paid in lieu of fractional shares                                                (8)                  (7)
     Stock options exercised                                                              182                  163
     Net change in unrealized holding gains on
         securities in subsidiary bank                                                    359                1,127
                                                                                     --------             --------
     End of year                                                                     $ 14,753             $ 12,633
                                                                                     ========             ========

CONDENSED STATEMENTS OF CASH FLOWS (PARENT ONLY)
YEARS ENDED DECEMBER 31:                                                               2001                 2000
                                                                                     --------             --------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net income                                                                           $  1,587             $  1,163
Adjustment to reconcile net income to net cash
     provided by operating activities:
     Equity in undistributed earnings of subsidiary bank                               (1,709)                (862)
     Other                                                                                128                  172
                                                                                     --------             --------
         Total                                                                              6                  473
                                                                                     --------             --------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
     Repayments of other borrowings                                                        --                 (388)
     Proceeds from stock options exercised                                                 55                   55
     Cash paid in lieu of fractional shares                                                (8)                  (7)
                                                                                     --------             --------
         Total                                                                             47                 (340)
                                                                                     --------             --------
INCREASE IN CASH AND CASH EQUIVALENTS                                                      53                  133
CASH AND CASH EQUIVALENTS:
     Beginning of year                                                                    279                  146
                                                                                     --------             --------
     End of year                                                                     $    332             $    279
                                                                                     ========             ========