Form 10KSB, Exhibit 13
period 2002-12-31
BIG LAKE FINANCIAL CORP
filed 2003-03-05
CIK 789561

                         BIG LAKE FINANCIAL CORPORATION

                               2002 ANNUAL REPORT

CORPORATE PROFILE

Big Lake Financial Corporation (the "Holding Company") is a financial holding company which owns 100% of the outstanding stock of Big Lake National Bank (the "Bank"). The Bank is a nationally chartered commercial bank. The Bank's deposits are insured by the Federal Deposit Insurance Corporation to the extent permitted by law. The Bank, through eight banking offices, provides a variety of banking services to individuals and businesses located primarily in Hendry, Okeechobee, Highlands, Glades, Hardee and DeSoto Counties, Florida. The Holding Company's primary business activities are the operations of the Bank. The Company operates in only one reportable industry segment: banking. At December 31, 2002, we had total assets of $213.4 million, net loans of $154.0, total deposits of $194.2 million and stockholders' equity of $16.4 million. For the year ended December 31, 2002, we had net earnings of $1.8 million.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report contains certain forward-looking statements which represent our expectations or beliefs, including, but not limited to, statements concerning the banking industry and our operations, performance, financial condition and growth. For this purpose, any statements contained in this Report that are not statements of historical fact may be deemed forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "should," "can," "estimate," or "continue" or the negative of other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including competition, general economic conditions, changes in interest rates, and changes in the value of real estate and other collateral securing loans, among other things.


CONTENTS                                                                                                          PAGE

      Financial Highlights...........................................................................................1

      Letter to Shareholders.........................................................................................2

      Selected Financial Data........................................................................................3

      Management's Discussion and Analysis of Financial Condition
         and Results of Operations................................................................................4-17

      Financial Statements.......................................................................................18-40

      Independent Auditors' Report..................................................................................41

      Board of Directors............................................................................................42

      Executive Officers............................................................................................42

      General Information...........................................................................................44

      Common Stock Prices and Dividends.............................................................................44

                            SELECTED FINANCIAL DATA

     DECEMBER 31, 2002, 2001, 2000, 1999 AND 1998 AND THE YEARS THEN ENDED
                    ($ IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                        AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                        ------------------------------------------------------------------------
                                                          2002             2001            2000           1999            1998
                                                        --------         -------         -------         -------         -------

Interest income ................................        $ 11,810          13,312          12,814          10,867           9,094
Interest expense ...............................           3,412           5,060           5,620           4,343           3,464
                                                        --------         -------         -------         -------         -------
Net interest income ............................           8,398           8,252           7,194           6,524           5,630
Provision for loan losses ......................             375             440             330             220             144
                                                        --------         -------         -------         -------         -------
Net interest income after provision
    for credit losses ..........................           8,023           7,812           6,864           6,304           5,486
Noninterest income .............................           1,978           1,604           1,522           1,590           1,205
Noninterest expenses ...........................           7,280           6,813           6,755           6,303           5,005
                                                        --------         -------         -------         -------         -------
Earnings before income taxes ...................           2,721           2,603           1,631           1,591           1,686
Income taxes ...................................             942             967             568             573             588
                                                        --------         -------         -------         -------         -------
Net earnings ...................................        $  1,779           1,636           1,063           1,018           1,098
                                                        ========         =======         =======         =======         =======

Per share data (1):
    Earnings per share basic ...................        $   3.19            2.95            1.93            1.87            2.04
    Earnings per share diluted .................        $   3.19            2.95            1.91            1.84            1.99
    Cash dividends declared ....................        $     --              --              --              --              --
    Book value at end of year ..................        $  29.50           26.29           22.64           18.72           19.17
Total assets at end of year ....................        $213,441         191,196         183,154         161,915         150,442
Cash and cash equivalents ......................        $ 22,452          19,443           8,077           9,521           7,776
Securities .....................................        $ 27,801          30,512          56,877          56,110          59,560
Loans, net .....................................        $153,968         133,140         110,261          87,134          75,103
Deposits .......................................        $194,174         173,303         158,260         148,453         138,608
Other borrowings ...............................        $  2,047           1,827          10,813           2,157             500
Stockholders' equity ...........................        $ 16,437          14,649          12,466          10,187          10,370
Total loans ....................................        $155,955         134,901         111,615          88,348          76,380
Allowance for loan losses ......................        $  1,987           1,707           1,354           1,214           1,277
Nonperforming loans ............................        $  1,292             483             329             353           1,049
Nonperforming loans and foreclosed assets ......        $  1,292             512             529             660           1,221
Allowance for loan losses as a percentage
    of year-end total loans ....................            1.27%           1.27%           1.21%           1.37%           1.67%
Allowance for loan losses as a percentage
    of nonperforming loans .....................          153.79%         353.42%         411.55%         343.91%         121.73%
Total nonperforming loans as a percentage
    of total loans .............................             .83%            .36%           0.29%           0.40%           1.37%
Total nonperforming loans as a percentage
    of total assets ............................             .61%            .25%           0.18%           0.22%           0.70%
Total nonperforming loans and real estate
    owned as a percentage of total assets ......             .61%            .27%           0.29%           0.41%           0.81%

---------
(1)      Adjusted for the stock dividends in shares of the Company's Common
         Stock.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

            DECEMBER 31, 2002 AND 2001 AND FOR THE YEARS THEN ENDED


GENERAL

Big Lake Financial Corporation is a financial holding company which owns 100% of the stock of Big Lake National Bank (the "Bank"). Accordingly, our results of operations are dependent upon the operations of the Bank. We conduct commercial banking business consisting of attracting deposits from the general public and investing those funds in commercial, consumer and real estate loans and municipal and U.S. government agency securities. Our deposits are insured by the Federal Deposit Insurance Corporation to the extent permitted by law. At December 31, 2002, we had total assets of $213.4 million, net loans of $154.0, total deposits of $194.2 million and stockholders' equity of $16.4 million. For the year ended December 31, 2002, we had net earnings of $1.8 million.

MANAGEMENT'S STRATEGY

We seek to be the outstanding financial institution in our markets by offering a wide range of personal and business banking services and delivering efficient, affordable banking with a caring attitude to the residents and businesses of these markets. We offer attractive and convenient banking offices and professional, committed employees. We have grown to over $200 million in assets and we intend to strategically place branch offices where it gives us a competitive advantage and allows for profitable growth.

OPERATING STRATEGY

We believe that the dominance of large regional and national holding companies in the banking industry has created a need for more locally-owned institutions with personalized banking services. We organized a locally-owned, locally-managed community financial institution, owned and managed by people who are actively involved in our market area and committed to our economic growth and development. With local ownership, management, and directors, we believe that we can be more responsive to the communities we serve and tailor services to our customers' needs rather than provide the standardized services that large companies tend to offer. Local ownership and operation will allow faster, more responsive, and flexible decision-making which is not available at the majority of financial institutions in or near our market area, which are branch offices of large regional holding company banks with headquarters located elsewhere in the United States.

Our business is to attract deposits from the general public and to invest those funds in various types of loans and other interest-earning assets. Funds are provided for the operations of the Company through proceeds from the sale of investments and loans, from amortization and repayment of outstanding loans and investments, net deposit inflow, and from borrowings. Our earnings depend primarily upon the difference between (1) the interest and fees we receive from loans, the securities held in our investment portfolio, and other investments and (2) expenses we incur in connection with obtaining funds for lending (including interest paid on deposits and other borrowings) and expenses relating to day-to-day operations.

To the extent market conditions permit, we follow a strategy intended to insulate our interest rate gap from adverse changes in interest rates by maintaining spreads through the adjustability of our interest-earning assets and interest-bearing liabilities. Our ability to reduce interest-rate risk in our loan and investment portfolios depend upon a number of factors, many of which are beyond our control, including among others, competition for loans and deposits in our market area and conditions prevailing in the secondary market.

The primary sources of our funds for lending and for other general business purposes are our capital, deposits, loan repayments, and borrowings. We expect that loan repayments will be relatively stable sources of funds, while deposit inflows and outflows will be significantly influenced by prevailing interest rates, money-market rates, and general economic conditions. Generally, short-term borrowings may be used to compensate for reductions in normal sources of funds while longer-term borrowings may be used to support expanded lending activities.

Our customers are primarily individuals, professionals, small and medium size businesses, and seasonal retirees located predominantly in Okeechobee, DeSoto, Glades, Hardee, Highlands and Hendry Counties, Florida. Our locations are situated in areas that are convenient to these customers.

We continually seek to develop new business through an ongoing program of personal calls on both present and potential customers. As a local independent bank, we utilize traditional local advertising media as well as direct mailings, telephone contacts, and brochures to promote the bank and develop loans and deposits. In addition, most of our directors have worked and/or lived in or near our market area for a number of years. Management believes that these factors, coupled with the past and continued involvement of the directors and officers in various local community activities, will further promote our image as a locally-oriented independent institution, which management believes is an important factor to our targeted customer base.

CRITICAL ACCOUNTING POLICIES

Our financial condition and results of operations are sensitive to accounting measurements and estimates of matters that are inherently uncertain. When applying accounting policies in areas that are subjective in nature, we must use our best judgment to arrive at the carrying value of certain assets. One of the most critical accounting policies we applied is related to the valuation of the loan portfolio.

A variety of estimates impact carrying value of the loan portfolio including the calculation of the allowance for loan losses, valuation of underlying collateral, the timing of loan charge-offs.

The allowance for loan losses is one of the most difficult and subjective judgment. The allowance is established and maintained at a level that we believe is adequate to cover losses resulting from the inability of borrowers to make required payments on loans. Estimates for loan losses are arrived at by analyzing risks associated with specific loans and the loan portfolio, current trends in delinquencies and charge-offs, the views of our regulators, changes in the size and composition of the loan portfolio and peer comparisons. The analysis also requires consideration of the economic climate and direction, change in the interest rate environment, which may impact a borrower's ability to pay, legislation impacting the banking industry and economic conditions specific to our service area. Because the calculation of the allowance for loan losses relies on estimates and judgments relating to inherently uncertain events, results may differ from our estimates.

The allowance for loan losses is also discussed as part of "Results of Operations" and in Note 3 to the financial statements. The significant accounting policies are discussed in Note 1 to the consolidated financial statements.

REGULATION AND SUPERVISION

We are a financial services holding company, registered with the Federal Reserve Board of Governors ("Federal Reserve") under the Bank Holding Company Act ("BHC Act"). As such, we are subject to the supervision, examination and reporting requirements of the BHC Act and the regulations of the Federal Reserve.

The Bank is chartered under the national banking laws and our deposits are insured by the FDIC to the extent provided by law. We are subject to comprehensive regulation, examination and supervision by The Office of the Comptroller of the Currency (the "OCC") and to other laws and regulations applicable to banks. Such regulations include limitations on loans to a single borrower and to our directors, officers and employees; restrictions on the opening and closing of branch offices; the maintenance of required capital and liquidity ratios; the granting of credit under equal and fair conditions; and the disclosure of the costs and terms of such credit. We are examined periodically by the OCC. We also submit periodic reports regarding our financial condition and other matters to the OCC. The OCC has a broad range of powers to enforce regulations under its jurisdiction, and to take discretionary actions determined to be for the protection and safety and soundness of banks, including the institution of cease and desist orders and the removal of directors and officers. The OCC also has the authority to approve or disapprove mergers, consolidations, and similar corporate actions.

In accordance with risk capital guidelines issued by the OCC and Federal Reserve, the Bank and the Holding Company are required to maintain a minimum standard of total capital to risk-weighted assets of 8.0%. Additionally, regulatory agencies require banks and holding companies to maintain a minimum leverage-capital ratio of Tier 1 capital (as defined) to average assets. The leverage-capital ratio ranges from 3.0% to 5.0% based on the bank's and bank holding company's rating under the regulatory rating system. See Note 12 to the consolidated financial statements for a summary of the regulatory capital levels and percentages.

CREDIT RISK

Our primary business is making commercial, business, consumer, and real estate loans. That activity entails potential loan losses, the magnitude of which depend on a variety of economic factors affecting borrowers which are beyond our control. While underwriting guidelines have been instituted and credit review procedures have been put in place to protect us from avoidable credit losses, some losses will inevitably occur. At December 31, 2002, we had minimal nonperforming assets.

We classify our loan portfolio as mortgage loans, consumer loans and commercial loans. We prepare our computation of allowance for losses in this manner. The following table presents information regarding our total allowance for losses as well as the allocation of such amounts to the various categories of loans ($ in thousands):

                                                                         AT DECEMBER 31,
                                -----------------------------------------------------------------------------------------------
                                      2002                2001                2000                1999                1998
                                ---------------     ---------------     ---------------     ---------------     ---------------
                                          % OF                % OF                % OF                % OF                % OF
                                         LOANS TO           LOANS TO            LOANS TO            LOANS TO            LOANS TO
                                          TOTAL               TOTAL               TOTAL               TOTAL               TOTAL
                                AMOUNT    LOANS     AMOUNT    LOANS     AMOUNT    LOANS     AMOUNT    LOANS     AMOUNT    LOANS
                                ------   --------   ------  --------    ------  --------    ------  --------    ------  --------

Mortgage loans .............    $1,543     85.6%    $1,261     84.2%    $  479     82.5%    $  432     81.6%    $  453     80.2%
Consumer and credit
  card loans ...............       225      6.9        202      7.7        455      9.0        395     10.0        416     11.5
Commercial and all
  other loans ..............       219      7.5        244      8.1        420      8.5        387      8.4        408      8.3
                                ------    -----     ------    -----     ------    -----     ------    -----     ------    -----

  Total allowance
    for loan losses ........    $1,987    100.0%    $1,707    100.0%    $1,354    100.0%    $1,214    100.0%    $1,277    100.0%
                                ======    =====     ======    =====     ======    =====     ======    =====     ======    =====

The allowance for loan
  losses as a percentage
  of the total loans
  outstanding...............      1.27%               1.27%               1.21%               1.37%               1.67%
                                ======              ======              ======              ======              ======

The following table sets forth information concerning our loan portfolio by type of loan ($ in thousands):

                                                                       AT DECEMBER 31,
                           -----------------------------------------------------------------------------------------------------
                                 2002                  2001                2000                  1999                 1998
                           -----------------    -----------------    -----------------     ----------------     ----------------
                                       % OF                 % OF                 % OF                 % OF                 % OF
                            AMOUNT     TOTAL     AMOUNT     TOTAL     AMOUNT     TOTAL     AMOUNT     TOTAL     AMOUNT     TOTAL
                           --------    -----    --------    -----    --------    -----     -------    -----     -------    -----

Mortgage loans ........    $133,491     85.6%   $113,617     84.2%   $ 92,227     82.5%    $72,365     81.6%    $61,710     80.2%
Consumer and credit
  card loans ..........      10,821      6.9      10,413      7.7      10,024      9.0       8,869     10.0       8,828     11.5
Commercial and all
  other loans .........      11,643      7.5      10,871      8.1       9,559      8.5       7,414      8.4       6,399      8.3
                           --------    -----    --------    -----    --------    -----     -------    -----     -------    -----

  Total loans .........     155,955    100.0%    134,901    100.0%    111,810    100.0%     88,648    100.0%     76,937    100.0%
                           ========     ====    ========     ====    ========     ====     =======     ====     =======     ====

Less:
  Deferred loan and
    unearned fees .....          --                   54                  195                  300                  557
  Allowance for
    credit losses .....       1,987                1,707                1,354                1,214                1,277
                           --------             --------             --------              -------              -------

  Loans, net ..........    $153,968             $133,140             $110,261              $87,134              $75,103
                           ========             ========             ========              =======              =======

The following table sets forth certain information on nonaccrual loans and foreclosed assets, the ratio of such loans and other real estate owned to total assets as of the dates indicated, and certain other related information ($ in thousands):

                                                                                   AT DECEMBER 31,
                                                              --------------------------------------------------------
                                                               2002          2001        2000        1999        1998
                                                              ------         ----        ----        ----        -----

Nonaccrual loans:
   Real estate .......................................        $1,003         427         250         175           573
   Installment loans .................................            10          19          23          17             2
   Commercial and all other loans ....................           279          25          56         161           474
                                                              ------         ---         ---         ---         -----

      Total nonaccrual loans .........................         1,292         471         329         353         1,049
                                                              ------         ---         ---         ---         -----

Accruing loans over 90 days delinquent:
   Real estate loans .................................            --          12          --          --            --
   Installment loans .................................            --          --          --          --            --
   Commercial and all other loans ....................            --          --          --          --            --
                                                              ------         ---         ---         ---         -----

      Total accrual loans over 90 days delinquent ....            --          12          --          --            --
                                                              ------         ---         ---         ---         -----

      Total nonperforming loans ......................         1,292         483         329         353         1,049
                                                              ------         ---         ---         ---         -----

Foreclosed assets ....................................            --          29         200         307           172
                                                              ------         ---         ---         ---         -----

      Total nonperforming loans and foreclosed
          assets .....................................        $1,292         512         529         660         1,221
                                                              ======         ===         ===         ===         =====

Total nonperforming loans as a percentage of
  total loans ........................................           .83%        .36%        .29%        .40%         1.37%
                                                              ======         ===         ===         ===         =====

Total nonperforming loans as a percentage of
  total assets .......................................           .61%        .25%        .18%        .22%          .70%
                                                              ======         ===         ===         ===         =====

Total nonperforming loans and real estate owned
  as a percentage of total assets ....................           .61%        .27%        .29%        .41%          .81%
                                                              ======         ===         ===         ===         =====

ALLOWANCE FOR LOAN LOSSES. In originating loans, we recognize credit losses will be experienced and the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan as well as general economic conditions. It is our policy to maintain an adequate allowance for loan losses based on, among other things, our historical loan loss experience, evaluation of economic conditions and regular reviews of any delinquencies and loan portfolio quality. Specific allowances are provided for individual loans when ultimate collection is considered questionable, after reviewing the current status of loans that are contractually past due and considering the net realizable value of the collateral for the loan.

We continue to actively monitor our asset quality and to charge-off loans against the allowance for loan losses when appropriate or to provide specific loss allowances when necessary. Although we believe we use the best information available to make determinations with respect to the allowance for credit losses, future adjustments may be necessary if economic conditions differ from the economic conditions in the assumptions used in making the initial determinations. We consider several factors in determining the allowances, including the favorable charge off history, the relatively low level of nonperforming assets, and the value of the underlying collateral. Furthermore, nonperforming loans at December 31, 2002, increased to .83% of total loans, compared to .36% at December 31, 2001. During 2002, our allowance increased $280,000, or 16.40%, and totaled $1,987 at December 31, 2002. We experienced an increase in loans charged off, higher nonperforming assets in 2002 compared to 2001, and our additional allowance was made to cover the loan growth of approximately 15.64% in 2002. We believe that the allowance for loan losses was adequate at December 31, 2002.

The following table sets forth information with respect to activity in our allowance for loan losses during the years indicated ($ in thousands):

                                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------------------------------------------
                                                               2002          2001          2000          1999          1998
                                                              ------         -----         -----         -----         -----

Allowance at beginning of year .......................        $1,707          1,354         1,214         1,277         1,183
                                                              ------         ------        ------        ------        ------

Charge-offs:
   Real estate loans .................................            72             28            33            54            59
   Installment loans .................................            45             79            63            30            58
   Commercial and all other loans ....................            50             23           139           234            11
                                                              ------         ------        ------        ------        ------

     Total charge-offs ...............................           167            130           235           318           128
                                                              ------         ------        ------        ------        ------

Recoveries:
   Real estate loans .................................            23             10             2            25            40
   Installment loans .................................            36             22            18             7            25
   Commercial and all other loans ....................            13             11            25             3            13
                                                              ------         ------        ------        ------        ------

     Total recoveries ................................            72             43            45            35            78
                                                              ------         ------        ------        ------        ------

Provision for loan losses charged to operations ......           375            440           330           220           144
                                                              ------         ------        ------        ------        ------

Allowance at end of year .............................        $1,987          1,707         1,354         1,214         1,277
                                                              ======         ======        ======        ======        ======

Ratio of net charge-offs during the period to
   average loans outstanding during the year .........           .07%           .07%          .19%          .35%          .07%
                                                              ======         ======        ======        ======        ======

Allowance for loan losses as a percentage of total
   year-end loans ....................................          1.27%          1.27%         1.21%         1.37%         1.67%
                                                              ======         ======        ======        ======        ======

Allowance for loan losses as a percentage of
   nonperforming loans ...............................        153.79%        353.42%       411.55%       343.91%       121.73%
                                                              ======         ======        ======        ======        ======

LIQUIDITY AND CAPITAL RESOURCES

As a national bank we are required to maintain a liquidity reserve of at least 3% of our net transaction deposit accounts in excess of $6.0 million. Where net transaction deposit accounts exceed $6 million, the reserve requirements are $1,083,000 plus 10% of the amount over $36.1 million. The liquidity reserve may consist of cash on hand, demand deposits with other correspondent banks, and other investments and short-term marketable securities as determined by the rules of the OCC, such as federal funds sold and United States securities or securities guaranteed by the United States. As of December 31, 2002 and 2001, we had liquidity ratios of 15.14% and 28.6%, respectively.

Our principal sources of funds are those generated by the Bank, including net increases in deposits, principal and interest payments on loans, and proceeds from sales and maturities of securities. We use our capital resources principally to fund existing and continuing loan commitments and to purchase securities. At December 31, 2002 and 2001, we had unused lines of credit totaling $9.7 million and $13.4 million, respectively, and had issued but unused letters of credit of $113,000 and $98,000, respectively. In addition, scheduled maturities of certificates of deposit during the twelve months following December 31, 2002 and 2001 totaled $49.1 million and $60.2 million, respectively. We believe we have adequate resources to fund all our commitments, that substantially all of our existing commitments will be funded within twelve months and, if so desired, that we can adjust the rates and terms on certificates of deposit and other deposit accounts to retain or attract deposits in a changing interest rate environment.

The following table sets forth, by maturity distribution, certain information pertaining to the securities portfolio ($ in thousands):

                                                     AFTER ONE YEAR   AFTER FIVE YEARS
                               ONE YEAR OR LESS      TO FIVE YEARS      TO TEN YEARS     AFTER TEN YEARS          TOTAL
                               -----------------  -----------------  -----------------  ------------------  -----------------
                               CARRYING  AVERAGE  CARRYING  AVERAGE  CARRYING  AVERAGE  CARRYING   AVERAGE  CARRYING  AVERAGE
                                 VALUE    YIELD     VALUE    YIELD     VALUE    YIELD     VALUE     YIELD     VALUE    YIELD
                               --------  -------  --------  -------  --------  -------  --------   -------  --------  -------

DECEMBER 31, 2002:
  U.S. Government
     agency securities .....    $3,108    5.45%    $21,282    4.77%    $   --     --%     $   --     --%     $24,390    4.86%
  Obligations of states
     and municipalities ....        --      --         306    5.13      1,220    4.95      1,885    4.81       3,411    4.89
                                ------    ----     -------    ----     ------    ----     ------    ----     -------    ----

     Total .................    $3,108             $21,588             $1,220             $1,885             $27,801
                                ======             =======             ======             ======             =======

DECEMBER 31, 2001:
  U.S. Government
     agency securities .....     1,079    5.23%    $22,945    4.74%    $3,588    4.93%    $   --     --%     $27,612    4.78%
  Obligations of states
     and municipalities ....        --      --          50    4.80        203    4.00      2,647    4.54       2,900    4.52
                                ------    ----     -------    ----     ------    ----     ------    ----     -------    ----

     Total .................    $1,079    5.23%    $22,995    4.74%    $3,791    4.86%    $2,647    4.60%    $30,512    4.76%
                                ======    ====     =======    ====     ======    ====     ======    ====     =======    ====

MARKET RISK

Market risk is the risk of loss due to adverse changes in market prices and rates. We do not engage in trading or hedging activities and do not invest in interest-rate derivatives or enter into interest rate swaps. Our market risk arises primarily from interest-rate risk inherent in our lending and deposit gathering activities. To that end, we actively monitor and manage our interest-rate risk exposure. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on and off balance sheet transactions are aggregated, and the resulting net positions are identified. Disclosures about the fair value of financial instruments, which reflect changes in market prices and rates, can be found in Note 16 of the Notes to Consolidated Financial Statements.

Our primary objective in managing interest-rate risk is to minimize the adverse impact of changes in interest rates on our net interest income and capital, while adjusting our asset-liability structure to obtain the maximum yield-cost spread on that structure. We rely primarily on our asset-liability structure to control interest-rate risk. See the section below titled Asset-Liability Structure. However, a sudden and substantial increase or decrease in interest rates may adversely impact our earnings, to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis.

We use modeling techniques to simulate changes in net interest income under various rate scenarios. Important elements of these techniques include the mix of floating versus fixed rate assets and liabilities, and the scheduled, as well as expected, repricing and maturing volumes and rates of the existing balance sheet.

ASSET AND LIABILITY STRUCTURE

A principal objective of our asset/liability management strategy is to minimize our exposure to changes in interest rates by matching the maturity and repricing horizons of interest-earning assets and interest-bearing liabilities. This strategy is overseen in part through the direction of an Asset and Liability Committee (the "ALCO Committee") which establishes policies and monitors results to control interest rate sensitivity.

We evaluate interest-rate risk and then formulate guidelines regarding asset generation and repricing, funding sources and pricing, and off-balance sheet commitments in order to maintain interest-rate risk within target levels for the appropriate level of risk which are determined by the ALCO Committee. The ALCO Committee uses internally generated reports to measure our interest rate sensitivity. From these reports, the ALCO Committee can estimate the net income effect of various interest rate scenarios.

As a part of our interest-rate risk management policy, the ALCO Committee examines the extent to which our assets and liabilities are "interest-rate sensitive" and monitors our interest rate sensitivity "gap." An asset or liability is considered to be interest rate sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate sensitivity gap is the difference between interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If the repricing of our assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, the ALCO Committee also evaluates how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or period of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable-rate mortgage loans, have features (generally referred to as "interest-rate caps") which limit changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment (on loans) and early withdrawal (of deposit accounts) levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest rate increase.

Our strategy is to maintain a balanced interest-rate risk position to protect our net interest margin from market fluctuations. To this end, the ALCO Committee reviews, on a monthly basis, the maturity and repricing of assets and liabilities. Our cumulative one-year gap at December 31, 2002, was 3.80% of assets and is within the usual gap range. We believe this range is adequate and requires no special measures.

Principal among our asset/liability management strategies has been the emphasis on managing our interest-rate sensitive liabilities in a manner designed to attempt to reduce our exposure during periods of fluctuating interest rates. We believe the type and amount of our interest rate sensitive liabilities may reduce the potential impact that arise in interest rates might have on our net interest income. We seek to maintain a core deposit base by providing quality services to our customers without significantly increasing our cost of funds or operating expenses. Our demand, money-market, and NOW deposit accounts approximated 55.5% and 48.4% of total deposits at December 31, 2002 and 2001, respectively. These accounts bore a weighted-average cost of deposits of .90% and 1.43% during the years ended December 31, 2002 and 2001, respectively. We anticipate these accounts will continue to comprise a significant portion of our total deposit base. We also maintain a portfolio of liquid assets in order to reduce our overall exposure to changes in market interest rates. At December 31, 2002 and 2001, approximately 10.5% and 10.2%, respectively, of our total assets consisted of cash and due from banks and federal funds sold. In addition, at December 31, 2002 and 2001, our liquidity ratio was approximately 15.14% and 28.6%, respectively. We also maintain a "floor," or minimum rate, on certain floating or prime based loans. Floors allow us to continue to earn a higher rate when the floating rate falls below the established floor rate.

The following table sets forth certain information relating to our interest-earning assets and interest-bearing liabilities at December 31, 2002, that are estimated to mature or are scheduled to reprice within the period shown ($ in thousands):

                                                 UNDER          3 TO 12         1-5         OVER
                                                3 MONTHS         MONTHS        YEARS       5 YEARS        TOTALS
                                                --------        -------        ------      -------       -------

Federal funds sold .......................      $  6,148             --            --           --         6,148
Loans (1) ................................        29,019         70,397        53,321        3,218       155,955
Securities (2) ...........................            --          3,108        21,588        3,105        27,801
                                                --------        -------        ------       ------       -------

    Total rate-sensitive assets
      (earning assets) ...................        35,167         73,505        74,909        6,323       189,904
                                                --------        -------        ------       ------       -------

Money market and NOW deposits (2) ........        43,469             --        20,713          283        64,465
Savings deposits (2) .....................        22,209             --            --           --        22,209
Time deposits (2) ........................        21,480         27,581        15,094           --        64,155
Other borrowings .........................         2,047             --            --           --         2,047
                                                --------        -------        ------       ------       -------

    Total rate-sensitive liabilities .....        89,205         27,581        35,807          283       152,876
                                                --------        -------        ------       ------       -------

Gap (repricing differences) ..............      $(54,038)        45,924        39,102        6,040        37,028
                                                ========        =======        ======       ======       =======

Cumulative Gap ...........................      $(54,038)        (8,114)       30,988       37,028
                                                 =======         ======        ======      =======

Cumulative GAP/total assets ..............        (25.33)%        (3.80)%       14.52%       17.36%
                                                 =======         ======        ======      =======

---------
(1) In preparing the table above, adjustable-rate loans were included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed-rate loans were scheduled according to their contractual maturities.

(2) Excludes noninterest-bearing deposit accounts. Money-market, NOW, and savings deposits were regarded as maturing immediately. All other time deposits were scheduled through the maturity dates. Securities were scheduled based on their remaining maturity or repricing frequency.

The following table reflects the contractual principal repayments by period of our loan portfolio at December 31, 2002 (in thousands):

                                                     1 YEAR      1 THROUGH        AFTER
                                                     OR LESS      5 YEARS        5 YEARS          TOTAL
                                                     -------     ---------       --------       --------

Mortgage loans..............................        $19,757        29,234          24,500        133,491
Installment loans...........................          2,381         8,224             216         10,821
Commercial loans............................          5,472         5,379             793         11,643
                                                     ------       -------        --------       --------

Total loans.................................        $27,610        42,837          85,508        155,955
                                                     ======        ======          ======       ========

Loan with maturities over one year:
  Fixed rate................................                                                      55,573
  Variable rate.............................                                                      72,772
                                                                                                --------

  Total maturities greater than one year....                                                    $128,345
                                                                                                ========

The following table sets forth total loans originated and repaid during the periods indicated (in thousands):

                                                         YEAR ENDED DECEMBER 31,
                                   ----------------------------------------------------------------
                                     2002          2001          2000          1999          1998
                                   --------       -------       -------       -------       -------

Originations:
   Mortgage loans ...........      $ 43,806        35,520        18,268        20,271         8,908
   Installment loans ........         8,822         8,564         7,817         6,308         4,975
   Commercial loans .........         7,698         5,327        19,756         3,140        14,602
                                   --------       -------       -------       -------       -------

   Total loans originated ...        60,326        49,411        45,841        29,719        28,485

   Principal reductions .....       (39,272)      (26,320)      (22,679)      (18,008)      (27,220)
                                   --------       -------       -------       -------       -------

   Increase in total loans ..      $ 21,054        23,091        23,162        11,711         1,265
                                   ========       =======       =======       =======       =======

The following table shows the distribution of, and certain other information relating to, our deposit accounts by type ($ in thousands):

                                                                   AT DECEMBER 31,
                                                ----------------------------------------------------
                                                         2002                           2001
                                                ----------------------        ----------------------
                                                                % OF                          % OF
                                                 AMOUNT        DEPOSIT         AMOUNT        DEPOSIT
                                                --------       -------        --------       -------

Noninterest-bearing demand deposits ....        $ 43,345         22.3%        $ 40,883         23.6%
NOW deposits ...........................          52,677         27.1           31,580         18.2
Money market deposits ..................          11,788          6.1           11,508          6.6
Savings deposits .......................          22,209         11.4           16,360          9.5
                                                --------        -----         --------        -----

   Subtotal ............................         130,019         66.9          100,331         57.9
                                                --------        -----         --------        -----

Time deposits:
   Under 4.00% .........................          48,228         24.8           36,484         21.1
   4.00% - 4.99% .......................           4,168          2.2           11,205          6.5
   5.00% - 5.99% .......................           9,992          5.2           19,043         11.0
   6.00% - 6.99% .......................           1,767           .9            6,229          3.5
   7.00% and over ......................              --           --               11           --
                                                --------        -----         --------        -----

   Total time deposits .................          64,155         33.1           72,972         42.1
                                                --------        -----         --------        -----

   Total deposits (1) ..................        $194,174        100.0%        $173,303        100.0%
                                                ========        =====         ========        =====

---------
(1) Includes individual retirement accounts ("IRAs) totaling $7,604 and $6,441 at December 31, 2002 and 2001, respectively, which are in the form of savings deposits and time deposits.

The following table sets forth the deposit flows during the periods indicated (dollars in thousands):

                                                                      YEAR ENDED
                                                                      DECEMBER 31,
                                                      --------------------------------------
                                                        2002            2001            2000
                                                      -------          ------          -----

Net increase before interest credited ......          $17,809           9,980          4,827
Net interest credited and paid .............            3,062           5,063          4,980
                                                      -------          ------          -----

   Net deposit increase ....................          $20,871          15,043          9,807
                                                      =======          ======          =====

The following table show the average amount outstanding and the average rate paid on each of the following deposit account categories during the periods indicated ($ in thousands):

                                                                         YEAR ENDED DECEMBER 31,
                                                        -------------------------------------------------------
                                                                 2002                               2001
                                                        ------------------------         -----------------------
                                                         AVERAGE         AVERAGE         AVERAGE         AVERAGE
                                                         BALANCE          RATE           BALANCE           RATE
                                                        --------         -------         --------        -------

Demand, money market and NOW deposits ........          $101,555          0.90%          $ 77,461          1.43%
Savings deposits .............................            19,379          1.34             15,899          1.86
Time deposits ................................            67,193          3.28             71,677          4.94
                                                        --------          ----           --------          ----

  Total deposits .............................          $188,127          1.80%          $165,037          3.07%
                                                        ========          ====           ========          ====

We do not have a concentration of deposits from any one source, the loss of which would have a material adverse effect on us. We believe substantially that all of our depositors are residents in our primary market areas. We currently do not accept brokered deposits. As shown in the tables below, a significant amount of our time deposits will mature during the year ending December 31, 2003. The high volume of maturities during this period is primarily due to customer demand for time deposits having original maturities of 12 months or less. Based upon current and anticipated levels of interest rates and past practice, we anticipate substantially all of the Company's time deposits maturing during this time period will be renewed or replaced by time deposits issued to other customers at competitive market rates, which may be higher or lower than the rates currently being paid. Consequently, we do not believe that the maturity of our time deposits during the year ending December 31, 2003, will have a material adverse effect on our liquidity. However, if we are required to pay substantially higher rates to obtain the renewal of these or other certificates of deposit or alternative sources of funds, the higher net interest expense could have a material adverse effect on our net earnings.

The following table present by various interest rate categories the amounts of certificates of deposit at December 31, 2002 which mature during the periods indicated (in thousands):

                                        DUE
                                       UNDER           DUE 3           DUE 1          DUE
                                       THREE         MONTHS TO        YEAR TO         OVER
                                      MONTHS         12 MONTHS        3 YEARS        3 YEARS         TOTAL
                                      -------        ---------        -------        -------         ------

AT DECEMBER 31, 2002:
  Under 4.00% ..............          $18,184          24,289          4,707          1,048          48,228
  4.00% - 4.99% ............               78           1,068          1,637          1,385           4,168
  5.00% - 5.99% ............            2,366           2,069            881          4,676           9,992
  6.00% - 6.99% ............              852             155            606            154           1,767
                                      -------          ------          -----          -----          ------

  Total time deposits ......          $21,480          27,581          7,831          7,263          64,155
                                      =======          ======          =====          =====          ======

Jumbo time deposits ($100,000 and over) mature as follows (in thousands):

                                                              AT DECEMBER 31,
                                                          ----------------------
                                                            2002           2001
                                                          -------         ------

Due in three months or less......................         $ 5,540          8,319
Due from three months to one year................           6,946          8,173
Due from twelve months to three years............             924          1,418
Due over three years.............................           1,547            201
                                                          -------         ------

                                                          $14,957         18,111
                                                          =======         ======

RESULTS OF OPERATIONS


The following table sets forth, information regarding (i) the total dollar amount of interest and dividend income from interest-earning assets and the resultant average yield; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest/dividend income; (iv) interest-rate spread; and (v) net interest margin. Average balances were based on average daily balances.

                                                                      YEAR ENDED DECEMBER 31,
                                         -------------------------------------------------------------------------------------
                                                     2002                        2001                          2000
                                         ---------------------------  ---------------------------  ---------------------------
                                                   INTEREST  AVERAGE            INTEREST  AVERAGE            INTEREST  AVERAGE
                                         AVERAGE      AND     YIELD/  AVERAGE      AND     YIELD/  AVERAGE      AND     YIELD/
                                         BALANCE   DIVIDENDS  RATE    BALANCE   DIVIDENDS  RATE    BALANCE   DIVIDENDS  RATE
                                         -------   --------- -------  -------   --------- -------  -------   --------- -------
                                                                      (DOLLARS IN THOUSANDS)

Interest-earning assets:
   Loans (1) .........................   $144,421    10,303   7.13%   $132,536    10,901   8.22%   $100,255     9,435   9.41%
   Securities ........................     30,781     1,300   4.12      29,990     1,837   6.13      58,154     3,329   5.72
   Other interest-earning
      assets (2) .....................     13,785       207   1.58      10,179       574   5.64         867        50   5.77
                                         --------    ------           --------    ------           --------     -----

   Total interest-earning
     assets ..........................    189,077    11,810   6.25     172,705    13,312   7.71     159,276    12,814   8.05
                                                     ------                       ------                        -----

Noninterest-earning assets ...........     18,331                       14,895                       16,619
                                         --------                     --------                     --------

   Total assets ......................   $207,408                     $187,600                     $175,895
                                         ========                     ========                     ========

Interest-bearing
  liabilities:
   Money-market and
      NOW deposits ...................     58,866       916   1.56      43,540     1,111   2.55      37,577     1,327   3.53
   Savings ...........................     19,379       259   1.34      15,899       295   1.86      16,234       359   2.21
   Time deposits .....................     67,193     2,206   3.28      71,677     3,539   4.94      65,400     3,531   5.40
   Other .............................      2,598        31   1.19       2,218       115   5.18       5,775       403   6.98
                                         --------    ------           --------    ------           --------     -----

   Total interest-bearing
      liabilities ....................    148,036     3,412   2.30     133,334     5,060   3.79     124,986     5,620   4.50
                                                     ------                       ------                        -----

Noninterest-bearing
  liabilities ........................     43,807                       39,901                       35,752
Stockholders' equity .................     15,565                       14,365                       11,433
                                         --------                     --------                     --------

   Total liabilities and
      stockholders' equity ...........   $207,408                     $187,600                     $172,171
                                         ========                     ========                     ========

Net interest income ..................              $ 8,398                      $ 8,252                      $ 7,194
                                                    =======                      =======                      =======
Interest-rate spread (3) .............                        3.95%                        3.92%                        3.55%
                                                              ====                         ====                         ====

Net interest margin (4) ..............                        4.44%                        4.78%                        4.52%
                                                              ====                         ====                         ====

Ratio of average interest-earning
   assets to average interest-
   bearing liabilities ...............       1.28                         1.30                         1.27
                                         ========                     ========                     ========

---------
(1)      Includes nonaccrual loans.

(2) Includes interest-bearing deposits due from other banks, federal funds sold, Federal Home Loan Bank stock and Federal Reserve Bank stock.

(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(4) Net interest margin is net interest income divided by average interest-earning assets.

The following table sets forth certain information regarding changes in interest income and interest expense. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in interest rate (change in rate multiplied by prior volume), (2) changes in the volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume) (dollars in thousands):

                                                                         YEAR ENDED DECEMBER 31,
                                                                             2002 VS. 2001
                                                                      INCREASE (DECREASE) DUE TO
                                                      --------------------------------------------------------
                                                                                        RATE/
                                                        RATE            VOLUME          VOLUME           TOTAL
                                                      -------           ------          ------          ------

Interest-earning assets:
  Loans ....................................          $(1,445)             977           (130)            (598)
  Securities ...............................             (601)              95            (31)            (537)
  Other interest-earning assets ............             (414)             166           (119)            (367)
                                                      -------           ------           ----           ------

    Total interest-earning assets ..........           (2,460)           1,238           (280)          (1,502)
                                                      -------           ------           ----           ------

Interest-bearing liabilities:
  Demand, money market and NOW deposits ....             (434)             390           (151)            (195)
  Savings ..................................              (81)              62            (17)             (36)
  Certificates of deposit ..................           (1,185)            (222)            74           (1,333)
  Other ....................................              (89)              20            (15)             (84)
                                                      -------           ------           ----           ------

    Total interest-bearing liabilities .....           (1,789)             250           (109)          (1,648)
                                                      -------           ------           ----           ------

Net interest income ........................          $  (671)             988           (171)             146
                                                      =======           ======           ====           ======


                                                                        YEAR ENDED DECEMBER 31,
                                                                             2001 VS. 2000
                                                                      INCREASE (DECREASE) DUE TO
                                                      --------------------------------------------------------
                                                                                        RATE/
                                                        RATE            VOLUME          VOLUME           TOTAL
                                                      -------           ------          ------          ------

Interest-earning assets:
  Loans ....................................          $(1,189)           3,038           (383)           1,466
  Securities ...............................              233           (1,612)          (113)          (1,492)
  Other interest-earning assets ............               (1)             537            (12)             524
                                                      -------           ------           ----           ------

    Total interest-earning assets ..........             (957)           1,963           (508)             498
                                                      -------           ------           ----           ------

Interest-bearing liabilities:
  Demand, money market and NOW deposits ....             (368)             211            (59)            (216)
  Savings ..................................              (58)              (7)             1              (64)
  Certificates of deposit ..................             (302)             339            (29)               8
  Other ....................................             (104)            (248)            64             (288)
--------------------------------------------          -------           ------           ----           ------

    Total interest-bearing liabilities .....             (832)             295            (23)            (560)
--------------------------------------------          -------           ------           ----           ------

Net interest income ........................          $  (125)           1,668           (485)           1,058
                                                      =======           ======           ====           ======

              COMPARISON OF YEARS ENDED DECEMBER 31, 2002 AND 2001

GENERAL. Net earnings for the year ended December 31, 2002, were $1.8 million, or $3.19 per share, compared to net earnings of $1.6 million, or $2.95 per share, for the year ended December 31, 2001. Net earnings for 2002 versus 2001 increased $143,000, or 8.7%. Improved noninterest income and the reduction of provision for loan losses contributed to increased earnings in 2002 over 2001.

INTEREST INCOME. Interest income decreased by $1.5 million from $13.3 million for the year ended December 31, 2001, to $11.8 million for the year ended December 31, 2002. Interest on loans decreased $598,000 due to a decrease in average rate earned, partially offset by an increase in the average loan portfolio balance from $132.5 million for the year ended December 31, 2001, to $144.4 million for the year ended 2002.

Interest on securities decreased $537,000 due to a decrease in the average rate earned in 2002 from 2001, of 6.13% to 4.12% in 2002. Interest on other interest-earning assets decreased to $207,000 from $574,000 in 2001 primarily because the rate earned on such assets average rate earned decreased to 1.58% in 2002 from 5.64% in 2001.

INTEREST EXPENSE. Interest expense decreased to $3.4 million for the year ended December 31, 2002, from $5.1 million for the year ended December 31, 2001. Interest expense on deposit accounts decreased due to a decrease in the average rates paid on interest-bearing liabilities of 1.49%. Average noninterest-bearing deposits increased 9.709% while average interest-bearing deposits increased 11.03%. This remixing of deposit growth has contributed to the overall decline in interest expense. Additionally, average rates paid on deposits decreased due to the downturn in the economy, which prompted a falling rate environment.

LOAN LOSSES. The provision for loan losses is charged to earnings to bring the total allowance to a level deemed appropriate and is based upon historical experience, the volume and type of lending we conduct, the amount of nonperforming loans, general economic conditions, particularly as they relate to our market area, and other factors related to the collectibility of our loan portfolio. For 2002, the provision for loan losses totaling $375,000 compared to $440,000 for 2001.

NONINTEREST INCOME. Total noninterest income increased in 2002 versus 2001 by $374,000. Increases in NSF charges and other nondeposit related fees, along with improved ATM fees, were offset, in part, by lower (due to higher compensating balances) deposit related fees.

NONINTEREST EXPENSE. Total noninterest expense increased in 2002 versus 2001 by $467,000 to $7.3 million for the year ended December 31, 2002, from $6.8 million for the year ended December 31, 2001 primarily due to increases in data processing expenses of $570,000. Data processing expense increased because many previously in-house functions were outsourced. The largest categories of noninterest expense contributing to our overall growth were increases in audit expenses, real estate and property taxes, ATM expense and postage. These expenses have grown in relation to our growth since 2000 and the conversion of our data and item processing systems during the third quarter of 2001. Additionally, we continue to introduce new products and services which elevate noninterest expense and result in an increase in fee income in noninterest income.

INCOME TAXES. The income tax expense was $967,000 (an effective rate of 37.15%) for 2001 compared to a $942,000 (an effective rate of 34.6%) for 2002. It is management's belief that it is more likely than not the benefit and deferred tax asset recognized will be realized in future periods.

IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and related data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of our assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

QUARTERLY FINANCIAL DATA

Unaudited quarterly financial data is as follows ($ in thousands, except per share data):

                                          YEAR ENDED DECEMBER 31, 2002                        YEAR ENDED DECEMBER 31, 2001
                                 ----------------------------------------------      ----------------------------------------------
                                  FIRST        SECOND       THIRD       FOURTH        FIRST       SECOND        THIRD       FOURTH
                                 QUARTER      QUARTER      QUARTER      QUARTER      QUARTER      QUARTER      QUARTER      QUARTER
                                 -------      -------      -------      -------      -------      -------      -------      -------

Interest income                  $3,033        3,192        3,155        2,430        3,426        3,375        3,328        3,183
Interest expense                    895          837          848          832        1,471        1,347        1,242        1,000
                                 ------        -----        -----        -----        -----        -----        -----        -----

Net interest income               2,138        2,355        2,307        1,598        1,955        2,028        2,086        2,183
Provision for loan
   losses                            70          120          120           65           80          120          120          120
                                 ------        -----        -----        -----        -----        -----        -----        -----
Net interest income after
   provision for loan
   losses                         2,068        2,235        2,187        1,533        1,875        1,908        1,966        2,063
                                 ------        -----        -----        -----        -----        -----        -----        -----

Noninterest income                  383          449          518          628          369          376          401          458
Noninterest expense               1,944        1,920        1,905        1,511        1,713        1,603        1,702        1,795
                                 ------        -----        -----        -----        -----        -----        -----        -----

Earnings before income
   taxes                            507          764          800          650          531          681          665          726
Income taxes                        173          258          284          227          187          311          232          237
                                 ------        -----        -----        -----        -----        -----        -----        -----

Net earnings                     $  334          506          516          423          344          370          433          489
                                 ======        =====        =====        =====        =====        =====        =====        =====

Basic and diluted
   earnings per
   share                         $  .60          .91          .93          .75          .62          .67          .78          .88
                                 ======        =====        =====        =====        =====        =====        =====        =====

Dividends per share              $   --           --           --           --           --           --           --           --
                                 ======        =====        =====        =====        =====        =====        =====        =====

                         BIG LAKE FINANCIAL CORPORATION
                                 AND SUBSIDIARY
                               OKEECHOBEE, FLORIDA

                    Audited Consolidated Financial Statements

                         December 31, 2002 and 2001 and
                            For the Years then Ended

                  (Together with Independent Auditors' Report)

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                     ($ IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                     DECEMBER 31,
                                                                                               ----------------------
                                                                                                  2002         2001
                                                                                               ---------     --------
     ASSETS

Cash and due from banks ..................................................................     $  16,304       10,989
Federal funds sold .......................................................................         6,148        8,454
                                                                                               ---------     --------

        Total cash and cash equivalents ..................................................        22,452       19,443

Securities available for sale ............................................................        24,390       27,612
Securities held to maturity (fair value of $3,524 and $2,860) ............................         3,411        2,900
Loans, net of allowance for losses of $1,987 and $1,707 ..................................       153,968      133,140
Premises and equipment, net ..............................................................         4,811        4,404
Accrued interest receivable ..............................................................         1,026        1,192
Foreclosed assets ........................................................................            --           29
Deferred tax asset .......................................................................           499          275
Intangible assets ........................................................................         1,352        1,602
Federal Home Loan Bank and Federal Reserve Bank stock ....................................           728           75
Other assets .............................................................................           804          524
                                                                                               ---------     --------

        Total assets .....................................................................     $ 213,441      191,196
                                                                                               =========     ========

     LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
     Noninterest-bearing demand deposits .................................................        43,345       40,883
     NOW deposits ........................................................................        52,677       31,580
     Money-market deposits ...............................................................        11,788       11,508
     Savings deposits ....................................................................        22,209       16,360
     Time deposits .......................................................................        64,155       72,972
                                                                                               ---------     --------

        Total deposits ...................................................................       194,174      173,303

Other borrowings .........................................................................         2,047        1,827
Accrued interest payable .................................................................           402          888
Accounts payable and accrued liabilities .................................................           381          529
                                                                                               ---------     --------

        Total liabilities ................................................................       197,004      176,547
                                                                                               ---------     --------

Commitment and contingencies (Notes 4, 5, 10 and 16)

Stockholders' equity:
     Preferred stock, nonvoting, $1 par value, 500,000 shares authorized and unissued ....            --           --
     Common stock, $.01 par value, 1,000,000 shares authorized
        557,172 and 543,889 shares issued and outstanding ................................             6            5
     Additional paid-in capital ..........................................................         8,645        8,234
     Retained earnings ...................................................................         7,606        6,248
     Accumulated other comprehensive income ..............................................           180          162
                                                                                               ---------     --------

        Total stockholders' equity .......................................................        16,437       14,649
                                                                                               ---------     --------

        Total liabilities and stockholders' equity .......................................     $ 213,441      191,196
                                                                                               =========     ========

See Accompanying Notes to Consolidated Financial Statements.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF EARNINGS
                     ($ IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 YEAR ENDED
                                                                                 DECEMBER 31,
                                                                           ---------     --------
                                                                             2002          2001
                                                                           ---------     --------
Interest income:
    Interest and fees on loans .......................................     $  10,303       10,901
    Interest and dividend income from investment securities ..........         1,300        1,837
    Income on federal funds sold .....................................           207          574
                                                                           ---------     --------

       Total interest income .........................................        11,810       13,312
                                                                           ---------     --------

Interest expense:
    Interest on deposits .............................................         3,381        4,945
    Other ............................................................            31          115
                                                                           ---------     --------

       Total interest expense ........................................         3,412        5,060
                                                                           ---------     --------

Net interest income ..................................................         8,398        8,252

       Provision for loan losses .....................................           375          440
                                                                           ---------     --------

Net interest income after provision for loan losses ..................         8,023        7,812
                                                                           ---------     --------

Noninterest income:
    Service charges on deposit accounts ..............................         1,408        1,252
    Other fees for customer service and other income .................           570          352
                                                                           ---------     --------

       Total noninterest income ......................................         1,978        1,604
                                                                           ---------     --------

Noninterest expense:
    Salaries and employee benefits ...................................         3,300        3,457
    Occupancy ........................................................           939        1,022
    Data processing ..................................................           970          400
    Telephone, postage and transportation ............................           540          473
    Stationary, printing and supplies ................................           210          213
    Amortization of intangibles ......................................           290          316
    Other ............................................................         1,031          932
                                                                           ---------     --------

       Total noninterest expenses ....................................         7,280        6,813
                                                                           ---------     --------

Earnings before income taxes .........................................         2,721        2,603

       Income taxes ..................................................           942          967
                                                                           ---------     --------

Net earnings .........................................................     $   1,779        1,636
                                                                           =========     ========

Earnings per share, basic and diluted ................................     $    3.19         2.95
                                                                           =========     ========

Weighted-average common shares outstanding for basic and diluted .....       557,172      555,274
                                                                           =========     ========

See Accompanying Notes to Consolidated Financial Statements.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                           YEAR ENDED
                                                                                                           DECEMBER 31,
                                                                                                    -----------------------
                                                                                                       2002          2001
                                                                                                    ---------      --------
Cash flows from operating activities:
    Net earnings ..............................................................................     $   1,779         1,636
    Adjustments to reconcile net earnings to net cash provided by operating activities:
       Provision for loan losses ..............................................................           375           440
       Depreciation and amortization ..........................................................           608           656
       Credit for deferred income taxes .......................................................          (243)          (44)
       Net premium amortization and discount accretion ........................................           389           122
       Decrease in accrued interest receivable ................................................           166           317
       (Increase) decrease in other assets ....................................................          (280)           39
       Decrease in accounts payable and accrued liabilities and
          accrued interest payable ............................................................          (634)          (24)
                                                                                                    ---------      --------

              Net cash provided by operating activities .......................................         2,160         3,142
                                                                                                    ---------      --------

Cash flows from investing activities:
    Securities available for sale:
       Purchases ..............................................................................       (34,740)      (38,029)
       Proceeds from sales ....................................................................         2,011            --
       Proceeds from maturities ...............................................................        35,610        66,096
    Securities held to maturity:
       Purchases ..............................................................................          (822)       (1,631)
       Proceeds from maturities ...............................................................           300           250
    Proceeds from sale of foreclosed assets ...................................................            90           200
    Net increase in loans .....................................................................       (21,264)      (23,348)
    Net purchases of premises and equipment ...................................................          (765)       (1,418)
    Purchase of Federal Home Loan Bank stock ..................................................          (653)           --
                                                                                                    ---------      --------

              Net cash (used in) provided by investing activities .............................       (20,233)        2,120
                                                                                                    ---------      --------

Cash flows from financing activities:
    Increase in deposits ......................................................................        20,871        15,043
    Decrease in federal funds purchased .......................................................            --        (9,516)
    Increase in other borrowings ..............................................................           220           530
    Proceeds from stock options exercised .....................................................            --            55
    Cash paid in lieu of fractional shares ....................................................            (9)           (8)
                                                                                                    ---------      --------

              Net cash provided by financing activities .......................................        21,082         6,104
                                                                                                    ---------      --------

Net increase in cash and cash equivalents .....................................................         3,009        11,366

Cash and cash equivalents, beginning of year ..................................................        19,443         8,077
                                                                                                    ---------      --------

Cash and cash equivalents, end of year ........................................................     $  22,452        19,443
                                                                                                    =========      ========

Supplemental disclosures of cash flow information:
    Cash paid during the year for interest ....................................................     $   3,898         5,178
                                                                                                    =========      ========

    Cash paid during the year for income taxes ................................................     $   1,427           780
                                                                                                    =========      ========

Noncash transactions:
    Reclassification of loans to foreclosed real estate .......................................     $     215            --
                                                                                                    =========      ========

    Reclassification of foreclosed real estate to loans .......................................     $     154            --
                                                                                                    =========      ========

    Net change in unrealized gain on securities available for sale, net of tax ................     $      18           359
                                                                                                    =========      ========

See Accompanying Notes to Consolidated Financial Statements.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 2002 AND 2001
                                ($ IN THOUSANDS)

                                                                                                     ACCUMULATED
                                                                                                       OTHER
                                                    COMMON STOCK       ADDITIONAL                      COMPRE-          TOTAL
                                               --------------------      PAID-IN        RETAINED       HENSIVE      STOCKHOLDERS'
                                                SHARES       AMOUNT      CAPITAL        EARNINGS    INCOME (LOSS)      EQUITY
                                               --------      ------    ----------       --------    -------------   -------------
Balance as previously reported,
  December 31, 2000 ....................        524,201       $  5         7,974          4,851         (197)          12,633

Prior period adjustments (Note
  17) ..................................             --         --          (192)           118           --              (74)
                                               --------       ----       -------        -------        -----         --------

Restated balance, December 31,
  2000 .................................        524,201          5         7,782          4,969         (197)          12,559
                                                                                                                     --------

Comprehensive income:
   Net earnings ........................             --         --            --          1,636           --            1,636

   Net change in net unrealized
      loss on securities, net of tax ...             --         --            --             --          359
                                                                                                                          359
                                                                                                                     --------

   Total comprehensive income ..........                                                                                1,995
                                                                                                                     --------

Stock dividend .........................         12,913         --           349           (349)          --               --

Cash paid in lieu of fractional
   shares ..............................             --         --            --             (8)          --               (8)

Stock options exercised ................          6,775         --           103             --           --              103
                                               --------       ----       -------        -------        -----         --------

Balance, December 31, 2001 .............        543,889          5         8,234          6,248          162           14,649
                                                                                                                     --------


Comprehensive income:
   Net earnings ........................             --         --            --          1,779           --            1,779

   Net change in net unrealized gains
      on securities, net of tax ........             --         --            --             --           18               18
                                                                                                                     --------

   Total comprehensive income ..........                                                                                1,797
                                                                                                                     --------

Stock dividend .........................         13,283          1           411           (412)          --               --

Cash paid in lieu of fractional
   shares ..............................             --         --            --             (9)          --               (9)
                                               --------       ----       -------        -------        -----         --------

Balance, December 31, 2002 .............        557,172       $  6         8,645          7,606          180           16,437
                                               ========       ====       =======        =======        =====         ========

See Accompanying Notes to Consolidated Financial Statements.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               DECEMBER 31, 2002 AND 2001 AND THE YEARS THEN ENDED

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

         GENERAL. Big Lake Financial Corporation (the "Holding Company") is a financial holding company which owns 100% of the outstanding stock of Big Lake National Bank (the "Bank"). The Bank is a nationally chartered commercial bank. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. The Bank, through eight banking offices, provides a variety of banking services to individuals and businesses located primarily in Okeechobee, Highlands, Glades, Hardee, Hendry and DeSoto Counties, Florida. The Holding Company's primary business activities are the operations of the Bank. The Company operates in only one reportable industry segment: banking. Collectively the entities are referred to as the "Company."

         BASIS OF PRESENTATION. The accompanying consolidated financial statements include the accounts of the Holding Company and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to accounting principles generally accepted in the United States of America and to general practice within the banking industry.

         ESTIMATES. The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

         CASH AND CASH EQUIVALENTS. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and due from banks and federal funds sold, all of which mature within ninety days.

         The Bank is required by law or regulation to maintain cash reserves with the Federal Reserve Bank. The reserve balances at December 31, 2002 and 2001 were approximately $5.1 million and $2.8 million, respectively.

         SECURITIES. The Company may classify its securities as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in earnings. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts on securities available for sale and held to maturity are recognized in interest income using the interest method over the period to maturity or the call date, as applicable.

                                                                     (continued)

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES, CONTINUED

         LOANS. Loans management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or capitalized costs.

         The accrual of interest on loans is discontinued at the time the loan is ninety days delinquent unless the loan is well collateralized and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

         All interest accrued but not collected for loans placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

         ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

         The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

         A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

         Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

                                                                     (continued)

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES, CONTINUED

         PREMISES AND EQUIPMENT. Land is stated at cost. Buildings and leasehold improvements and furniture, fixtures and equipment are stated at cost less accumulated depreciation and amortization computed using the straight-line method over the estimated useful life of the related asset or remaining term of the lease, whichever is shorter.

         FORECLOSED ASSETS. Foreclosed assets acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at the lower of the related loan balance or the fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations are included in the consolidated statements of earnings.

         INTANGIBLE ASSETS. Intangible assets consist of core deposit premium and goodwill. Core deposit premium is amortized using the straight-line method over seven years.

         Goodwill resulted from the purchase of certain businesses and represents the excess of the acquisition cost over the fair value of the net assets acquired. Prior to January 1, 2002, goodwill was amortized on the straight-line method over 15 years.

         In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 requires goodwill to be tested for impairment on an annual basis and between annual tests in certain circumstances, and written down when impaired, rather than being amortized as previous accounting standards required. Furthermore, SFAS 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite. SFAS 142 is effective for fiscal years beginning after December 15, 2001. In accordance with SFAS 142, the Company ceased amortizing goodwill totaling $223,000 as of the beginning of fiscal 2002. Based on the impairment tests performed, there was no impairment of goodwill in fiscal 2002. There can be no assurance that future goodwill impairment tests will not result in a charge to earnings.

         The following table presents the impact of SFAS 142 on net earnings had the accounting standard been in effect for fiscal 2001 (in thousands, except per share amounts):

                                                         2001
                                                        -------
         Net earnings - as reported .............       $ 1,636
         Amortization of goodwill ...............            26
                                                        -------

         Net earnings - adjusted ................       $ 1,662
                                                        =======

         Basic and diluted earnings per share:
               As reported ......................       $  2.95
                                                        =======

               As adjusted ......................       $  2.99
                                                        =======

                                                                     (continued)

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES, CONTINUED

         OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS. In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of unfunded loan commitments, unused lines of credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded.

         TRANSFERS OF FINANCIAL ASSETS. Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company,
         (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

         INCOME TAXES. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences between revenues and expenses reported for financial statement and those reported for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Valuation allowances are provided against assets which are not likely to be realized.

         STOCK COMPENSATION PLANS. Statement of Financial Accounting Standards
         (SFAS) No. 123, Accounting for Stock-Based Compensation, as amended by SFAS 148, Accounting for Stock-Based Compensation Transition and Disclosure (collectively "SFAS No. 123") encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plans have no intrinsic value at the grant date, and under APB No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in APB No. 25 and, as a result, has provided proforma disclosures of net earnings, earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

                                                                     (continued)

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES, CONTINUED

         FAIR VALUES OF FINANCIAL INSTRUMENTS. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

                  CASH AND CASH EQUIVALENTS. The carrying amounts of cash and cash equivalents approximate their fair value.

                  SECURITIES. Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

                  LOANS. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

                  FEDERAL HOME LOAN BANK AND FEDERAL RESERVE BANK STOCK. Fair value of the Company's investment in Federal Home Loan Bank and Federal Reserve Bank stock is its cost.

                  ACCRUED INTEREST RECEIVABLE. Book value approximates fair value.

                  DEPOSITS. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

                  OTHER BORROWINGS. Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

                  OFF-BALANCE-SHEET INSTRUMENTS. Fair values for off-balance-sheet lending commitments are based on rates currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

         EARNINGS PER SHARE. Basic earnings per share is computed on the basis of the weighted-average number of common shares outstanding. All per share amounts have been presented to reflect stock dividends declared on February 28, 2002 and February 21, 2001.

         ADVERTISING. The Company expenses advertising and public relations costs as incurred. Advertising and public relations costs for 2002 and 2001 as included in other operating expenses were $123,000 and $103,000, respectively.

                                                                     (continued)

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES, CONTINUED

         COMPREHENSIVE INCOME. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net earnings, are components of comprehensive income. The components of other comprehensive income and related tax effects are as follows (in thousands):

                                                                 YEAR ENDED
                                                                 DECEMBER 31,
                                                                -------------
                                                                2002     2001
                                                                ----     ----
         Holding gains on available-for-sale securities ...     $ 41      576
         Gains realized in earnings .......................       12       --
                                                                ----     ----

         Net unrealized gains .............................       29      576

         Income taxes .....................................       11      217
                                                                ----     ----

         Net amount .......................................     $ 18      359
                                                                ====     ====

         RECLASSIFICATION OF ACCOUNTS. Certain items in the financial statements for 2001 have been reclassified to conform to the classifications used for the current year.

         RECENT PRONOUNCEMENTS. In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others" ("FIN 45"), which expands previously issued accounting guidance and disclosure requirements for certain guarantees. FIN 45 requires the Company to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 is not expected to materially affect the consolidated financial statements.

                                                                     (continued)

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

(2)      SECURITIES

         Securities have been classified according to management's intent. The amortized cost and estimated fair value of securities are as follows (in thousands):

                                               DECEMBER 31, 2002                             DECEMBER 31, 2001
                                 -------------------------------------------     --------------------------------------------
                                              GROSS       GROSS                               GROSS      GROSS
                                 AMORTIZED  UNREALIZED  UNREALIZED    FAIR       AMORTIZED  UNREALIZED  UNREALIZED     FAIR
                                   COST       GAINS      LOSSES      VALUE         COST       GAINS      LOSSES        VALUE
                                 ---------  ----------  ----------   -------     ---------  ----------  ----------    -------
AVAILABLE FOR SALE:
  U.S. Government  agency
    securities ............      $ 24,101        289        --        24,390       27,360        272        (20)       27,612
                                 ========      =====      ====       =======      =======      =====      =====       =======

HELD TO MATURITY:
  Obligations of states
    and municipalities ....      $  3,411        118        (5)        3,524        2,900         24        (64)        2,860
                                 ========      =====      ====       =======      =======      =====      =====       =======

         At December 31, 2002 and 2001, securities with carrying value of approximately $17.7 million and $14.7 million, and market values of approximately $18.0 million and $14.9 million, respectively, were pledged to secure public fund deposits and other borrowings.

         The scheduled maturities of securities available for sale at December 31, 2002 are as follows (in thousands).

                                                          SECURITIES                   SECURITIES
                                                      AVAILABLE FOR SALE            HELD TO MATURITY
                                                    ------------------------     ----------------------
                                                                   ESTIMATED                  ESTIMATED
                                                    AMORTIZED         FAIR       AMORTIZED      FAIR
                                                      COST           VALUE         COST         VALUE
                                                    ---------      ---------     ---------    ---------
         Due in one year or less ...........        $   3,000         3,108           --           --
         Due from one-to-five years ........           21,101        21,282          306          309
         Due from five-to-ten years ........               --            --        1,220        1,286
         Due after ten years ...............               --            --        1,885        1,929
                                                    ---------        ------        -----        -----

                                                    $  24,101        24,390        3,411        3,524
                                                    =========        ======        =====        =====

                                                                     (continued)

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

(3)      LOANS

         The components of loans were as follows (in thousands):

                                                                      DECEMBER 31,
                                                                 ---------------------
                                                                   2002         2001
                                                                 --------      -------
         Real estate mortgage loans .......................      $133,491      113,617
         Consumer and credit card loans ...................        10,821       10,413
         Commercial and all other loans ...................        11,643       10,871
                                                                 --------      -------

             Total loans ..................................       155,955      134,901

         Deduct:
             Net deferred loan fees and other credits .....            --           54
             Allowance for loan losses ....................         1,987        1,707
                                                                 --------      -------

                                                                 $153,968      133,140
                                                                 ========      =======

         The following is a summary of activity in the allowance for loan losses (in thousands):

                                                                       YEAR ENDED
                                                                       DECEMBER 31,
                                                                 ---------------------
                                                                  2002           2001
                                                                 --------      -------
         Balance, beginning of year .......................      $  1,707        1,354
         Provisions charged to operating expenses .........           375          440
         Loans charged-off, net of recoveries .............           (95)         (87)
                                                                 --------      -------

             Balance, end of year .........................      $  1,987        1,707
                                                                 ========      =======

         Impaired loans, all collateral dependent, were as follows (in thousands):

                                                                     YEAR ENDED
                                                                     DECEMBER 31,
                                                                 -------------------
                                                                   2002         2001
                                                                 --------       ----
         Average balance during year ......................      $    802        359
         Balance at end of year ...........................         1,295        471
         Total related allowance for losses ...............           194         71
         Interest income recognized on impaired loans .....            31         19
         Interest income received on impaired loans .......            31         19

                                                                     (continued)

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

(3)      LOANS, CONTINUED

         Nonaccrual and past due loans were as follows (in thousands):

                                                                    AT DECEMBER 31,
                                                                 -------------------
                                                                   2002         2001
                                                                 --------      -----
         Nonaccrual loans .................................      $  1,230        471
         Past due ninety days or more, but still accruing .            --         12
                                                                 --------      -----

                                                                 $  1,230        483
                                                                 ========      =====

(4)      PREMISES AND EQUIPMENT

         Premises and equipment are summarized as follows (in thousands):

                                                                      DECEMBER 31,
                                                                 ---------------------
                                                                   2002         2001
                                                                 --------      -------
         Land .............................................      $  1,747        1,124
         Buildings ........................................         2,728        3,030
         Furniture, fixtures and equipment ................         2,990        3,234
         Leasehold improvements ...........................           713          562
                                                                 --------      -------

             Total ........................................         8,178        7,950

         Less accumulated depreciation and amortization ...        (3,367)      (3,546)
                                                                 --------      -------

         Premises and equipment, net ......................      $  4,811        4,404
                                                                 ========      =======

         The Company leases certain facilities under noncancelable operating leases expiring in 2003 through 2008. Minimum future rental payments under these leases as of December 31, 2002, are as follows (in thousands):

              YEAR ENDING
              DECEMBER 31,                                             AMOUNT
              ------------                                             ------
                 2003..............................................    $ 114
                 2004..............................................       91
                 2005..............................................       83
                 2006..............................................       86
                 2007..............................................       97
                 Thereafter........................................      147
                                                                       -----

                                                                       $ 618
                                                                       =====

         Lease payments including sales tax expense charged to operations for the above leases were approximately $94,000 for the years ended December 31, 2002 and 2001.

                                                                     (continued)

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

(5)      DEPOSITS

         The aggregate amount of time deposits with a minimum denomination of $100,000, was approximately $15.0 million and $18.1 million at December 31, 2002 and 2001, respectively.

         At December 31, 2002, the scheduled maturities of time deposits are as follows (in thousands):

                  YEAR ENDING
                  DECEMBER 31,                                                               AMOUNT
                  ------------                                                             --------
                      2003.......................................................          $ 49,061
                      2004 and 2005..............................................             7,831
                      2006 and 2007..............................................             7,263
                                                                                           --------

                                                                                           $ 64,155
                                                                                           ========

         During 2002, a letter of credit, in the amount of $30.0 million was issued by the Federal Home Loan Bank to secure public deposits. The letter of credit is collateralized by a blanket lien on the Company's qualifying first mortgage, one-to-four family residential loans.

(6)      OTHER BORROWINGS

         The Company enters into repurchase agreements with its customers. The agreements requires the Company to pledge securities as collateral for borrowings. At December 31, 2002 and 2001, the outstanding balances of such borrowings totaled $2.0 million and $1.8 million, respectively and the Company pledged securities with a carrying value of approximately $3.0 million and $5.4 million as collateral for the agreements.

(7)      EMPLOYEE BENEFIT PLAN

         The Company sponsors a 401 (k) Profit Sharing Plan that covers substantially all employees. The Company contributions under this plan are made at the discretion of the Board of Directors. During 2002 and 2001, the employer contribution approved by the Board of Directors amounted to 50% of a participant's contributions, subject to a maximum of 3% of the participant's salary. Expense related to this plan for 2002 and 2001 totaled $56,000 and $42,000, respectively.

                                                                     (continued)

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

(8)      INCOME TAXES

         Allocation of federal and state income taxes between current and deferred portions is as follows (in thousands):

                                                    YEAR ENDED
                                                    DECEMBER 31,
                                              ----------------------
                                                2002          2001
                                              --------       -------
               Current:
                  Federal ..............      $  1,003           863
                  State ................           182           148
                                              --------       -------

                                                 1,185         1,011
                                              --------       -------

               Deferred:
                  Federal ..............          (207)          (37)
                  State ................           (36)           (7)
                                              --------       -------

                                                  (243)          (44)
                                              --------       -------

                  Income taxes .........      $    942           967
                                              ========       =======

         The reason for the differences between the statutory Federal income tax rate and the effective rate are summarized as follows ($ in thousands):

                                                                                    YEAR ENDED DECEMBER 31,
                                                                    -----------------------------------------------------
                                                                              2002                        2001
                                                                    -----------------------       -----------------------
                                                                                     % OF                          % OF
                                                                    AMOUNT           PRETAX       AMOUNT           PRETAX
                                                                    ------           ------       ------           ------
               Income taxes computed at statutory rate .....        $  925            34.0%       $  885            34.0%
               Increase (decrease) resulting from:
                  State tax - net of Federal income
                     tax benefit ...........................            96             3.5            93             3.6
                  Tax exempt income ........................           (55)           (2.0)          (47)           (1.8)
                  Other ....................................           (24)            (.9)           36             1.4
                                                                    ------           -----        ------           -----

                     Income taxes ..........................        $  942            34.6%       $  967            37.2%
                                                                    ======           =====        ======           =====

                                                                     (continued)

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

(8)      INCOME TAXES, CONTINUED

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):

                                                                       AT DECEMBER 31,
                                                                      ----------------
                                                                      2002        2001
                                                                      -----       ----
         Deferred tax assets:
            Allowance for loan losses ..........................      $ 673        564
            Intangible assets ..................................        179        143
            Purchase accounting adjustments ....................         --         38
            Other ..............................................         10         --
                                                                      -----       ----

               Deferred tax assets .............................        862        745
                                                                      -----       ----

         Deferred tax liabilities:
            Accumulated depreciation ...........................       (254)      (206)
            Unrealized gain on available for sale securities ...       (109)       (90)
            Other ..............................................         --       (174)
                                                                      -----       ----

               Deferred tax liabilities ........................       (363)      (470)
                                                                      -----       ----

               Net deferred tax asset ..........................      $ 499        275
                                                                      =====       ====

(9)      RELATED PARTY TRANSACTIONS

         The Bank has entered into transactions with its directors, executive officers, significant stockholders, and their affiliates. Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. Following is a summary of activity for such loans (in thousands):

                                                        YEAR ENDED
                                                        DECEMBER 31,
                                                  --------       -------
                                                    2002           2001
                                                  --------       -------
         Beginning of year balance .........      $  4,749         4,461
         Additions .........................         1,904           892
         Reductions ........................        (1,230)         (604)
                                                  --------       -------

         End of year balance ...............      $  5,423         4,749
                                                  ========       =======

         Unfunded commitments to the same parties totaled $263,000 and $289,000 at December 31, 2002 and 2001, respectively.

(10)     CONTINGENCIES

         Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company's consolidated financial statements.

                                                                     (continued)

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

(11)     CREDIT RISK

         Substantially all of the Company's loans, commitments, and commercial and standby letters of credit have been granted to customers in its market area. Letters of credit were granted to commercial borrowers. The Bank does not have any significant concentrations to any one industry or customer.

(12)     REGULATORY CAPITAL

         The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective actions, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

         Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002, that the Company and the Bank met all capital adequacy requirements to which they are subject.

         As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Company and the Bank as well capitalized. An institution must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Company's or the Bank's category. The Company's and the Bank's actual capital amounts and percentages are presented in the following table (dollars in thousands).

                                                                                                                  TO BE WELL
                                                                                                               CAPITALIZED UNDER
                                                                                        FOR CAPITAL            PROMPT CORRECTIVE
                                                                  ACTUAL              ADEQUACY PURPOSES        ACTION PROVISIONS
                                                            ------------------       -------------------      ------------------
                                                             AMOUNT      RATIO        AMOUNT       RATIO      AMOUNT       RATIO
                                                            -------      -----       -------       -----      -------      -----
         AS OF DECEMBER 31, 2002:
           Total Capital To Risk-Weighted
             Assets:
                Big Lake Financial Corporation .......      $16,528      12.71%      $10,402       8.00%      $13,003      10.00%
                Big Lake National Bank ...............       15,745      12.20        10,328       8.00        12,910      10.00
           Tier 1 Capital To Risk-Weighted
             Assets:
                Big Lake Financial Corporation .......       14,905      11.46         5,201       4.00         7,802       6.00
                Big Lake National Bank ...............       14,122      10.94         5,164       4.00         7,746       6.00
           Tier 1 Capital To Average Assets:
                Big Lake Financial Corporation .......       14,905       7.06        10,560       5.00        10,560       5.00
                Big Lake National Bank ...............       14,122       6.70         8,428       5.00        10,535       5.00

                                                                     (continued)

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

(12)     REGULATORY CAPITAL, CONTINUED

                                                                                                                  TO BE WELL
                                                                                                               CAPITALIZED UNDER
                                                                                        FOR CAPITAL            PROMPT CORRECTIVE
                                                                  ACTUAL              ADEQUACY PURPOSES        ACTION PROVISIONS
                                                            ------------------       -------------------      ------------------
                                                             AMOUNT      RATIO        AMOUNT       RATIO      AMOUNT       RATIO
                                                            -------      -----       -------       -----      -------      -----
         AS OF DECEMBER 31, 2001:
           Total Capital To Risk-Weighted
             Assets:
                Big Lake Financial Corporation .......      $14,358      13.11%      $ 8,764       8.00%      $10,955      10.00%
                Big Lake National Bank ...............       13,534      12.45         8,694       8.00        10,868      10.00
           Tier 1 Capital To Risk-Weighted
             Assets:
                Big Lake Financial Corporation .......       12,989      11.86         4,382       4.00         6,573       6.00
                Big Lake National Bank ...............       12,171      11.20         4,347       4.00         6,521       6.00
           Tier I Capital To Average Assets:
                Big Lake Financial Corporation .......       12,989       6.98         7,440       4.00         9,300       5.00
                Big Lake National Bank ...............       12,171       6.57         7,407       4.00         9,259       5.00

(13)     STOCK DIVIDENDS

         On February 20, 2002, the Company's Board of Directors declared a stock dividend payable at a rate of 2.5% of shares issued and outstanding to stockholders of record on February 28, 2002, payable on or before March 31, 2002. Cash in lieu of fractional shares was paid at the rate of $31.00 per share, which was the estimated fair market value at December 31, 2001. The total cash paid in lieu of fractional shares amounted to approximately $9,000.

         On February 21, 2001, the Company's Board of Directors declared a stock dividend payable at a rate of 2.5% of shares issued and outstanding to stockholders of record on February 28,2001, payable on or before April 1, 2001. Cash in lieu of fractional shares was paid at the rate of $27.00 per share, which was the estimated fair market value at that time. The total cash paid in lieu of fractional shares amounted to approximately $8,000.

                                                                     (continued)

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

(14)     STOCK OPTION PLAN AND EMPLOYMENT AGREEMENT

         The Company had adopted a Stock Option Plan that permitted certain directors to purchase additional shares of the Company's common stock. All options under this plan had been granted and exercised.

         A summary of stock options transaction follows:

                                                                       RANGE OF
                                                          NUMBER       PER SHARE    WEIGHTED AVERAGE
                                                         OF SHARES    OPTION PRICE   EXERCISE PRICE
                                                         ---------    ------------  ----------------
         Outstanding at December 31, 2000 .......          6,692          $8.21         $8.21
         Increase due to stock dividend, 2001 ...             83           8.02          8.02
         Stock options exercised, 2001 ..........         (6,775)          8.11          8.11
                                                          ------          =====         =====

         Outstanding at December 31, 2001 .......             --
                                                          ======

         No stock options were granted or vested during 2002 and 2001. Therefore, there are no proforma disclosures to report.

         The Company entered into an employment agreement with its Executive Vice President and Chief Administrative Officer that includes provisions for the grant of stock options based upon agreed upon goals, a noncompete agreement, and other compensation and benefits in the event of a change in ownership of the Company. This agreement is renewable annually. No stock options have been granted under the terms of this agreement.

(15)     PREFERRED STOCK

         The Company's articles of incorporation authorize up to 500,000 shares of non-voting preferred stock at $1 par value. The Board of Directors are further authorized to establish designations, powers, preferences, rights, and other terms for preferred stock by resolution. The Board of Directors, designated 2,000 shares as Redeemable Preferred Stock, Series 1 ("Series 1"). Series 1 shares have no voting or conversion rights and pay no dividends. However, Series 1 shares have preference on liquidation at the rate of $10 per share after January 1, 1987. No shares of preferred stock, including Series 1 shares, have been issued.

(16)     FINANCIAL INSTRUMENTS

         The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are unused lines of credit and standby letters of credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

         The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for unfunded loan commitments, available lines of credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

         Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

                                                                     (continued)

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

(16)     FINANCIAL INSTRUMENTS, CONTINUED

         The estimated fair values of the Company's financial instruments were as follows (in thousands):

                                                            AT DECEMBER 31, 2002             AT DECEMBER 31, 2001
                                                          ------------------------         -----------------------
                                                          CARRYING          FAIR           CARRYING         FAIR
                                                           AMOUNT           VALUE           AMOUNT          VALUE
                                                          --------         -------         --------        -------
         Financial assets:
              Cash and cash equivalents .........         $ 22,452          22,452          19,443          19,443
              Securities ........................           27,801          27,914          30,512          30,472
              Loans .............................          153,968         154,090         133,140         132,115
              Accrued interest receivable .......            1,026           1,026           1,192           1,192
              Federal Home Loan Bank and
                  Federal Reserve Bank stock ....              728             728              75              75

         Financial liabilities:
              Deposits ..........................          194,174         194,689         173,303         170,946
              Other borrowings ..................            2,047           2,047           1,827           1,827

         Standby letters of credit typically result in loans with a market interest rate when funded. A summary of the amounts of the Company's financial instruments, with off-balance-sheet risk follows at December 31, 2002 (in thousands):

                                                                         ESTIMATED
                                                         CONTRACT        CARRYING       FAIR
                                                          AMOUNT          AMOUNT        VALUE
                                                         --------        ---------      -----
         Loan commitments .......................         $   --             --            --
                                                          ======          =====         =====

         Unused lines of credit .................         $9,703             --            --
                                                          ======          =====         =====

         Standby letters of credit ..............         $  113             --            --
                                                          ======          =====         =====

                                                                     (continued)

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

(17)     PRIOR PERIOD ADJUSTMENTS

         The accompanying consolidated financial statements for the year ended December 31, 2001 have been retroactively restated to correct errors in reporting. These errors and the effect on the restatement are as follows:

                                                                           AS
                                                                        PREVIOUSLY       RESTATEMENT         AS
                                                                         REPORTED          AMOUNT         RESTATED
                                                                        ----------       -----------      --------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
         Noninterest expense.............................                $ 6,940            127(1)          6,813
         Earnings before income taxes....................                  2,476            127(1)          2,603
         Income taxes ...................................                    889             78(2)            967
         Net earnings ...................................                  1,587             49             1,636
         Earnings per share, basic and diluted...........                   2.86            .09              2.95
         Beginning retained earnings.....................                  4,851            118(3)          4,969
         Beginning additional paid-in capital............                  7,974           (192)(4)         7,782

         (1) Noninterest expense was restated to correct compensation expense which was erroneously charged for the fair value of stock options exercised during 2001.
         (2) Income taxes were restated for income taxes for (1) above of $48,000 and a reduction of the deferred tax assets of $30,000.
         (3) The following adjustments were made to beginning retained earnings:

                                                                                                    AMOUNT
                                                                                                    ------
               To adjust land and buildings acquired in business combination to fair
                       value at time of acquisition                                                 $  350
               To adjust deferred tax asset to actual amount at December 31, 1998                     (247)
               To adjust for fair value of stock options erroneously charged to earnings
                       in 1998, 1999 and 2000                                                          192
               To charge-off account reconciliation errors which occurred in 2000
                       and prior                                                                      (167)
               Other                                                                                   (10)
                                                                                                    ------

                                                                                                    $  118
                                                                                                    ======

         (4) The following adjustments were made to beginning additional paid-in capital:

               To adjust for fair value of stock options erroneously charged to earnings
                   in 1998, 1999 and 2000                                                           $ (192)
                                                                                                    ======

                                                                     (continued)

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

(18)     PARENT COMPANY ONLY FINANCIAL INFORMATION

         Condensed financial statements for the Holding Company are presented below (dollars in thousands):

                            CONDENSED BALANCE SHEETS

                                                                AT DECEMBER 31,
                                                            ---------------------
                                                             2002          2001
                                                            --------      -------
            ASSETS

         Cash and cash equivalents ...................      $    304          332
         Investment in subsidiary bank, net ..........        15,653       13,830
         Land and Building ...........................           459          480
         Other assets ................................            32           15
                                                            --------      -------

            Total ....................................      $ 16,448       14,657
                                                            ========      =======

            LIABILITIES AND STOCKHOLDERS' EQUITY

         Liabilities .................................            11            8
         Stockholders' equity ........................        16,437       14,649
                                                            --------      -------

            Total ....................................      $ 16,448       14,657
                                                            ========      =======

                        CONDENSED STATEMENTS OF EARNINGS

                                                                AT DECEMBER 31,
                                                            ---------------------
                                                             2002          2001
                                                            --------      -------
         Equity in net earnings of subsidiary bank ...      $  1,805        1,758
         Other income ................................            56           61
         Other expenses ..............................           (82)        (183)
                                                            --------      -------

         Net earnings ................................      $  1,779        1,636
                                                            ========      =======

                                                                     (continued)

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

(18)     PARENT COMPANY ONLY FINANCIAL INFORMATION, CONTINUED

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                      YEAR ENDED
                                                                                      DECEMBER 31,
                                                                                ----------------------
                                                                                 2002            2001
                                                                                --------       -------
         Cash flows from operating activities:
            Net earnings .................................................      $  1,779         1,636
            Adjustment to reconcile net earnings to net cash (used in)
              provided by operating activities:
                Depreciation .............................................            21            18
                Equity in undistributed earnings of subsidiary bank ......        (1,805)       (1,758)
                Other ....................................................           (14)          110
                                                                                --------       -------

                   Net cash (used in) provided by operating activities ...           (19)            6
                                                                                --------       -------

         Cash flows from financing activities:
            Proceeds from stock options exercised ........................            --            55
            Cash paid in lieu of fractional shares .......................            (9)           (8)
                                                                                --------       -------

                   Net cash (used in) provided by financing activities ...            (9)           47
                                                                                --------       -------

         (Decrease) increase in cash and cash equivalents ................           (28)           53

         Cash and cash equivalents at beginning of year ..................           332           279
                                                                                --------       -------

         Cash and cash equivalents at end of year ........................      $    304           332
                                                                                ========       =======

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Big Lake Financial Corporation
Okeechobee, Florida:

         We have audited the accompanying consolidated balance sheet of Big Lake Financial Corporation and Subsidiary (the "Company") at December 31, 2002, and the related consolidated statements of earnings, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company as of December 31, 2001 and for the year then ended, prior to reinstatement, were audited by another auditor whose report dated January 11, 2002, expressed an unqualified opinion on those statements.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         We also audited the adjustments described in Note 17 that were applied to restate the 2001 financial statements. In our opinion, such adjustments are appropriate and have been properly applied.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2002, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

         As discussed in Note 1 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of reporting goodwill in accordance with Financial Accounting Standards Board Statement No. 142, "Goodwill and Other Intangible Assets."



HACKER, JOHNSON & SMITH PA
Tampa, Florida
January 10, 2003

                               BOARD OF DIRECTORS

EDWIN E. WALPOLE, III
      Chairman, President and Chief Executive
      Officer of the Holding Corporation: Chairman of the Board of Big Lake National Bank;
      Owner, of Walpole, Inc. (transportation company)

JOE G. MULLINS
      Executive Vice President and Chief Administrative
      Officer of the Holding Corporation; President and
      Chief Executive Officer of Big Lake National Bank

JOHN W. ABNEY, SR.
      Owner, Abney & Abney Construction, Inc.
      (building contractor)

MARY BETH COOPER
      Homemaker

H. GILBERT CULBRETH, JR.
      Owner, Gilbert Chevrolet Company, Inc.

BOBBY H. TUCKER
      Tucker & Williams (real estate)

JOHN B. BOY,  JR.
      Accountant/Owner, Boy, Miller, Kisker, & Perry, P.A.

THOMAS A. SMITH
      Owner, LaBelle Plant World, Inc.

CURTIS S. FRY
      Owner, Fry Hardware Co. & Crane Brake Apts.

ROBERT S. COKER
      Vice President of Community & Government
      Affairs, U.S. Sugar Corporation

                               EXECUTIVE OFFICERS

EDWIN E. WALPOLE, III
      Chairman of the Board, President and Chief
      Executive Officer and Director

JOE G. MULLINS
      Executive Vice President and Chief
      Administrative Officer

JOHN A. ZELINSKE
      Senior Vice President and
      Chief Financial Officer

                               GENERAL INFORMATION

ANNUAL MEETING The Annual Meeting of the Stockholders will be held at our main office located at 1409 South Parrott Avenue, Okeechobee, Florida, Florida at 4:00 P.M., March 20, 2003.

CORPORATE COUNSEL          Smith Mackinnon PA
                           255 South Orange Avenue, Suite 800
                           Orlando, Florida 32801

INDEPENDENT                Hacker, Johnson & Smith PA
AUDITORS                   Certified Public Accountants
                           4901 Northwest 17th Way, Suite 306
                           Fort Lauderdale, Florida 33309

FORM 10-KSB A copy of the Form 10-KSB as filed with the Securities and Exchange Commission may be obtained by stockholders without charge upon written request to John A. Zelinske, Senior Vice President and Chief Financial Officer, 1409 South Parrott Avenue, Okeechobee, Florida 34974.

                               COMMON STOCK PRICES

Our shares of Common Stock are not actively traded, and such trading activity, as it occurs, takes place in privately negotiated transactions. We are aware of certain transactions in our shares that have occurred since January 1, 2001, although the trading prices of all stock transactions are not known. The following sets forth the high and low trading prices for certain trades of our Common Stock that occurred in transactions known to us in the respective periods during 2001 and 2002:

                                                          2002                                  2001
                                           --------------------------------       ----------------------------------
                                            HIGH           LOW       SHARES        HIGH          LOW          SHARES
                                           -------        -----      ------       -------      -------        ------
        1st Quarter..................      $ 34.00        30.00       1,659       $ 30.00      $ 25.00        14,015
        2nd Quarter..................        32.00        27.00       5,873         30.50        20.00        11,799
        3rd Quarter..................        31.00        30.00         148         31.00        28.00         2,258
        4th Quarter..................        31.00        31.00       2,539         27.00        27.00           345

We have not paid any cash dividends. The Company had approximately 552 shareholders of record as of December 31, 2002.

                                BANKING LOCATIONS

             MAIN OFFICE                            LABELLE BRANCH
      1409 South Parrott Avenue                   17 North Lee Street
      Okeechobee, Florida 34974                  LaBelle, Florida 33935

         LAKE PLACID BRANCH                          ARCADIA BRANCH
       199 North US Highway 27                    1601 East Oak Street
     Lake Placid, Florida 33852                  Arcadia, Florida 34266

          CLEWISTON BRANCH                          WAUCHULA BRANCH
        300 South Berner Road                     202 North 6th Avenue
      Clewiston, Florida 33440                   Wauchula, Florida 33874

         MOORE HAVEN BRANCH                      TREASURE ISLAND BRANCH
      6th Street and Highway 27                   3180 Highway 441 S.E.
     Moore Haven, Florida 33471                 Okeechobee, Florida 34974