Form 10KSB, Exhibit 13
period 2003-12-31
BIG LAKE FINANCIAL CORP
filed 2004-03-03
CIK 789561

                         BIG LAKE FINANCIAL CORPORATION

                               2003 ANNUAL REPORT

CORPORATE PROFILE

Big Lake Financial Corporation (the "Holding Company") is a financial holding company which owns 100% of the outstanding stock of Big Lake National Bank (the "Bank"), collectively, the entities are referred to as the "Company". The Holding Company's primary business activity is the operations of the Bank. The Company operates in only one reportable industry segment: banking. The Bank is a nationally chartered commercial bank. The Bank's deposits are insured by the Federal Deposit Insurance Corporation to the extent permitted by law. The Bank, through eight banking offices, provides a variety of banking services to individuals and businesses located primarily in Okeechobee, DeSoto, Glades, Hardee, Highlands and Hendry Counties, Florida. At December 31, 2003, we had total assets of $235.6 million, net loans of $162.7 million, total deposits of $215.4 million and stockholders' equity of $17.9 million. For the year ended December 31, 2003, we had net earnings of $1.7 million.

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

CONTENTS                                                                                                         PAGE
Selected Financial Data.......................................................................................       1

Management's Discussion and Analysis of Financial Condition and Results of Operations.........................    2-15

Financial Statements..........................................................................................   16-37

Independent Auditors' Report..................................................................................      38

Board of Directors............................................................................................      39

Executive Officers............................................................................................      39

General Information...........................................................................................      40

Common Stock Prices...........................................................................................      40

Banking Locations.............................................................................................      40

                             SELECTED FINANCIAL DATA

      DECEMBER 31, 2003, 2002, 2001, 2000 AND 1999 AND THE YEARS THEN ENDED
                     ($ IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                ----------------------------------------------------------------------------
                                                   2003               2002            2001             2000           1999
                                                   ----               ----            ----             ----           ----
STATEMENT OF OPERATIONS DATA:
Interest income .............................   $     10,786          11,810          13,312          12,814          10,867
Interest expense ............................          2,764           3,412           5,060           5,620           4,343
                                                ------------         -------         -------         -------         -------
Net interest income .........................          8,022           8,398           8,252           7,194           6,524
Provision for loan losses ...................             60             375             440             330             220
                                                ------------         -------         -------         -------         -------
Net interest income after provision
    for loan losses .........................          7,962           8,023           7,812           6,864           6,304
Noninterest income ..........................          2,500           1,978           1,604           1,522           1,590
Noninterest expenses ........................          7,815           7,280           6,813           6,755           6,303
                                                ------------         -------         -------         -------         -------
Earnings before income taxes ................          2,647           2,721           2,603           1,631           1,591
Income taxes ................................            932             942             967             568             573
                                                ------------         -------         -------         -------         -------
Net earnings ................................   $      1,715           1,779           1,636           1,063           1,018
                                                ============         =======         =======         =======         =======
PER SHARE DATA (1):
    Earnings per share basic ................   $       3.03            3.12            2.88            1.88            1.82
    Earnings per share diluted ..............   $       3.03            3.12            2.88            1.86            1.80
    Cash dividends declared..................   $          -               -               -               -               -
    Book value at end of year ...............   $      31.57           28.78           25.65           22.09           18.26
SELECTED BALANCE SHEET DATA:
Total assets ................................   $    235,614         213,441         191,196         183,154         161,915
Cash and cash equivalents ...................   $     30,607          22,452          19,443           8,077           9,521
Securities ..................................   $     32,758          27,801          30,512          56,877          56,110
Loans, net ..................................   $    162,726         153,968         133,140         110,261          87,134
Deposits ....................................   $    215,383         194,174         173,303         158,260         148,453
Other borrowings ............................   $      1,760           2,047           1,827          10,813           2,157
Stockholders' equity ........................   $     17,879          16,437          14,649          12,466          10,187
SELECTED FINANCIAL RATIOS AND OTHER DATA:
Return on average assets ....................            .77%            .86%            .87%            .60%            .66%
Return on average equity ....................          10.01%          11.43%          11.39%           9.30%           9.93%
Dividend payout ratio .......................              -               -               -               -               -
Average equity to average assets ............           7.73%           7.50%           7.66%           6.50%           6.62%
Equity to assets ............................           7.59%           7.70%           7.66%           6.81%           6.29%
Allowance for loan losses as a percentage
    of year-end total loans .................           1.23%           1.27%           1.27%           1.21%           1.37%
Allowance for loan losses as a percentage
    of nonperforming loans ..................         281.97%         153.79%         353.42%         411.55%         343.91%
Total nonperforming loans as a percentage
    of total loans ..........................            .44%            .83%            .36%           0.29%           0.40%
Total nonperforming loans as a percentage
    of total assets .........................            .31%            .61%            .25%           0.18%           0.22%
Total nonperforming loans and real estate
    foreclosed assets as a percentage of
    total assets ............................            .41%            .61%            .27%           0.29%           0.41%
Number of banking offices, all full service .              8               8               8               8               8

---------------------------
(1) Adjusted for the stock dividends in shares of the Company's Common Stock.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

             DECEMBER 31, 2003 AND 2002 AND FOR THE YEARS THEN ENDED

GENERAL

Big Lake Financial Corporation (the "Holding Company") is a financial holding company which owns 100% of the stock of Big Lake National Bank (the "Bank"), collectively (the "Company"). Accordingly, our results of operations are dependent upon the operations of the Bank. We conduct commercial banking business consisting of attracting deposits from the general public and investing those funds in commercial, consumer and real estate loans and municipal and U.S. government agency securities. Our deposits are insured by the Federal Deposit Insurance Corporation to the extent permitted by law. At December 31, 2003, we had total assets of $235.6 million, net loans of $162.7 million, total deposits of $215.4 million and stockholders' equity of $17.9 million. For the year ended December 31, 2003, we had net earnings of $1.7 million.

MANAGEMENT'S STRATEGY

We seek to be the outstanding financial institution in our markets by offering a wide range of personal and business banking services and delivering efficient, affordable banking with a caring attitude to the residents and businesses of these markets. We offer attractive and convenient banking offices and professional, committed employees. We have grown to over $235 million in assets and we intend to strategically place branch offices where it gives us a competitive advantage and allows for profitable growth.

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

Our business is to attract deposits from the general public and to invest those funds in various types of loans and other interest-earning assets. Funds are provided for the operations of the Company from net deposit inflow, proceeds from the sale of investments and loans, from amortization and repayment of outstanding loans and investments and from borrowings. Our earnings depend primarily upon the difference between (1) the interest and fees we receive from loans, the securities held in our investment portfolio, and other investments and (2) expenses we incur in connection with obtaining funds for lending (including interest paid on deposits and other borrowings) and expenses relating to day-to-day operations.

To the extent market conditions permit, we follow a strategy intended to insulate our interest-rate gap from adverse changes in interest rates by maintaining spreads through the adjustability of our interest-earning assets and interest-bearing liabilities. Our ability to reduce interest-rate risk in our loan and investment portfolios depend upon a number of factors, many of which are beyond our control, including among others, competition for loans and deposits in our market area and conditions prevailing in the secondary market.

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

CREDIT RISK

Our primary business is making commercial, business, consumer, and real estate loans. That activity entails potential loan losses, the magnitude of which depend on a variety of economic factors affecting borrowers which are beyond our control. While underwriting guidelines have been instituted and credit review procedures have been put in place to protect us from avoidable credit losses, some losses will inevitably occur. At December 31, 2003, we had minimal nonperforming assets.

We classify our loan portfolio as mortgage loans, consumer loans and commercial loans. We prepare our computation of allowance for losses in this manner. The following table presents information regarding our total allowance for losses as well as the allocation of such amounts to the various categories of loans ($ in thousands):

                                                                            AT DECEMBER 31,
                                     --------------------------------------------------------------------------------------------
                                            2003             2002               2001               2000                1999
                                     --------------------------------------------------------------------------------------------
                                                % OF              % OF               % OF               % OF               % OF
                                              LOANS TO          LOANS TO           LOANS TO           LOANS TO           LOANS TO
                                               TOTAL             TOTAL              TOTAL              TOTAL              TOTAL
                                      AMOUNT   LOANS    AMOUNT   LOANS    AMOUNT    LOANS    AMOUNT    LOANS    AMOUNT    LOANS
                                      ------   -----    ------   -----    ------    -----    ------    -----    ------    -----
Mortgage loans ....................  $ 1,795    86.7%   $1,543    85.6%   $1,261     84.2%   $  479      82.5%  $  432      81.6%
Consumer and credit
     card loans ...................      175     8.1       225     6.9       202      7.7       455       9.0      395      10.0
Commercial and all
     other loans ..................       63     5.2       219     7.5       244      8.1       420       8.5      387       8.4
                                     -------   -----    ------   -----    ------    -----    ------     -----   ------     -----

     Total allowance
         for loan losses ..........  $ 2,033   100.0%   $1,987   100.0%   $1,707    100.0%   $1,354     100.0%  $1,214     100.0%
                                     =======   =====    ======   =====    ======    =====    ======     =====   ======     =====

The allowance for loan losses as a
     percentage of the total loans
     outstanding..................      1.23%             1.27%             1.27%           1.21%                 1.37%
                                     =======            ======            ======          ======                ======

The following table sets forth information concerning our loan portfolio by type of loan ($ in thousands):

                                                                       AT DECEMBER 31,
                                 -------------------------------------------------------------------------------------------
                                        2003                2002              2001               2000             1999
                                 -----------------   ----------------  ----------------   -----------------  ---------------
                                              % OF             % OF                % OF               % OF             % OF
                                   AMOUNT    TOTAL    AMOUNT   TOTAL    AMOUNT    TOTAL    AMOUNT    TOTAL   AMOUNT   TOTAL
                                   ------    -----    ------   -----    ------    -----    ------    -----   ------   -----
Mortgage loans.................  $ 142,801    86.7%  $133,491   85.6%  $113,617    84.2%  $ 92,227    82.5%  $72,365   81.6%
Consumer and credit
     card loans................     13,376     8.1     10,821    6.9     10,413     7.7     10,024     9.0     8,869   10.0
Commercial and all
     other loans...............      8,582     5.2     11,643    7.5     10,871     8.1      9,559     8.5     7,414    8.4
                                 ---------   -----   --------  -----   --------   -----   --------   -----   -------  -----

     Total loans...............    164,759   100.0%   155,955  100.0%   134,901   100.0%   111,810   100.0%   88,648  100.0%
                                             =====             =====              =====              =====            =====
Less:
     Deferred loan and
         unearned fees.........          -                  -                54                195               300
     Allowance for
         credit losses.........      2,033              1,987             1,707              1,354             1,214
                                 ---------           --------          --------           --------           -------

     Loans, net................  $ 162,726           $153,968          $133,140           $110,261           $87,134
                                 =========           ========          ========           ========           =======

The following table sets forth certain information on nonaccrual loans and foreclosed assets, the ratio of such loans and other real estate owned to total assets as of the dates indicated, and certain other related information ($ in thousands):

                                                                         AT DECEMBER 31,
                                                            ------------------------------------------
                                                            2003     2002      2001      2000     1999
                                                            ----     ----      ----      ----    -----
Nonaccrual loans:
   Real estate ..........................................   $ 623    1,003      427      250      175
   Installment loans ....................................      10       10       19       23       17
   Commercial and all other loans .......................      88      279       25       56      161
                                                            -----    -----      ---      ---      ---

      Total nonaccrual loans ............................     721    1,292      471      329      353
                                                            -----    -----      ---      ---      ---

Accruing loans over 90 days delinquent:
   Real estate loans ....................................       -        -       12        -        -
   Installment loans ....................................       -        -        -        -        -
   Commercial and all other loans .......................       -        -        -        -        -
                                                            -----    -----      ---      ---      ---

      Total accrual loans over 90 days delinquent               -        -       12        -        -
                                                            -----    -----      ---      ---      ---

      Total nonperforming loans .........................     721    1,292      483      329      353
                                                            -----    -----      ---      ---      ---

Foreclosed assets .......................................     249        -       29      200      307
                                                            -----    -----      ---      ---      ---

      Total nonperforming loans and foreclosed
          assets ........................................   $ 970    1,292      512      529      660
                                                            =====    =====      ===      ===      ===

Total nonperforming loans as a percentage of
  total loans ...........................................     .44%     .83%     .36%     .29%     .40%
                                                            =====    =====      ===      ===      ===

Total nonperforming loans as a percentage of
  total assets ..........................................     .31%     .61%     .25%     .18%     .22%
                                                            =====    =====      ===      ===      ===

Total nonperforming loans and real estate owned
  as a percentage of total assets .......................     .41%     .61%     .27%     .29%     .41%
                                                            =====    =====      ===      ===      ===

ALLOWANCE FOR CREDIT LOSSES. In originating loans, we recognize that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, and, in the case of a collateralized loan, the quality of the collateral for the loan as well as general economic conditions. It is management's policy to maintain an adequate allowance for loan losses based on, among other things, management's loan loss experience, evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality.

The calculation of the allowance for loan losses is divided into two primary allocation groups: (a) specific allocation loans, and (b) all other passing grade loans. For specific allocation loans, we have determined an allowance amount to set aside which we believe is sufficient to cover any potential collateral shortfall. Problem loans are identified by the loan officer, by the loan review process, loan committee of the Company, or by the Company's regulatory examiners. Those loans identified as problem loans are assigned a risk grade. Loans graded as "special mention" are multiplied by an inherent loss factor of 1% if collateralized by real estate and 5% for all other loans to determine the amount to be included in the allowance. Loans graded as "substandard" are generally multiplied by a loss factor of 15%, loans graded as "doubtful" are generally multiplied by a loss factor of 50% and loans graded as "loss" are multiplied by a loss factor of 100%. In addition to the 15% and 50% on substandard and doubtful loans the loans are individually reviewed for any additional reserve that may be necessary. All other loans, graded as "pass" are multiplied by an historical experience factor to determine the appropriate level of the allowance for loan losses. In addition to historical experience factors, we also provide for losses due to economic factors, concentration of credit, and portfolio composition changes.

We continue to actively monitor our asset quality and to charge-off loans against the allowance for loan losses when appropriate or to provide specific loss allowances when necessary. Although we believe we use the best information available to make determinations with respect to the allowance for credit losses, future adjustments may be necessary if economic conditions differ from the economic conditions in the assumptions used in making the initial determinations. We consider several factors in determining the allowances, including the favorable charge off history, the relatively low level of nonperforming assets, and the value of the underlying collateral. Furthermore, nonperforming loans at December 31, 2003, decreased to .44% of total loans, compared to .83% at December 31, 2002. During 2003, our allowance increased $46,000, or 2.3%, and totaled $2,033,000 at December 31, 2003. Our additional allowance was made to cover the loan growth of approximately 5.6% in 2003, offset by the decrease in loans charged off and lower nonperforming assets in 2003 compared to 2002. We believe that the allowance for loan losses was adequate at December 31, 2003.

The following table sets forth information with respect to activity in our allowance for loan losses during the years indicated ($ in thousands):

                                                                  YEAR ENDED DECEMBER 31,
                                                         -----------------------------------------
                                                         2003      2002     2001     2000     1999
                                                         ----      ----     ----     ----     ----
 Allowance at beginning of year ....................     $1,987    1,707    1,354    1,214    1,277
                                                         ------   ------   ------   ------   ------

 Charge-offs:
   Real estate loans ...............................         14       72       28       33       54
   Installment loans ...............................         44       45       79       63       30
   Commercial and all other loans ..................         19       50       23      139      234
                                                         ------   ------   ------   ------   ------

     Total charge-offs .............................         77      167      130      235      318
                                                         ------   ------   ------   ------   ------

Recoveries:
   Real estate loans ...............................          3       23       10        2       25
   Installment loans ...............................         56       36       22       18        7
   Commercial and all other loans ..................          4       13       11       25        3
                                                         ------   ------   ------   ------   ------

     Total recoveries ..............................         63       72       43       45       35
                                                         ------   ------   ------   ------   ------

Provision for loan losses charged to operations.....         60      375      440      330      220
                                                         ------   ------   ------   ------   ------

Allowance at end of year ...........................     $2,033    1,987    1,707    1,354    1,214
                                                         ======   ======   ======   ======   ======

Ratio of net charge-offs during the period to
   average loans outstanding during the year .......        .04%     .07%     .07%     .19%     .35%
                                                         ======   ======   ======   ======   ======

Allowance for loan losses as a percentage of total
   year-end loans ..................................       1.23%    1.27%    1.27%    1.21%    1.37%
                                                         ======   ======   ======   ======   ======

Allowance for loan losses as a percentage of
   nonperforming loans .............................     281.97%  153.79%  353.42%  411.55%  343.91%
                                                         ======   ======   ======   ======   ======

LIQUIDITY AND CAPITAL RESOURCES

As a national bank we are required to maintain a liquidity reserve of at least 3% of our net transaction deposit accounts in under $72.1 million. Where net transaction deposit accounts exceed $45.4 million, the reserve requirements are $1,164,000 plus 10% of the amount over $45.4 million. The liquidity reserve may consist of cash on hand, demand deposits with other correspondent banks, and other investments and short-term marketable securities as determined by the rules of the OCC, such as federal funds sold and United States securities or securities guaranteed by the United States. As of December 31, 2003 and 2002, we had liquidity ratios of 26.58% and 15.14%, respectively.

Our principal sources of funds are those generated by the Bank, including net increases in deposits, principal and interest payments on loans, and proceeds from sales and maturities of securities. We use our capital resources principally to fund existing and continuing loan commitments and to purchase securities. At December 31, 2003 and 2002, we had unused lines of credit totaling $12.0 million and $9.7 million, respectively, and had issued but unused letters of credit of $113,000 and $113,000, respectively. In addition, scheduled maturities of certificates of deposit during the twelve months following December 31, 2003 and 2002 totaled $38.4 million and $49.1 million, respectively. We believe we have adequate resources to fund all our commitments, that substantially all of our existing commitments will be funded within twelve months and, if so desired, that we can adjust the rates and terms on certificates of deposit and other deposit accounts to retain or attract deposits in a changing interest rate environment.

We are not aware of any trends, known demands, commitments or uncertainties which are expected to have a material impact on future operating results liquidity on capital resources.

We are not aware of any material trends, favorable or unfavorable in our capital resources. We continue to attempt to acquire short-term time deposits and low cost transaction accounts.

The following table sets forth, by maturity distribution, certain information pertaining to the securities portfolio ($ in thousands):

                                                    AFTER ONE YEAR    AFTER FIVE YEARS
                                ONE YEAR OR LESS     TO FIVE YEARS      TO TEN YEARS      AFTER TEN YEARS          TOTAL
                                ---------------------------------------------------------------------------------------------
                                CARRYING  AVERAGE  CARRYING  AVERAGE  CARRYING  AVERAGE  CARRYING  AVERAGE  CARRYING  AVERAGE
                                  VALUE    YIELD    VALUE     YIELD    VALUE     YIELD    VALUE     YIELD     VALUE    YIELD
                                  -----    -----    -----     -----    -----     -----    -----     -----     -----    -----
DECEMBER 31, 2003:
  U.S. Government
     agency securities........  $    -         -%  $ 20,470   2.32%   $   503    2.08%   $      -       -%  $ 20,973   2.31%
  Obligations of states
     and municipalities ......                 -         50   4.80      1,620    4.62       1,665    4.07      3,335   4.35
                                ------             --------           -------            --------           --------

                                $    -         -   $ 20,520   2.33    $ 2,123    4.02    $  1,665    4.07     24,308   2.60
                                ======             ========           =======            ========

  Mutual funds................                                                                                 3,964   2.35
  Mortgage-backed
     securities...............                                                                                 4,486   2.48
                                                                                                            --------

     Total....................                                                                              $ 32,758   2.55
                                                                                                            ========
DECEMBER 31, 2002:
  U.S. Government
     agency securities.         $  3,108    5.45%  $ 21,282   4.77%   $     -       -%   $      -       -%  $ 24,390   4.86%
  Obligations of states
     and municipalities                -       -        306   5.13      1,220    4.95       1,885    4.81      3,411   4.89
                                --------           --------           -------            --------           --------

     Total....................  $  3,108    5.45   $ 21,588   4.78    $ 1,220    4.95    $  1,885    4.81   $ 27,801   4.86
                                ========           ========           =======            ========           ========

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

Our primary objective in managing interest-rate risk is to minimize the adverse impact of changes in interest rates on our net interest income and capital, while adjusting our asset-liability structure to obtain the maximum yield-cost spread on that structure. We rely primarily on our asset-liability structure to control interest-rate risk. See the section below titled Asset and Liability Structure. However, a sudden and substantial increase or decrease in interest rates may adversely impact our earnings, to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis.

We use modeling techniques to simulate changes in net interest income under various rate scenarios. Important elements of these techniques include the mix of floating versus fixed-rate assets and liabilities, and the scheduled, as well as expected, repricing and maturing volumes and rates of the existing balance sheet.

ASSET AND LIABILITY STRUCTURE

A principal objective of our asset/liability management strategy is to minimize our exposure to changes in interest rates by matching the maturity and repricing horizons of interest-earning assets and interest-bearing liabilities. This strategy is overseen in part through the direction of an Asset and Liability Committee (the " ALCO Committee") which establishes policies and monitors results to control interest rate sensitivity.

We evaluate interest-rate risk and then formulate guidelines regarding asset generation and repricing, funding sources and pricing, and off-balance sheet commitments in order to maintain interest-rate risk within target levels for the appropriate level of risk which are determined by the ALCO Committee. The ALCO Committee uses internally generated reports to measure our interest rate sensitivity. From these reports, the ALCO Committee can estimate the net earnings effect of various interest rate scenarios.

As a part of our interest-rate risk management policy, the ALCO Committee examines the extent to which our assets and liabilities are "interest-rate sensitive" and monitors our interest rate sensitivity "gap." An asset or liability is considered to be interest-rate sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest-rate sensitivity gap is the difference between interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If the repricing of our assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

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

Our strategy is to maintain a balanced interest-rate risk position to protect our net interest margin from market fluctuations. To this end, the ALCO Committee reviews, on a monthly basis, the maturity and repricing of assets and liabilities. Our cumulative one-year gap at December 31, 2003, was (13.68)% of assets and is within the usual gap range. We believe this range is adequate and requires no special measures.

Principal among our asset/liability management strategies has been the emphasis on managing our interest-rate sensitive liabilities in a manner designed to attempt to reduce our exposure during periods of fluctuating interest rates. We believe the type and amount of our interest rate sensitive liabilities may reduce the potential impact that arise in interest rates might have on our net interest income. We seek to maintain a core deposit base by providing quality services to our customers without significantly increasing our cost of funds or operating expenses. Our demand, money-market, and NOW deposit accounts approximated 61.4% and 55.5% of total deposits at December 31, 2003 and 2002, respectively. These accounts bore a weighted-average cost of deposits of .81% and .90% during the years ended December 31, 2003 and 2002, respectively. We anticipate these accounts will continue to comprise a significant portion of our total deposit base. We also maintain a portfolio of liquid assets in order to reduce our overall exposure to changes in market interest rates. At December 31, 2003 and 2002, approximately 13.0% and 10.5%, respectively, of our total assets consisted of cash and due from banks and federal funds sold. In addition, at December 31, 2003 and 2002, our liquidity ratio was approximately 26.58% and 15.14%, respectively. We also maintain a "floor," or minimum rate, on certain floating or prime based loans. Floors allow us to continue to earn a higher rate when the floating rate falls below the established floor rate.

The following table sets forth certain information relating to our interest-earning assets and interest-bearing liabilities at December 31, 2002, that are estimated to mature or are scheduled to reprice within the period shown ($ in thousands):

                                                UNDER          3 TO 12       1-5        OVER
                                               3 MONTHS        MONTHS       YEARS      5 YEARS    TOTALS
                                               --------        ------       -----      -------    ------
 Federal funds sold .........................   $ 19,603            -           -           -      19,603
 Loans (1) ..................................     33,236       69,423      45,907      16,193     164,759
 Securities (2) .............................      8,450            -      20,520       3,788      32,758
                                                --------       ------      ------      ------     -------

    Total rate-sensitive assets .............     61,289       69,423      66,427      19,981     217,120
                                                --------       ------      ------      ------     -------

Money market and NOW deposits (2) ...........     47,183          290      31,030           -      78,503
Savings deposits (2) ........................     28,175            -           -           -      28,175
Time deposits (2) ...........................     16,414       21,958      16,537         155      55,064
Other borrowings ............................      1,760            -           -           -       1,760
                                                --------       ------      ------      ------     -------

    Total rate-sensitive liabilities ........     93,532       22,248      47,567         155     163,502
                                                --------       ------      ------      ------     -------

Gap (repricing differences) .................   $(32,243)      47,175      18,860      19,826      53,618
                                                ========       ======      ======      ======     =======

Cumulative Gap ..............................   $(32,243)      14,932      33,792      53,618
                                                ========       ======      ======      ======

Cumulative GAP/total assets .................     (13.68)%       6.34%      14.34%      22.76%
                                                ========       ======      ======      ======

---------------------------------

(1) In preparing the table above, adjustable-rate loans were included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed-rate loans were scheduled according to their contractual maturities.

(2) Excludes noninterest-bearing deposit accounts. Money-market, NOW, and savings deposits were regarded as maturing immediately except public funds with fixed rate/term contracts. All other time deposits were scheduled through the maturity dates. Securities were scheduled based on their remaining maturity or repricing frequency.

The following table reflects the contractual principal repayments by period of our loan portfolio at December 31, 2003 (in thousands):

                                                    1 YEAR    1 THROUGH   AFTER
                                                   OR LESS     5 YEARS   5 YEARS     TOTAL
                                                   -------     -------   -------     -----
Mortgage loans .................................   $ 17,701     25,174     99,926    142,801
Installment loans ..............................      2,383      8,031      2,962     13,376
Commercial loans ...............................      1,984      5,299      1,299      8,582
                                                   --------     ------    -------   --------

Total loans ....................................   $ 22,068     38,504    104,187    164,759
                                                   ========     ======    =======   ========

Loan with maturities over one year:
  Fixed rate ...................................                                      49,136
  Variable rate ................................                                      93,555
                                                                                    --------

  Total maturities greater than one year .......                                    $142,691
                                                                                    ========

The following table sets forth total loans originated and repaid during the periods indicated (in thousands):

                                                                            YEAR ENDED DECEMBER 31,
                                                          --------------------------------------------------------
                                                            2003         2002        2001        2000        1999
                                                            ----         ----        ----        ----        ----
Originations:
   Mortgage loans .....................................   $ 42,736      43,806      35,520      18,268      20,271
   Installment loans ..................................      8,676       8,822       8,564       7,817       6,308
   Commercial loans ...................................      5,470       7,698       5,327      19,756       3,140
                                                          --------      ------      ------      ------      ------

   Total loans originated .............................     56,882      60,326      49,411      45,841      29,719

   Principal reductions ...............................    (48,078)    (39,272)    (26,320)    (22,679)    (18,008)
                                                          --------      ------      ------      ------      ------

   Increase in total loans............................    $  8,804      21,054      23,091      23,162      11,711
                                                          ========      ======      ======      ======      ======

The following table shows the distribution of, and certain other information relating to, our deposit accounts by type ($ in thousands):

                                                             AT DECEMBER 31,
                                                ---------------------------------------
                                                         2003               2002
                                                ------------------  --------------------
                                                             % OF                 % OF
                                                 AMOUNT    DEPOSIT   AMOUNT      DEPOSIT
                                                --------   -------  --------     -------
Noninterest-bearing demand deposits .........   $ 53,641     24.9%  $ 43,345       22.3%
NOW deposits ................................     65,242     30.3     52,677       27.1
Money market deposits .......................     13,261      6.2     11,788        6.1
Savings deposits ............................     28,175     13.0     22,209       11.4
                                                --------    -----   --------      -----

   Subtotal .................................    160,319     74.4    130,019       66.9
                                                --------    -----   --------      -----

Time deposits:
   Under 4.00% ..............................     45,524     21.1     48,228       24.8
   4.00% - 4.99% ............................      3,120      1.4      4,168        2.2
   5.00% - 5.99% ............................      5,634      2.6      9,992        5.2
   6.00% and over ...........................        786      0.5      1,767         .9
                                                --------    -----   --------      -----

   Total time deposits ......................     55,064     25.6     64,155       33.1
                                                --------    -----   --------      -----

   Total deposits (1) .......................   $215,383    100.0%  $194,174      100.0%
                                                ========    =====   ========      =====

-------------------------
(1) Includes individual retirement accounts ("IRAs) totaling $8,249 and $7,604 at December 31, 2003 and 2002, respectively, which are in the form of savings deposits and time deposits.

The following table sets forth the deposit flows during the periods indicated (dollars in thousands):

                                                                          YEAR ENDED
                                                                          DECEMBER 31,
                                                             -----------------------------------
                                                               2003          2002          2001
                                                               ----          ----          ----
Net increase before interest credited......................  $ 18,454       17,809         9,980
Net interest credited......................................     2,755        3,062         5,063
                                                             --------       ------        ------

   Net deposit increase....................................  $ 21,209       20,871        15,043
                                                             ========       ======        ======

The following table show the average amount outstanding and the average rate paid on each of the following deposit account categories during the periods indicated ($ in thousands):

                                                                         YEAR ENDED DECEMBER 31,
                                                          ----------------------------------------------------
                                                                    2003                         2002
                                                          ------------------------     -----------------------
                                                           AVERAGE         AVERAGE      AVERAGE        AVERAGE
                                                           BALANCE          RATE        BALANCE         RATE
                                                          ---------         ----       ---------        -----
Noninterest-bearing, money market and NOW
    deposits.....................................         $ 114,430          0.81      $ 101,555        0.90%
Savings deposits.................................            25,837          0.99         19,379        1.34
Time deposits....................................            61,845          2.55         67,193        3.28
                                                          ---------                    ---------

   Total deposits................................         $ 202,112          1.36%     $ 188,127        1.80%
                                                          =========          ====      =========        ====

We believe substantially that all of our depositors are residents in our primary market areas. We currently do not accept brokered deposits. As shown in the tables below, a significant amount of our time deposits will mature during the year ending December 31, 2004. The high volume of maturities during this period is primarily due to customer demand for time deposits having original maturities of 12 months or less. Based upon current and anticipated levels of interest rates and past practice, we anticipate substantially all of the Company's time deposits maturing during this time period will be renewed or replaced by time deposits issued to other customers at competitive market rates, which may be higher or lower than the rates currently being paid. Consequently, we do not believe that the maturity of our time deposits during the year ending December 31, 2004, will have a material adverse effect on our liquidity. However, if we are required to pay substantially higher rates to obtain the renewal of these or other certificates of deposit or alternative sources of funds, the higher net interest expense could have a material adverse effect on our net earnings.

The following table present by various interest rate categories the amounts of certificates of deposit at December 31, 2003 which mature during the periods indicated (in thousands):

                                                    DUE
                                                   UNDER          DUE 3          DUE 1         DUE
                                                   THREE        MONTHS TO       YEAR TO        OVER
                                                  MONTHS        12 MONTHS       3 YEARS       3 YEARS    TOTAL
                                                  ------        ---------       -------       -------    -----
AT DECEMBER 31, 2002:
   Under 4.00%.........................          $ 15,383         21,543         5,382         3,216     45,524
   4.00% - 4.99%.......................               313            346         1,652           809      3,120
   5.00% - 5.99%.......................               501            190           920         4,023      5,634
   6.00% - 6.99%.......................                93              3           690             -        786
                                                 --------         ------         -----         -----     ------

   Total time deposits.................          $ 16,290         22,082         8,644         8,048     55,064
                                                 ========         ======         =====         =====     ======

Jumbo time deposits ($100,000 and over) mature as follows (in thousands):

                                                                                    AT DECEMBER 31,
                                                                                ----------------------
                                                                                  2003           2002
                                                                                  ----           ----
Due in three months or less................................................     $ 3,966          5,540
Due from three months to one year..........................................       5,176          6,946
Due from twelve months to three years......................................       1,859            924
Due over three years.......................................................       2,114          1,547
                                                                                -------         ------

                                                                                $13,115         14,957
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

                                                                            YEAR ENDED DECEMBER 31,
                                         ------------------------------------------------------------------------------------
                                                     2003                        2002                        2001
                                         --------------------------- --------------------------- ----------------------------
                                                   INTEREST  AVERAGE           INTEREST  AVERAGE            INTEREST  AVERAGE
                                          AVERAGE     AND    YIELD/   AVERAGE     AND     YIELD/  AVERAGE     AND     YIELD/
                                          BALANCE  DIVIDENDS  RATE    BALANCE  DIVIDENDS  RATE    BALANCE  DIVIDENDS  RATE
                                         --------- --------- ------- --------- --------- ------- --------- --------- --------
                                                                         (DOLLARS IN THOUSANDS)
Interest-earning assets:
   Loans (1)............................ $ 156,462   9,644    6.16%  $ 144,421    10,303   7.13% $ 132,536    10,901  8.22%
   Securities...........................    33,861   1,014    2.99      30,781     1,300   4.22     29,990     1,837  6.13
   Other (2)............................    11,905     128    1.08      13,875       207   1.50     10,179       574  5.64
                                         ---------  ------           ---------  --------          --------  --------

   Total interest-earning assets........   202,228  10,786    5.33     189,077    11,810   6.25    172,705    13,312  7.71
                                                    ------                      --------                    --------

Noninterest-earning assets..............    19,288                      18,331                      14,895
                                         ---------                   ---------                   ---------

   Total assets......................... $ 221,516                   $ 207,408                   $ 187,600
                                         =========                   =========                   =========

Interest-bearing liabilities:
   Money-market and
      NOW deposits......................    64,644     922    1.43      58,866       916   1.56     43,540     1,111  2.55
   Savings..............................    25,837     256    0.99      19,379       259   1.34     15,899       295  1.86
   Time deposits........................    61,845   1,577    2.55      67,193     2,206   3.28     71,677     3,539  4.94
                                         ---------  ------           ---------  --------         ---------  --------

   Total interest-bearing deposits......   152,326   2,755    1.81     145,438     3,381   2.32    131,116     4,945  3.77

   Other................................     1,635       9    0.55       2,598        31   1.19      2,218       115  5.18
                                         ---------  ------           ---------  --------         ---------  --------

   Total interest-bearing liabilities...   153,961   2,764    1.80     148,036     3,412   2.30    133,334     5,060  3.79
                                                    ------                      --------                    --------

Noninterest-bearing liabilities.........    50,428                      43,807                      39,901
Stockholders' equity....................    17,127                      15,565                      14,365
                                         ---------                   ---------                   ---------

   Total liabilities and
      stockholders' equity.............. $ 221,516                   $ 207,408                   $ 187,600
                                         =========                   =========                   =========

Net interest income.....................            $8,022                      $  8,398                    $  8,252
                                                    ======                      ========                    ========
Interest-rate spread (3)................                      3.53%                        3.95%                      3.92%
                                                              ====                         ====                       ====

Net interest margin (4).................                      3.97%                        4.44%                      4.78%
                                                              ====                         ====                       ====

Ratio of average interest-earning
   assets to average interest-bearing
   liabilities..........................      1.31                        1.28                        1.30
                                         =========                   =========                   =========

-------------------------------

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

                                                                                  YEAR ENDED DECEMBER 31,
                                                                                       2003 VS. 2002
                                                                                INCREASE (DECREASE) DUE TO
                                                                         ----------------------------------------
                                                                                                  RATE/
                                                                           RATE       VOLUME     VOLUME     TOTAL
                                                                         -------      ------     ------     -----
Interest-earning assets:
   Loans .............................................................   $(1,401)       859       (117)      (659)
   Securities ........................................................      (379)       131        (38)      (286)
   Other .............................................................       (58)       (29)         8        (79)
                                                                         -------        ---        ---      -----

     Total interest-earning assets ...................................    (1,838)       961       (147)    (1,024)
                                                                         -------        ---        ---      -----

 Interest-bearing liabilities:
   Demand, money-market and NOW deposits .............................       (77)        91         (8)         6
   Savings ...........................................................       (68)        88        (23)        (3)
   Time deposits .....................................................      (491)      (177)        39       (629)
   Other .............................................................       (17)       (11)         6        (22)
                                                                         -------        ---        ---      -----

     Total interest-bearing liabilities ..............................      (653)        (9)        14       (648)
                                                                         -------        ---        ---      -----

 Net interest income .................................................   $(1,185)       970       (161)      (376)
                                                                         =======        ===        ===      =====

                                                         YEAR ENDED DECEMBER 31,
                                                             2002 VS. 2001
                                                        INCREASE (DECREASE) DUE TO
                                                ----------------------------------------
                                                                         RATE/
                                                 RATE       VOLUME       VOLUME    TOTAL
                                                -------     ------       ------    -----
Interest-earning assets:
   Loans ....................................   $(1,445)       977       (130)      (598)
   Securities ...............................      (601)        95        (31)      (537)
   Other ....................................      (414)       166       (119)      (367)
                                                -------      -----        ---      -----

     Total interest-earning assets ..........    (2,460)     1,238       (280)    (1,502)
                                                -------      -----        ---      -----

 Interest-bearing liabilities:
   Demand, money-market and NOW deposits ....      (434)       390       (151)      (195)
   Savings ..................................       (81)        62        (17)       (36)
   Time deposits ............................    (1,185)      (222)        74     (1,333)
   Other ....................................       (89)        20        (15)       (84)
                                                -------      -----        ---      -----

     Total interest-bearing liabilities .....    (1,789)       250       (109)    (1,648)
                                                -------      -----        ---      -----

 Net interest income ........................   $  (671)       988       (171)       146
                                                =======      =====        ===      =====

              COMPARISON OF YEARS ENDED DECEMBER 31, 2003 AND 2002

GENERAL. Net earnings for the year ended December 31, 2003 were $1.7 million or $3.03 per basic share compared to a net earnings of $1.8 million or $3.12 per basic share for the same period in 2002. The decrease in earnings was primarily due to a decrease in net interest income and an increase in noninterest expense both of which were partially offset by and a decrease in the provision for loan loss and increase in noninterest income.

INTEREST INCOME AND EXPENSE. Interest income decreased to $10.8 million for the year ended December 31, 2003 from $11.8 million for year ended December 31, 2002. Interest on loans decreased to $9.6 million for the year ended December 31, 2003 from $10.3 million for 2002 due to a decrease in the weighted-average yield earned which was partially offset by an increase in the average loan portfolio balance in 2003. Interest on securities decreased to $1.0 million for the year ended December 31, 2003 compared to $1.3 million in 2002 due to a decrease in the average yield earned in 2003, partially offset by an increase in the average portfolio balance in 2003. Interest on other interest-earning assets decreased from $207,000 for the year ended December 31, 2002 to $128,000 for the year ended December 31, 2003 due to a decrease in the average yield earned and a decrease in the average balance in 2003.

Interest expense on interest-bearing deposits decreased to $2.8 million for the year ended December 31, 2003 from $3.4 million in 2002. The decrease is due to a decrease in the weighted-average rate paid on deposits in 2003 which was only partially offset by an increase in the average interest-bearing deposits in 2003.

PROVISION FOR LOAN LOSSES. Calculating the allowance for loan losses is divided into two primary allocation groups: (1) specific allocation loans, (2) all other passing grade loans. For specific allocation loans, the Company has determined an allowance amount to set aside which it believes is sufficient to cover any potential collateral shortfall. Problem loans are identified by the Loan Officer, Loan Review, Loan Committee or by the Examiners. Those loans identified as problem loans are assigned a risk grade. Loans graded special mention are multiplied by an inherent loss factor of 5% to determine the amount to be included in the allowance. Loans graded substandard are generally multiplied by a loss factor of 15%, loans graded doubtful are generally multiplied by a loss factor of 50% and loans graded loss are multiplied by a loss factor of 100%. All other loans, graded pass are multiplied by an historical experience factor to determine the appropriate level of the allowance for loan losses. In addition to historical experience factors, the Company also provides for losses due to economic factors, concentration of credit and portfolio composition changes.

The provision for loan losses was $60,000 for the year ended December 31, 2003 compared to $375,000 for the same period in 2002. The decrease in the provision was due to a stable loan portfolio for the year ended December 31, 2003. Nonperforming loans decreased during the year ended December 31, 2003 to $721,000 compared to $1.2 million at December 31, 2002. Net charge-offs to average loans also decreased during the year ended December 31, 2003 to .05% from .07% for 2002 due to several factors; early identification of problem credits, thorough workout strategies, the fact that 86.7% of the loan portfolio is secured by real estate, and there were no concentrations in industries that experienced poor performance during the year ended December 31, 2003. While continued economic weakness, rapidly rising interest rates, or other factors could cause stress on the loan portfolio and affect the levels of nonperforming assets and charge-offs, management believes that the levels of nonperforming assets and the charge-off ratio are stable under the current circumstances.

The allowance for loan losses is $2.0 million at December 31, 2003. While management believes that its allowance for loan losses is adequate as of December 31, 2003, future adjustments to the Company's allowance for loan losses may be necessary if economic conditions differ substantially from the assumptions used in making the initial determination.

NONINTEREST INCOME. Noninterest income increased to $2.5 million in 2003 from $2.0 for the year ended December 31, 2002. The increase was due to a increase in service charges and fees primarily due to the growth in overdraft and check card fees.

NONINTEREST EXPENSE. Total noninterest expense increased to $7.8 million in 2003 compared to $7.3 million for the year ended December 31, 2002 due to additional administrative personnel due to continued growth of the Company.

INCOME TAXES. The income taxes for the year ended December 31, 2003 was $932,000 (an effective rate of 35.2%) compared to an income taxes of $942,000 in 2002 (an effective rate of 34.6%).

IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and related data presented herein have been prepared in accordance with U.S. generally accepted accounting principles, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of our assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

QUARTERLY FINANCIAL DATA

Unaudited quarterly financial data is as follows ($ in thousands, except per share data):

                                YEAR ENDED DECEMBER 31, 2003                  YEAR ENDED DECEMBER 31, 2002
                         ------------------------------------------    ----------------------------------------
                          FIRST        SECOND     THIRD      FOURTH     FIRST     SECOND      THIRD      FOURTH
                         QUARTER      QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER
                         --------     -------    -------    -------    -------    -------    -------    -------
Interest income          $  2,758      2,741      2,644      2,643      3,033      3,192      3,155      2,430
Interest expense              752        716        659        637        895        837        848        832
                         --------      -----      -----      -----      -----      -----      -----      -----

Net interest income         2,006      2,025      1,985      2,006      2,138      2,355      2,307      1,598

Provision for loan
   losses                      10         10         10         30         70        120        120         65
                         --------      -----      -----      -----      -----      -----      -----      -----
Net interest income
   after provision for
   loan losses              1,996      2,015      1,975      1,976      2,068      2,235      2,187      1,533
                         --------      -----      -----      -----      -----      -----      -----      -----

Noninterest income            564        643        652        641        383        449        518        628
Noninterest expense         1,941      1,993      1,966      1,915      1,944      1,920      1,905      1,511
                         --------      -----      -----      -----      -----      -----      -----      -----

Earnings before
   income taxes               619        665        661        702        507        764        800        650
Income taxes                  226        235        231        240        173        258        284        227
                         --------      -----      -----      -----      -----      -----      -----      -----

Net earnings             $    393        430        430        462        334        506        516        423
                         ========      =====      =====      =====      =====      =====      =====      =====

Basic and diluted
   earnings per share    $    .69        .76        .76        .83        .59        .89        .90        .74
                         ========      =====      =====      =====      =====      =====      =====      =====

Dividends per share      $      -          -          -          -          -          -          -          -
                         ========      =====      =====      =====      =====      =====      =====      =====

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                     ($ IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                   DECEMBER 31,
                                                                                           --------------------------
                                                                                               2003            2002
                                                                                               ----            ----
     ASSETS

Cash and due from banks.................................................................   $   11,004          16,304
Federal funds sold......................................................................       19,603           6,148
                                                                                           ----------         -------

        Total cash and cash equivalents.................................................       30,607          22,452

Securities available for sale...........................................................       29,423          24,390
Securities held to maturity (fair value of $3,480 and $3,524)...........................        3,335           3,411
Loans, net of allowance for losses of $2,033 and $1,987.................................      162,726         153,968
Premises and equipment, net.............................................................        5,447           4,811
Accrued interest receivable.............................................................          855           1,026
Foreclosed assets.......................................................................          249               -
Deferred tax asset......................................................................          580             499
Intangible assets.......................................................................        1,161           1,352
Federal Home Loan Bank and Federal Reserve Bank stock...................................          969             728
Other assets ...........................................................................          262             804
                                                                                           ----------       ---------

        Total assets....................................................................   $  235,614         213,441
                                                                                           ==========         =======

     LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
     Noninterest-bearing demand deposits................................................       53,641          43,345
     NOW deposits.......................................................................       65,242          52,677
     Money-market deposits..............................................................       13,261          11,788
     Savings deposits...................................................................       28,175          22,209
     Time deposits......................................................................       55,064          64,155
                                                                                           ----------         -------

        Total deposits..................................................................      215,383         194,174

Borrowings..............................................................................        1,760           2,047
Accrued interest payable................................................................          216             402
Other liabilities.......................................................................          376             381
                                                                                           ----------         -------

        Total liabilities...............................................................      217,735         197,004
                                                                                           ----------         -------

Commitment and contingencies (Notes 4, 5, 10 and 16)

Stockholders' equity:
     Preferred stock, nonvoting, $1 par value, 500,000 shares authorized and unissued...            -               -
     Common stock, $.01 par value, 1,000,000 shares authorized
        568,740 and 557,172 shares issued and outstanding...............................            6               6
     Additional paid-in capital.........................................................        9,094           8,645
     Retained earnings..................................................................        8,784           7,606
     Accumulated other comprehensive income.............................................           (5)            180
                                                                                           ----------         -------

        Total stockholders' equity (loss)...............................................       17,879          16,437
                                                                                           ----------         -------

        Total liabilities and stockholders' equity......................................   $  235,614         213,441
                                                                                           ==========         =======

See Accompanying Notes to Consolidated Financial Statements.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF EARNINGS
                     ($ IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                    YEAR ENDED
                                                                                                    DECEMBER 31,
                                                                                             ------------------------
                                                                                                2003           2002
                                                                                                ----           ----
Interest income:
    Loans...............................................................................     $    9,644        10,303
    Securities..........................................................................          1,014         1,300
    Federal funds sold..................................................................            128           207
                                                                                             ----------       -------

       Total interest income............................................................         10,786        11,810
                                                                                             ----------       -------

Interest expense:
    Deposits............................................................................          2,755         3,381
    Other...............................................................................              9            31
                                                                                             ----------       -------

       Total interest expense...........................................................          2,764         3,412
                                                                                             ----------       -------

Net interest income.....................................................................          8,022         8,398

       Provision for loan losses........................................................             60           375
                                                                                             ----------       -------

Net interest income after provision for loan losses.....................................          7,962         8,023
                                                                                             ----------       -------

Noninterest income:
    Fees and service charges on deposits................................................          1,964         1,508
    Gain on sale of securities available for sale.......................................              -            12
    Loan brokerage fees.................................................................            136           120
    Other fees for customer service and other income....................................            400           338
                                                                                             ----------       -------

       Total noninterest income.........................................................          2,500         1,978
                                                                                             ----------       -------

Noninterest expense:
    Salaries and employee benefits......................................................          3,569         3,300
    Occupancy...........................................................................          1,183           939
    Data processing.....................................................................          1,062           970
    Telephone, postage and transportation...............................................            495           540
    Stationary, printing and supplies...................................................            132           210
    Professional fees...................................................................            202           167
    Advertising.........................................................................            132           123
    Amortization of intangibles.........................................................            231           290
    Other...............................................................................            809           741
                                                                                             ----------       -------

       Total noninterest expenses.......................................................          7,815         7,280
                                                                                             ----------       -------

Earnings before income taxes............................................................          2,647         2,721

       Income taxes.....................................................................            932           942
                                                                                             ----------       -------

Net earnings............................................................................     $    1,715         1,779
                                                                                             ==========       =======

Earnings per share, basic and diluted...................................................     $     3.03          3.12
                                                                                             ==========       =======

Weighted-average common shares outstanding for basic and diluted........................        566,353       571,101
                                                                                             ==========       =======

See Accompanying Notes to Consolidated Financial Statements.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                     YEAR ENDED
                                                                                                     DECEMBER 31,
                                                                                              -----------------------
                                                                                                 2003          2002
                                                                                                 ----          ----
Cash flows from operating activities:
    Net earnings........................................................................      $   1,715         1,779
    Adjustments to reconcile net earnings to net cash provided by operating activities:
       Provision for loan losses........................................................             60           375
       Depreciation and amortization....................................................            747           608
       Provision (credit) for deferred income taxes.....................................             30          (243)
       Net premium amortization and discount accretion..................................            412           389
       Gain on sale of securities available for sale....................................              -           (12)
       Gain on sale of foreclosed real estate...........................................            (54)            4
       Net writedown of foreclosed real estate..........................................             14            38
       Decrease in accrued interest receivable..........................................            171           166
       Decrease (increase) in other assets..............................................            542          (280)
       Decrease in other liabilities and accrued interest payable.......................           (191)         (634)
                                                                                              ---------       -------

              Net cash provided by operating activities.................................          3,446         2,190
                                                                                              ---------       -------

Cash flows from investing activities:
    Securities available for sale:
       Purchases........................................................................        (39,608)      (34,728)
       Proceeds from sales..............................................................              -         2,011
       Proceeds from maturities.........................................................         32,000        35,610
       Proceeds from principal repayments...............................................          1,881             -
    Securities held to maturity:
       Purchases........................................................................           (638)         (822)
       Proceeds from maturities.........................................................            700           300
    Proceeds from sale of foreclosed assets.............................................            282            82
    Net increase in loans...............................................................         (9,309)      (21,298)
    Net purchases of premises and equipment.............................................         (1,192)         (765)
    Purchase of Federal Home Loan Bank stock............................................           (241)         (653)
                                                                                              ---------       -------

              Net cash used in investing activities.....................................        (16,125)      (20,263)
                                                                                              ---------       -------

Cash flows from financing activities:
    Increase in deposits................................................................         21,209        20,871
    (Decrease) increase in other borrowings.............................................           (287)          220
    Cash paid for stock repurchase......................................................            (78)            -
    Cash paid in lieu of fractional shares..............................................            (10)           (9)
                                                                                              ---------       -------

              Net cash provided by financing activities.................................         20,834        21,082
                                                                                              ---------       -------

Net increase in cash and cash equivalents...............................................          8,155         3,009

Cash and cash equivalents, beginning of year............................................         22,452        19,443
                                                                                              ---------       -------

Cash and cash equivalents, end of year..................................................      $  30,607        22,452
                                                                                              =========       =======

Supplemental disclosures of cash flow information:
    Cash paid during the year for interest..............................................      $   2,950         3,898
                                                                                              =========       =======

    Cash paid during the year for income taxes..........................................      $     541         1,427
                                                                                              =========       =======

Noncash transactions:
    Reclassification of loans to foreclosed real estate.................................      $     574           215
                                                                                              =========       =======

    Reclassification of foreclosed real estate to loans.................................      $      83           120
                                                                                              =========       =======

    Net change in unrealized gain on securities available for sale, net of tax..........      $    (185)           18
                                                                                              =========       =======

See Accompanying Notes to Consolidated Financial Statements.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 2003 AND 2002
                                ($ IN THOUSANDS)

                                                                                                       ACCUMULATED
                                                                                                         OTHER
                                                       COMMON STOCK          ADDITIONAL                  COMPRE-         TOTAL
                                                   --------------------       PAID-IN      RETAINED      HENSIVE      STOCKHOLDERS'
                                                    SHARES     AMOUNT         CAPITAL      EARNINGS    INCOME (LOSS)     EQUITY
                                                   -------   ----------       -------      --------    -------------     ------
Balance, December 31, 2001 ..................      543,889   $        5        8,234        6,248          162           14,649
                                                                                                                         ------

Comprehensive income:
   Net earnings .............................            -            -            -        1,779            -            1,779

   Net change in net unrealized gains on
      securities, available for sale net of
      tax ...................................            -            -            -            -           18               18
                                                                                                                         ------

   Total comprehensive income ...............                                                                             1,797
                                                                                                                         ------

Stock dividend ..............................       13,283            1          411         (412)           -                -

Cash paid in lieu of fractional shares ......            -            -            -           (9)           -               (9)
                                                   -------   ----------        -----        -----          ---           ------

Balance, December 31, 2002 ..................      557,172            6        8,645        7,606          180           16,437
                                                                                                                         ------

Comprehensive income:
   Net earnings .............................            -            -            -        1,715            -            1,715

   Net change in net unrealized gains on
      securities available for sale, net of
      tax ...................................            -            -            -            -         (185)            (185)
                                                                                                                         ------

   Total comprehensive income ...............                                                                             1,530
                                                                                                                         ------

Stock dividend ..............................       13,612            -          527         (527)           -                -

Cash paid in lieu of fractional shares ......            -            -            -          (10)           -              (10)

Stock repurchase ............................       (2,044)           -          (78)           -            -              (78)
                                                   -------   ----------        -----        -----          ---           ------

Balance, December 31, 2003 ..................      568,740   $        6        9,094        8,784           (5)          17,879
                                                   =======   ==========        =====        =====          ===           ======

See Accompanying Notes to Consolidated Financial Statements.

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               DECEMBER 31, 2003 AND 2002 AND THE YEARS THEN ENDED

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

    GENERAL. Big Lake Financial Corporation (the "Holding Company") is a financial holding company which owns 100% of the outstanding stock of Big Lake National Bank (the "Bank"). The Holding Company's primary business activity is the operations of the Bank. The Bank is a nationally chartered commercial bank. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. The Bank, through eight banking offices, provides a variety of banking services to individuals and businesses located primarily in Okeechobee, Highlands, Glades, Hardee, Hendry and DeSoto Counties, Florida. The Company operates in only one reportable industry segment: banking. Collectively the entities are referred to as the "Company."

    BASIS OF PRESENTATION. The accompanying consolidated financial statements include the accounts of the Holding Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to accounting principles generally accepted in the United States of America and to general practice within the banking industry.

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

       The Bank is required by law or regulation to maintain cash reserves. The reserve requirements at December 31, 2003 were met with cash in hand and at December 31, 2003 were approximately $5.1 million.

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

                                                                            RANGE OF
                       ASSET CATEGORY                                   DEPRECIABLE LIVES
                       --------------                                   -----------------
Buildings................................................                    30 years
Furniture, fixtures and equipment........................                   3-7 years
Leasehold improvements...................................                  3-10 years

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

    INTANGIBLE ASSETS. Intangible assets consist of core deposit premium and goodwill. Core deposit premium is amortized using the straight-line method over ten years.

       Goodwill resulted from the purchase of certain businesses and represents the excess of the acquisition cost over the fair value of the net assets acquired.

       Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") requires goodwill to be tested for impairment on an annual basis and between annual tests in certain circumstances, and written down when impaired, rather than being amortized as previous accounting standards required. Furthermore, purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite. Based on the impairment tests performed, there was no impairment of goodwill in fiscal 2003 and 2002. There can be no assurance that future goodwill impairment tests will not result in a charge to earnings.

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

    FAIR VALUES OF FINANCIAL INSTRUMENTS. The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

       CASH AND CASH EQUIVALENTS. The carrying amounts of cash and cash equivalents approximate their fair value.

       SECURITIES. Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

       FEDERAL HOME LOAN BANK STOCK. Fair value for Federal Home Loan Bank stock is based on its redemption value of $100 per share.

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

       ACCRUED INTEREST. The carrying amounts of accrued interest receivable approximate their fair value.

       DEPOSITS. The fair values disclosed for demand deposits, savings, money-market and NOW accounts are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities of time deposits.

       BORROWINGS. The carrying amount of customer repurchase agreements purchased approximates fair value.

       OFF-BALANCE-SHEET INSTRUMENTS. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

                                                                     (continued)

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES, CONTINUED

    EARNINGS PER SHARE. Basic earnings per share is computed on the basis of the weighted-average number of common shares outstanding. All per share amounts have been presented to reflect stock dividends declared on February 19, 2003 and February 20, 2002. At December 31, 2003 and 2002 and for the years then ended, there were no dilutive securities.

    ADVERTISING. The Company expenses advertising costs as incurred.

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

                                                                                         YEAR ENDED
                                                                                         DECEMBER 31,
                                                                                         ------------
                                                                                        2003      2002
                                                                                        ----      ----
Holding (losses) gains on available-for-sale securities...........................     $(296)      41
Gains realized in earnings........................................................         -       12
                                                                                       -----       --

Net unrealized (losses) gains.....................................................      (296)      29

Income taxes......................................................................      (111)      11
                                                                                       -----       --

Net amount........................................................................     $(185)      18
                                                                                       =====       ==

    RECLASSIFICATION OF ACCOUNTS. Certain items in the financial statements for 2002 have been reclassified to conform to the classifications used for the current year.

    RECENT PRONOUNCEMENTS. In November 2002, the FASB issued FASB Interpretation
       No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others" ("FIN 45"), which expands previously issued accounting guidance and disclosure requirements for certain guarantees. FIN 45 requires the Company to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability is applied on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material affect on the Company's consolidated financial statements.

       In January 2003, the FASB issued (Revised in December 2003) FASB Interpretation No. 46 "Consolidation of Variable Interest Entities" ("FIN 46") which addresses consolidation by business enterprises of variable interest entities. FIN 46 applies to variable interest entities created after January 31, 2003. The Company has no variable interest entities, therefore FIN 46 had no effect on the Company's consolidated financial statements.

                                                                     (continued)

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES, CONTINUED

    RECENT PRONOUNCEMENTS, CONTINUED. In June 2002, the FASB issued SFAS No.
       146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 provides guidance on the recognition and measurement of liabilities for costs associated with exit or disposal activities. SFAS No. 146 is effective for exit and disposal activities that are initiated after December 31, 2002. The adoption of this Statement had no effect on the Company's consolidated financial statements.

       In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities. " This Statement is effective for contracts entered into or modified after June 30, 2003. The adoption of this Statement had no effect on the Company's consolidated financial statements.

       In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this Statement had no effect on the Company's consolidated financial statements.

(2)  SECURITIES

    Securities have been classified according to management's intention. The amortized cost and estimated fair value of securities are as follows (in thousands):

                                           DECEMBER 31, 2003                                  DECEMBER 31, 2002
                             -----------------------------------------------------------------------------------------------
                                          GROSS        GROSS                                 GROSS      GROSS
                             AMORTIZED  UNREALIZED   UNREALIZED      FAIR      AMORTIZED  UNREALIZED  UNREALIZED      FAIR
                               COST       GAINS        LOSSES        VALUE       COST        GAINS      LOSSES        VALUE
                               ----       -----        ------        -----       ----        -----      ------        -----
AVAILABLE FOR SALE:
  U.S. Government
       agency securities      $20,927          81          (35)      20,973      24,101         289           -       24,390
Mutual funds ............       4,000           -          (36)       3,964           -           -           -            -
                                                                                -------     -------     -------       ------
Mortgage-backed
       securities .......       4,503           6          (23)       4,486           -           -           -            -
                              -------     -------      -------       ------     -------     -------     -------       ------
                              $29,430          87          (94)      29,423      24,101         289           -       24,390
                              =======     =======      =======       ======     =======     =======     =======       ======

HELD TO MATURITY:
  Obligations of states
       and municipalities     $ 3,335         158          (13)       3,480       3,411         118          (5)       3,524
                              =======     =======      =======       ======     =======     =======     =======       ======

    At December 31, 2003 and 2002, securities with carrying value of approximately $7.4 million and $17.7 million, respectively, were pledged to secure public fund deposits and borrowings.

                                                                     (continued)

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

(2)  SECURITIES, CONTINUED

    The scheduled maturities of securities available for sale at December 31, 2003 are as follows (in thousands).

                                  SECURITIES                SECURITIES
                              AVAILABLE FOR SALE         HELD TO MATURITY
                             ---------------------     ---------------------
                                         ESTIMATED                 ESTIMATED
                             AMORTIZED     FAIR        AMORTIZED     FAIR
                               COST        VALUE         COST        VALUE
                               ----        -----         ----        -----
Due from one-to-five years    $20,424      20,470            50          53
Due from five-to-ten years        503         503         1,620       1,721
Due after ten years ......          -           -         1,665       1,706
Mutual funds .............      4,000       3,964             -           -
Mortgage-backed securities      4,503       4,486             -           -
                              -------     -------       -------     -------

                              $29,430      29,423         3,335       3,480
                              =======     =======       =======     =======

    During the year ended December 31, 2003, no securities available for sale were sold. Sales of securities available for sale during the year ended December 31, 2002 is summarized as follows (in thousands):

                             YEAR ENDED
                            DECEMBER 31,
                            ------------
                               2002
                               ----
Gross proceeds .........      $ 2,011
                              =======

Gross realized gains....           15
Gross realized losses...           (3)
                              -------

   Net realized gains...      $    12
                              =======

                                                                     (continued)

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

(3)  LOANS

    The components of loans were as follows (in thousands):

                                                  DECEMBER 31,
                                             ---------------------
                                               2003         2002
                                               ----         ----
Real estate mortgage loans .............     $142,801      133,491
Consumer and credit card loans .........       13,376       10,821
Commercial and all other loans .........        8,582       11,643
                                             --------     --------

    Total loans ........................      164,759      155,955

Deduct:
    Allowance for loan losses ..........        2,033        1,987
                                             --------     --------

                                             $162,726      153,968
                                             ========     ========

    The following is a summary of activity in the allowance for loan losses (in thousands):

                                                  YEAR ENDED
                                                 DECEMBER 31,
                                             ---------------------
                                              2003          2002
                                              ----          ----
Balance, beginning of year .............     $ 1,987        1,707
Provision for loan losses ..............          60          375
Loans charged-off, net of recoveries ...         (14)         (95)
                                             -------      -------

    Balance, end of year ...............     $ 2,033        1,987
                                             =======      =======

    Impaired loans, all collateral dependent, were as follows (in thousands):

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                 --------------
                                                                 2003      2002
                                                                 ----      ----
Average balance during year ................................     $ 159       802
Balance at end of year with related allowance for losses ...        88     1,295
Total related allowance for losses .........................        24       194
Interest income recognized on impaired loans ...............        20        31
Interest income received on impaired loans .................        16        31

    Nonaccrual and accruing past due loans were as follows (in thousands):

                                                        AT DECEMBER 31,
                                                       -----------------
                                                        2003       2002
                                                        ----       ----
Nonaccrual loans .................................     $  721      1,230
Past due ninety days or more, but still accruing .          -          -
                                                       ------     ------

                                                       $  721      1,230
                                                       ======     ======

                                                                     (continued)

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

(4)  PREMISES AND EQUIPMENT

    Premises and equipment are summarized as follows (in thousands):

                                                        DECEMBER 31,
                                                   --------------------
                                                     2003         2002
                                                     ----         ----
Land ............................................. $ 2,318        1,747
Buildings ........................................   3,133        2,728
Furniture, fixtures and equipment ................   3,337        2,990
Leasehold improvements ...........................     610          713
                                                   -------      -------

    Total ........................................   9,398        8,178

Less accumulated depreciation and amortization ...  (3,951)      (3,367)
                                                   -------      -------

Premises and equipment, net ...................... $ 5,447        4,811
                                                   =======      =======

     The Company leases certain facilities under noncancelable operating leases.
         Minimum future rental payments under these leases as of December 31, 2003, are as follows (in thousands):

                             YEAR ENDING
                             DECEMBER 31,                                AMOUNT
                             ------------                                ------
2004..................................................................    $ 118
2005..................................................................       83
2006..................................................................       85
2007..................................................................       97
2008..................................................................       49
Thereafter............................................................      146
                                                                          -----

                                                                          $ 578
                                                                          =====

    Rent expense for the above leases was approximately $154,000 and $146,000 for the years ended December 31, 2003 and 2002, respectively.

    The Company has entered into a commitments to build two new banking offices for approximately $1.7 million. The Company expects to open both banking offices during 2004.

                                                                     (continued)

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

(5)  DEPOSITS

    The aggregate amount of time deposits with a minimum denomination of $100,000, was approximately $13.1 million and $15.0 million at December 31, 2003 and 2002, respectively.

    At December 31, 2003, the scheduled maturities of time deposits are as follows (in thousands):

                        YEAR ENDING
                        DECEMBER 31,                                  AMOUNT
                        ------------                                  ------
2004.......................................................         $  38,372
2005 and 2006..............................................             8,644
2007 and 2008..............................................             7,893
2009 and thereafter........................................               155
                                                                    ---------

                                                                    $  55,064
                                                                    =========

    Included in the deposits are deposits from three public entities. The deposits and collateral are as follows (in thousands):

                                                                                     DECEMBER 31,
                                                                             --------------------------
                                                                               2003               2002
                                                                               ----               ----
Public funds on deposit..............................................        $ 50,764            36,614
                                                                             ========            ======

Collateral:
   Fair value of securities..........................................        $  4,380            16,001
                                                                             ========            ======
   Letter of credit (1)..............................................        $ 30,000            30,000
                                                                             ========            ======

     (1) The letter of credit was issued by the Federal Home Loan Bank and is collateralized by a blanket lien on the Company's qualifying first mortgage, one-to-four family residential loans.

(6)  BORROWINGS

     The Company enters into repurchase agreements with its customers. The agreements require the Company to pledge securities as collateral for borrowings. At December 31, 2003 and 2002, the outstanding balances of such borrowings totaled $1.8 million and $2.0 million, respectively and the Company pledged securities with a carrying value of approximately $3.0 million and $3.0 million as collateral for the agreements.

(7)  EMPLOYEE BENEFIT PLAN

     The Company sponsors a 401 (k) Profit Sharing Plan that covers substantially all employees. The Company contributions under this plan are made at the discretion of the Board of Directors. During 2003 and 2002, the employer contribution amounted to 50% of a participant's contributions, subject to a maximum of 3% of the participant's salary. Expense related to this plan for 2003 and 2002 totaled $50,000 and $56,000, respectively.

                                                                     (continued)

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

(8)  INCOME TAXES

    Allocation of federal and state income taxes between current and deferred portions is as follows (in thousands):

                                                              YEAR ENDED
                                                              DECEMBER 31,
                                                        ----------------------
                                                         2003             2002
                                                         ----             ----
Current:
   Federal...........................................   $ 761             1,003
   State.............................................     141               182
                                                        -----             -----

                                                          902             1,185
                                                        -----             -----

Deferred:
   Federal...........................................      26              (207)
   State.............................................       4               (36)
                                                        -----             -----

                                                           30              (243)
                                                        -----             -----

   Income taxes......................................   $ 932               942
                                                        =====             =====

    The reason for the differences between the statutory Federal income tax rate and the effective rate are summarized as follows ($ in thousands):

                                                           YEAR ENDED DECEMBER 31,
                                                  -----------------------------------------
                                                         2003                  2002
                                                  -------------------   -------------------
                                                               % OF                  % OF
                                                              PRETAX                PRETAX
                                                  AMOUNT     EARNINGS   AMOUNT     EARNINGS
                                                  ------     --------   ------     --------
Income taxes computed at statutory rate .....     $ 900        34.0%    $ 925        34.0%
Increase (decrease) resulting from:
   State tax - net of Federal income
      tax benefit ...........................        96         3.6        96         3.5
   Tax exempt income ........................       (60)       (2.3)      (55)       (2.0)
   Other ....................................        (4)        (.1)      (24)        (.9)
                                                  -----        ----     -----        ----

      Income taxes ..........................     $ 932        35.2%    $ 942        34.6%
                                                  =====        ====     =====        ====

                                                                     (continued)

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

(8)  INCOME TAXES, CONTINUED

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):

                                                              AT DECEMBER 31,
                                                             -----------------
                                                             2003       2002
                                                             ----       ----
Deferred tax assets:
   Allowance for loan losses ...........................     $ 690        673
   Unrealized loss on available for sale securities ....         2          -
   Intangible assets ...................................       183        179
   Other ...............................................        19         10
                                                             -----      -----

      Deferred tax assets ..............................       894        862
                                                             -----      -----

Deferred tax liabilities:
   Accumulated depreciation ............................      (314)      (254)
   Unrealized gain on available for sale securities ....         -       (109)
                                                             -----      -----

      Deferred tax liabilities .........................      (314)      (363)
                                                             -----      -----

      Net deferred tax asset ...........................     $ 580        499
                                                             =====      =====

(9)  RELATED PARTY TRANSACTIONS

   The Bank has entered into transactions with its directors, executive officers, significant stockholders, and their affiliates. Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. Following is a summary (in thousands):

                                                      YEAR ENDED
                                                      DECEMBER 31,
                                                   -----------------
                                                   2003         2002
                                                   ----         ----
Loans:
Beginning of year balance ...................     $ 5,423        4,749
Additions ...................................       1,938        1,904
Reductions ..................................      (2,062)      (1,230)
                                                  -------      -------

End of year balance .........................     $ 5,299        5,423
                                                  =======      =======

Unfunded loan commitments at year end .......     $   333          263
                                                  =======      =======

Deposits at year end ........................     $ 2,951        3,060
                                                  =======      =======

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

(12)  REGULATORY CAPITAL

     The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective actions, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003, that the Company and the Bank met all capital adequacy requirements to which they are subject.

     As of December 31, 2003, the most recent notification from the regulatory authorities categorized the Bank as well capitalized. An institution must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Company's and the Bank's actual capital amounts and percentages are presented in the following table ($ in thousands).

                                                                                                TO BE WELL
                                                                                            CAPITALIZED UNDER
                                                                    FOR CAPITAL             PROMPT CORRECTIVE
                                                 ACTUAL          ADEQUACY PURPOSES          ACTION PROVISIONS
                                            ----------------     -----------------          -----------------
                                            AMOUNT     RATIO    AMOUNT        RATIO        AMOUNT        RATIO
                                            ------     -----    ------        -----        ------        -----
AS OF DECEMBER 31, 2003:
  Total Capital To Risk-Weighted
    Assets:
       Big Lake Financial Corporation....  $ 18,473    13.36%  $ 11,062       8.00%            N/A         N/A
       Big Lake National Bank............    17,800    12.92     11,022       8.00        $ 13,777       10.00%
  Tier 1 Capital To Risk-Weighted
    Assets:
       Big Lake Financial Corporation....    16,747    12.11      5,531       4.00             N/A         N/A
       Big Lake National Bank............    16,074    11.66      5,511       4.00           8,266        6.00
  Tier 1 Capital To Average Assets:
       Big Lake Financial Corporation....    16,747     7.39      9,065       4.00             N/A         N/A
       Big Lake National Bank............    16,074     7.10      9,055       4.00          11,320        5.00

                                                                     (continued)

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

(12)  REGULATORY CAPITAL, CONTINUED

                                                                                                TO BE WELL
                                                                                            CAPITALIZED UNDER
                                                                     FOR CAPITAL            PROMPT CORRECTIVE
                                                 ACTUAL           ADEQUACY PURPOSES         ACTION PROVISIONS
                                            ----------------      -----------------         -----------------
                                            AMOUNT     RATIO      AMOUNT      RATIO        AMOUNT        RATIO
                                            ------     -----      ------      -----        ------        -----
AS OF DECEMBER 31, 2002:
  Total Capital To Risk-Weighted
    Assets:
       Big Lake Financial Corporation....  $ 16,528    12.71%    $ 10,402      8.00%           N/A         N/A
       Big Lake National Bank............    15,745    12.20       10,328      8.00       $ 12,910       10.00%
  Tier 1 Capital To Risk-Weighted
    Assets:
       Big Lake Financial Corporation....    14,905    11.46        5,201      4.00            N/A         N/A
       Big Lake National Bank............    14,122    10.94        5,164      4.00          7,746        6.00
  Tier 1 Capital To Average Assets:
       Big Lake Financial Corporation....    14,905     7.06        8,445      4.00            N/A         N/A
       Big Lake National Bank............    14,122     6.70        8,431      4.00         10,535        5.00

(13)  STOCK DIVIDENDS

      On February 19, 2003, the Company's Board of Directors declared a stock dividend payable at a rate of 2.5% of shares issued and outstanding to stockholders of record on February 28, 2003, payable on or before April 1, 2003. Cash in lieu of fractional shares was paid at the rate of $29.50 per share, which was the estimated fair market value at that time. The total cash paid in lieu of fractional shares amounted to approximately $8,000.

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

                                                                     (continued)

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

(14)  EMPLOYMENT AGREEMENT

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

(15)  PREFERRED STOCK

     The Company's articles of incorporation authorize up to 500,000 shares of nonvoting preferred stock at $1 par value. The Board of Directors are further authorized to establish designations, powers, preferences, rights, and other terms for preferred stock by resolution. The Board of Directors, designated 2,000 shares as Redeemable Preferred Stock, Series 1 ("Series 1"). Series 1 shares have no voting or conversion rights and pay no dividends. However, Series 1 shares have preference on liquidation at the rate of $10 per share after January 1, 1987. No shares of preferred stock, including Series 1 shares, have been issued.

(16)  FINANCIAL INSTRUMENTS

    The estimated fair values of the Company's financial instruments were as follows (in thousands):

                                                         AT DECEMBER 31, 2003          AT DECEMBER 31, 2002
                                                         --------------------          --------------------
                                                       CARRYING          FAIR        CARRYING          FAIR
                                                        AMOUNT           VALUE        AMOUNT           VALUE
                                                        ------           -----        ------           -----
Financial assets:
     Cash and cash equivalents..............          $   30,607         30,607        22,452          22,452
     Securities.............................              32,758         32,903        27,801          27,914
     Loans..................................             162,726        162,398       153,968         154,090
     Accrued interest receivable............                 855            855         1,026           1,026
     Federal Home Loan Bank and
         Federal Reserve Bank stock.........                 969            969           728             728

Financial liabilities:
     Deposits...............................             215,383        216,318       194,174         194,689
     Other borrowings.......................               1,760          1,760         2,047           2,047

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are loan commitments, unused lines of credit and standby letters of credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for unfunded loan commitments, available lines of credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

                                                                     (continued)

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

(16)  FINANCIAL INSTRUMENTS, CONTINUED

    Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. In accordance with FIN 45, all fees received for standby letters of credit issued after December 31, 2002 are deferred and recognized on a straight line basis over the term of the letter of credit. The Company has obtained collateral, in the form of residential and commercial real estate, marketable securities and personal property from the customers to whom the letters of credit were issued in an amount in excess of the potential obligation of the Company and if they are required to fund these letters of credit, can liquidate such collateral to recover all amounts paid under the letters of credit. Therefore, the Company has recorded no liability for these letters of credit as of December 31, 2003 or 2002.

    Loan commitments, unused lines of credit and standby letters of credit typically result in loans with a market interest rate when funded. A summary of the amounts of the Company's financial instruments, with off-balance-sheet risk follows at December 31, 2003 (in thousands):

                                                  ESTIMATED
                                      CONTRACT    CARRYING      FAIR
                                       AMOUNT       AMOUNT      VALUE
                                       ------     ---------     -----
Loan commitments ..................    $ 2,685           -           -
                                       =======     =======     =======

Unused lines of credit ............    $ 9,292           -           -
                                       =======     =======     =======

Standby letters of credit .........    $   113           -           -
                                       =======     =======     =======

                                                                     (continued)

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

(17)  PARENT COMPANY ONLY FINANCIAL INFORMATION

    Condensed financial statements for the Holding Company are presented below (in thousands):

                            CONDENSED BALANCE SHEETS

                                                         AT DECEMBER 31,
                                                         ---------------
                                                        2003        2002
                                                        ----        ----
      ASSETS

Cash and cash equivalents ........................     $   189         304
Investment in subsidiary bank ....................      17,206      15,653
Land and Building ................................         440         459
Other assets .....................................          44          32
                                                       -------     -------

      Total ......................................     $17,879      16,448
                                                       =======     =======

      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities ......................................           -          11
Stockholders' equity .............................      17,879      16,437
                                                       -------     -------

      Total ......................................     $17,879      16,448
                                                       =======     =======

                        CONDENSED STATEMENTS OF EARNINGS

                                                       YEAR ENDED
                                                       DECEMBER 31,
                                                       ------------
                                                    2003          2002
                                                    ----          ----
Equity in net earnings of subsidiary bank ....     $ 1,738        1,805
Other income .................................          56           56
Other expenses ...............................         (79)         (82)
                                                   -------      -------

Net earnings .................................     $ 1,715        1,779
                                                   =======      =======

                                                                     (continued)

                  BIG LAKE FINANCIAL CORPORATION AND SUBSIDIARY

(17)  PARENT COMPANY ONLY FINANCIAL INFORMATION, CONTINUED

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                           YEAR ENDED
                                                                           DECEMBER 31,
                                                                           ------------
                                                                        2003          2002
                                                                        ----          ----
Cash flows from operating activities:
    Net earnings .................................................     $ 1,715        1,779
    Adjustment to reconcile net earnings to net cash used in
      operating activities:
       Depreciation ..............................................          19           21
       Equity in undistributed earnings of subsidiary ............      (1,738)      (1,805)
       Other .....................................................         (23)         (14)
                                                                       -------      -------

           Net cash used in operating activities .................         (27)         (19)
                                                                       -------      -------

Cash flows from financing activities:
    Cash paid in lieu of fractional shares .......................         (10)          (9)
    Cash paid for stock repurchase ...............................         (78)           -
                                                                       -------      -------

           Net cash used in financing activities .................         (88)          (9)
                                                                       -------      -------

Decrease in cash and cash equivalents ............................        (115)         (28)

Cash and cash equivalents at beginning of year ...................         304          332
                                                                       -------      -------

Cash and cash equivalents at end of year .........................     $   189          304
                                                                       =======      =======

                          INDEPENDENT AUDITORS' REPORT

Big Lake Financial Corporation
Okeechobee, Florida:

         We have audited the accompanying consolidated balance sheet of Big Lake Financial Corporation and Subsidiary (the "Company") at December 31, 2003 and 2002, and the related consolidated statements of earnings, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

HACKER, JOHNSON & SMITH PA
Tampa, Florida
January 23, 2004

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

                                MARY BETH COOPER
                                    Homemaker

                            H. GILBERT CULBRETH, JR.
                     Owner, Gilbert Chevrolet Company, Inc.

                                 BOBBY H. TUCKER
                         Tucker & Williams (real estate)

                                JOHN B. BOY, JR.
              Accountant/Owner, Boy, Miller, Kisker, & Perry, P.A.

                                  CURTIS S. FRY
                    Owner, Fry Hardware Co. & Canebrake Apts.

                                 ROBERT E. COKER
                    Vice President of Community & Government
                         Affairs, U.S. Sugar Corporation

                               EXECUTIVE OFFICERS

                              EDWIN E. WALPOLE, III
                   Chairman of the Board, President and Chief
                         Executive Officer and Director

                                 JOE G. MULLINS
                       Executive Vice President and Chief
                             Administrative Officer

                                JOHN A. ZELINSKE
                            Senior Vice President and
                             Chief Financial Officer

                               GENERAL INFORMATION

ANNUAL MEETING             The Annual Meeting of the Stockholders will
                           be held at our main office located at 1409 South
                           Parrott Avenue, Okeechobee, Florida, Florida at 4:00
                           P.M., March 18, 2004.

CORPORATE COUNSEL          Smith Mackinnon PA
                           255 South Orange Avenue, Suite 800
                           Orlando,  Florida  32801

INDEPENDENT                Hacker, Johnson & Smith PA
AUDITORS                   Certified Public Accountants
                           500 North Westshore Boulevard, Suite 1000
                           Tampa, Florida  33609

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

                                                   2003                                   2002
                                     -------------------------------       ----------------------------------
                                     HIGH          LOW        SHARES       HIGH           LOW          SHARES
                                     ----          ---        ------       ----           ---          ------
1st Quarter..................       $27.00        27.00         153       $ 34.00        30.00         1,659
2nd Quarter..................        37.00        33.00       6,651         32.00        27.00         5,873
3rd Quarter..................        40.00        27.00       5,279         31.00        30.00           148
4th Quarter..................            -            -           -         31.00        31.00         2,539

We have not paid any cash dividends. The Company had approximately 552 shareholders of record as of December 31, 2003.

                                BANKING LOCATIONS

                                   MAIN OFFICE
                            1409 South Parrott Avenue
                            Okeechobee, Florida 34974

                               LAKE PLACID BRANCH
                             199 North US Highway 27
                           Lake Placid, Florida 33852

                                CLEWISTON BRANCH
                              300 South Berner Road
                            Clewiston, Florida 33440

                               MOORE HAVEN BRANCH
                            6th Street and Highway 27
                           Moore Haven, Florida 33471

                                 LABELLE BRANCH
                               17 North Lee Street
                             LaBelle, Florida 33935

                                 ARCADIA BRANCH
                              1601 East Oak Street
                             Arcadia, Florida 34266

                                 WAUCHULA BRANCH
                              202 North 6th Avenue
                             Wauchula, Florida 33874

                             TREASURE ISLAND BRANCH
                              3180 Highway 441 S.E.
                            Okeechobee, Florida 34974